EXHIBIT 99.1

PART I

Disclosure Regarding Forward-Looking Statements

     This report and other materials the Company has filed or may file with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made, or to be made, by senior management of the Company, contain, or will contain, disclosures which are “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “project,” “continue,” “should” and other comparable terms. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of risks and uncertainties, including those set forth below, that could significantly affect the Company’s current plans and expectations and future financial condition and results.

     The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Shareholders and investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in the Company’s filings and reports.

     Such risks and uncertainties include, among other things, the following risks including those described in more detail below:

•	Changes in the financial condition or corporate strategy of the Company’s tenants;

•	Business conditions and the general economy;

•	The availability of debt and equity capital with favorable terms and conditions;

•	The ability of the Company to invest its capital in quality properties on a timely basis;

•	The federal, state and local regulatory environment; and

•	The ability of the Company to maintain its qualification as a REIT.

Item 1. Business

The Company

     Healthcare Realty Trust Incorporated (“Healthcare Realty” or the “Company”) was incorporated in Maryland in 1993 and is a self-managed and self-administered real estate investment trust (“REIT”) that integrates owning, acquiring, managing and developing income-producing real estate properties and mortgages associated with the delivery of healthcare services throughout the United States.

     The Company acquires existing healthcare facilities and provides property management, leasing and build-to-suit construction projects for qualified healthcare operators. The Company owns a diversified portfolio of healthcare properties, many of which are subject to long-term leases or financial support arrangements. As of March 31, 2005, the Company had investments of approximately $1.9 billion in 246 income-producing real estate properties and mortgages associated with the delivery of healthcare services throughout the United States. At March 31, 2005, the Company’s owned real estate portfolio contained approximately 12.1  million square feet and was comprised of six major facility types located in 29 states. Also, the Company’s mortgage portfolio was comprised of three major facility types, containing approximately 443,000 square feet. At March 31, 2005, the Company provided property management services for 142 healthcare-related properties nationwide, totaling approximately 7.4 million square feet. The Company intends to maintain a portfolio of properties that are focused predominantly on the outpatient services and medical office segments of the healthcare industry and are diversified by tenant, geographic location and facility type.

     The Company is one of the largest fully-integrated real estate companies focused on income-producing real estate properties related to the delivery of healthcare services and is one of the only healthcare REITs focused primarily on medical office buildings and outpatient facilities.

     Healthcare Realty’s strategy is to be a full-service provider of integrated real estate solutions to quality healthcare providers. Consistent with this strategy, the Company seeks to provide a broad spectrum of services needed to own, acquire, manage and develop healthcare properties, including: leasing; construction (primarily build-to-suit); property management; market research; tenant coordination; and financial services.

     The Company was formed as an independent, unaffiliated healthcare REIT. The Company acquires income-producing real estate properties associated with a diverse group of quality healthcare providers in markets where the respective healthcare provider maintains a strong presence. Management believes that the Company has a strategic advantage in providing its services to a more diverse group of healthcare providers because the Company is not affiliated with any healthcare provider and does not expect to be affiliated with any healthcare provider.

     Management believes that diversification reduces the Company’s potential exposure to unsuccessful healthcare service strategies and to a concentration of credit with any one healthcare provider. No healthcare provider accounted for more than 10% of the Company’s revenues during the year ended December 31, 2004.

     As of March 31, 2005, approximately 58% of the Company’s real estate investments consist of properties leased to unaffiliated lessees pursuant to long-term net master lease agreements or subject to financial support agreements with a healthcare sponsor that contractually obligate the sponsoring health system to provide the Company with a minimum return on its investment in the property in return for the right to be involved in tenant selections and other operating decisions concerning the property. Approximately 42% are multi-tenanted properties with occupancy leases, but without other financial support agreements. The Company’s master leases and financial support agreements are generally designed to ensure the continuity of revenues and coverage of costs and expenses relating to the properties by the tenants and the sponsoring healthcare operators. The Company’s recent medical office real estate acquisitions have not had master lease or financial support arrangements with the health systems on whose campuses the acquired properties are located. Rather, the income from such investments is derived solely from rents paid by the occupying tenants, which include physician practices and hospital outpatient operations. While such arrangements do not provide the Company with the ability to seek recourse from a healthcare sponsor, they generally allow the Company to manage rents more profitably. The Company expects this trend to continue given the highly competitive environment for healthcare real estate acquisitions.

     The Company’s leases and property operating agreements were entered into upon the conveyance to the Company of the facilities, and have initial terms of ten to 20 years with, in some cases, one or more renewal terms exercisable by the healthcare provider of five years each. As of March 31, 2005, the weighted average remaining lease term pursuant to these agreements was approximately 6.0 years, with expiration dates through 2022.

     The Company focuses predominantly on outpatient healthcare facilities, which are designed to provide medical services outside of traditional inpatient hospital settings. Management believes the outpatient services segment of the healthcare industry provides the most cost-effective delivery setting and, because of increasing cost pressures, along with technological advances and a heightened focus on preventive medicine, this segment of the healthcare-related real estate market offers the greatest potential for future growth. When compelling opportunities are presented, the Company will invest from time to time in properties associated with the senior living and nursing home industries.

     Construction projects require the Company to provide funding to build facilities on property owned or leased by the Company. In most construction transactions, the Company acts as developer and owner and has approval authority with regard to plans, specifications, budgets and time schedules for the completion of the construction of the property.

     Base rent or support payments under master leases or financial support agreements vary by agreement taking into consideration various factors, including the credit of the property lessee, the healthcare operator, and the operating performance, location, and physical condition of the property. Many of the property agreements contain provisions for additional rent or support payment increases. The existence and nature of provisions for additional payments in any given agreement relate to, among other factors, the financial strength of the respective property lessee, the healthcare operator, or both, as well as other lease terms.

     A number of the Company’s properties are subject to options in favor of the operator to repurchase the properties for the amount of the Company’s investment. Completion of the repurchase is contingent upon the operator having access to funding and certain other matters covered by the applicable contracts. Though repurchases have historically been infrequent, the Company sold nine skilled nursing and senior living properties to an operator in January 2005 for approximately $58.9 million and sold the tenth property to the same operator in May 2005 for approximately $12.1 million. The ten properties covered by the purchase options exercised by this operator comprise approximately $74.9 million ($61.2 million, net) of the Company’s real estate properties and accounted for approximately 3.6% of the Company’s revenues for the year ended December 31, 2004. The Company recognized a gain of approximately $6.1 million in the first quarter of 2005 from the sale of the nine properties and expects to recognize a gain of approximately $1.2 million from the sale of the tenth property in the second quarter of 2005.

     Also, on April 20, 2005, a second senior living operator repurchased five properties it leased from the Company producing net sale proceeds to the Company totaling approximately $53.2 million. The five properties covered by the purchase options exercised by this operator comprise approximately $50.3 million ($42.1 million, net) of the Company’s real estate assets and accounted for approximately 2.5% of the Company’s revenues for the year ended December 31, 2004. The Company does not expect to recognize a significant gain from the sale of these properties.

     As of June 21, 2005, the Company has reinvested approximately $101.3 million of the proceeds from these repurchases, has agreements in place to invest an additional $11.1 million (subject to due diligence and satisfaction of customary conditions), and is continuing to pursue investment opportunities to deploy the remaining proceeds from these repurchases. The Company’s inability to immediately reinvest all of the sales proceeds will have the effect of reducing net income and funds from operations for 2005.

     The Company operates so as to qualify as a REIT for federal income tax purposes. If so qualified, with limited exceptions, the Company will not be subject to corporate federal income tax with respect to net income distributed to its shareholders. See “Federal Income Tax Information” below.

Acquisitions and Dispositions during the Fourth Quarter of 2004 and the First Quarter of 2005

     During the fourth quarter of 2004, a $1.6 million mortgage note was converted into full equity ownership of a skilled nursing facility in Michigan. Also, the Company sold a 69,200 square foot physician clinic in Florida for $5.0 million, a $1.6 million mortgage note was converted into full equity ownership of a skilled nursing facility in Michigan and a $18.8 million mortgage note receivable was repaid in full.

     During the first quarter of 2005, the Company invested in three mortgages totaling $50.4 million. The mortgages are secured by two groups of skilled nursing facilities and a group of assisted living facilities. Also, during the first quarter of 2005, a senior living operator repurchased nine of the ten properties it leased from the Company producing net proceeds to the Company totaling $58.9 million. These nine properties covered by the purchase options exercised by this operator comprised approximately $62.5 million ($59.2 million, net) of the Company’s real estate properties. The Company recognized a gain of approximately $6.1 million from the sale of these nine properties. Finally, the Company sold a comprehensive ambulatory care center in Florida for net proceeds totaling $4.8 million. The Company recognized an impairment charge due to the sale of approximately $25,000. The proceeds received by the Company from the property dispositions were used to fund the three mortgages acquired during the quarter.

Contractual Obligations

     As of December 31, 2004, the Company had long term contractual obligations of approximately $1.4 billion. For a more detailed description of these contractual obligations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Contractual Obligations,” included elsewhere in this report on Form 8-K.

Mortgage Portfolio

     As of March 31, 2005, the Company’s mortgage portfolio totaled $90.3 million. Approximately 53% of the mortgage notes receivable are secured by assisted living facilities, 46% are secured by skilled nursing facilities, and 1% are secured by a medical office building.

     As of March 31, 2005, the weighted average maturity of the mortgage portfolio was approximately 3.7 years, with maturity dates through 2013. Interest rates ranged from 8.75% to 11.70% and are generally adjustable each year to reflect increases in the Consumer Price Index.

Competition

     The Company competes for property acquisitions with, among others: investors; healthcare providers; other healthcare-related REITs; real estate partnerships; and financial institutions. The Company also competes for the construction of new healthcare facilities. The business of constructing new healthcare facilities is highly competitive and is subject to price, construction and operating costs and other competitive pressures upon its profitability.

     The financial performance of all of the Company’s properties is subject to competition from similar properties. Certain operators of other properties may have capital resources in excess of those of the Company or the operators of the Company’s properties. In addition, the extent to which the Company’s properties are utilized depends upon several factors, including the number of physicians using the healthcare facilities or referring patients there, competitive systems of healthcare delivery, and the area’s population, size and composition. Private, federal and state payment programs and other laws and regulations may also have a significant effect on the utilization of the properties. Virtually all of the Company’s properties operate in a competitive environment, and patients and referral sources, including physicians, may change their preferences for a healthcare facility from time to time.

Government Regulation

     The investments made by the Company are with active participants in the healthcare industry. The healthcare industry continues to face rising costs in the delivery of healthcare services, increased competition for patients, constant evaluation of reimbursement levels by private and governmental payors, and scrutiny by federal and state legislative and administrative authorities, thus presenting the industry and its individual participants with uncertainty. The Company believes that these uncertainties present opportunities for the Company to assist in providing solutions to some of these pressures; however, these various changes can affect the economic performance of some or all of its tenants and clients. The Company cannot predict the degree to which these changes may affect the economic performance of the Company, positively or negatively.

     The facilities owned by the Company and the manner in which they are operated are affected by changes in the reimbursement, licensing and certification policies of federal, state and local governments. Facilities may also be affected by changes in accreditation standards or procedures of accrediting agencies that are recognized by governments in the certification process. In addition, expansion (including the addition of new beds or services or acquisition of medical equipment) and occasionally the discontinuation of services of healthcare facilities are, in some states, subjected to state regulatory approval through “certificate of need” laws and regulations.

     Although the Company is not a healthcare provider or in a position to influence the referral of patients or ordering of services reimbursable by the federal government, its leases and subleases must be negotiated at arm’s length for fair market value rental rates. To the extent that a healthcare facility leases space from the Company and, in turn, subleases space to physicians or other referral sources at less than fair market rental rate, the Anti-Kickback Statute (a provision of the Social Security Act addressing illegal remuneration) and the Stark Law (the federal physician self-referral law) could be implicated. The Company’s leases require the lessees to covenant that they will comply with all applicable laws.

     A significant portion of the revenue of healthcare operators is derived from government reimbursement programs, such as Medicare and Medicaid. Although lease payments to the Company are not directly affected by the level of government reimbursement, to the extent that changes in these programs adversely affect healthcare operators, such changes could have an impact on their ability to make lease payments to the Company. The Medicare program is highly regulated and subject to frequent evaluation and change. Fundamental changes in the Medicare program (including the implementation of a prospective payment system for hospital inpatient, hospital outpatient, inpatient rehabilitation and skilled nursing services in which facilities are reimbursed generally a flat or fixed amount) have resulted in a challenging operating environment for healthcare providers. Despite changes in Medicare reimbursement and other regulatory requirements from year to year, the Company expects healthcare providers to continue to adjust to new operating challenges, as they have in the past, by developing stronger standards and modifying their strategies for profitable operations and growth.

     Considerable uncertainties surround the future growth of payment levels under government reimbursement programs. Medicaid growth rates have been lowered in some states with budgetary concerns, and the policy for federal contributions to states may undergo reform in 2005 and 2006. The Medicare Modernization Act of 2003 set positive increases in annual Medicare reimbursement rates for healthcare providers through 2007. However, Congress may amend this policy if pressured to curb high rates of growth in Medicare spending (versus GDP growth), and if the Medicare operating margins of healthcare providers are deemed high enough to absorb a lower rate of growth.

     While conjecture has risen regarding the pressure to implement Medicare savings to ease the federal budget deficit, the Company believes that historical data shows no direct correlation between federal budget deficits and the changes in Medicare reimbursement growth each year. Rather, the highest increases in Medicare spending have occurred in years of low hospital profit margins, which have also happened to be years of high federal deficits. The Company believes that there could be a reversion back to increases more in line with average historical Medicare rates, which would allow significant savings while still providing increases in Medicare funding for healthcare providers. It is possible that future payment rates will not be sufficient to cover cost increases in providing services to patients. Reductions in the growth of government payments could have an adverse impact on healthcare operators’ financial condition and, therefore, could adversely affect the ability of operators to make rental payments.

     Loss by a facility of its ability to participate in government-sponsored programs because of licensing, certification or accreditation deficiencies or because of program exclusion resulting from violations of law would have material adverse effects on facility revenues.

Legislative Developments

     Each year, legislative proposals are introduced or proposed in Congress and in some state legislatures that would affect major changes in the healthcare system, either nationally or at the state level. Among the proposals under consideration are cost controls on state Medicaid reimbursements, healthcare provider cost-containment and quality-control initiatives by public and private payors, refinements to Medicare payment rates and the expiration of certain temporary Medicare add-on reimbursements for skilled nursing facilities, an extension of the moratorium on physician ownership of new specialty hospitals, healthcare coverage for the uninsured, increased scrutiny of medical errors, implementation of the prescription drug benefit for Medicare recipients, tax credits for Health Savings Accounts, re-importation of pharmaceutical drugs, improvements in healthcare information technology, and limits on damages claimed in physician malpractice lawsuits. The Company cannot predict whether any proposals will be adopted or, if adopted, what effect, if any, such proposals would have on the Company’s business.

Environmental Matters

     Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property (such as the Company) may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances (including government fines and injuries to persons and adjacent property). Most, if not all, of these laws, ordinances and regulations contain stringent enforcement provisions including, but not limited to, the authority to impose substantial administrative, civil and criminal fines and penalties upon violators. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner’s liability therefore could exceed the value of the property and/or the aggregate assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner’s ability to sell or lease such property or to borrow using such property as collateral.

     A property can also be negatively impacted either through physical contamination or by virtue of an adverse effect on value, from contamination that has or may have emanated from other properties. Certain of the properties owned by the Company or managed or developed by its property management subsidiary are adjacent to or near properties that contain underground storage tanks or that have released petroleum products or other hazardous or toxic materials into the soils or groundwater.

     Operations of the properties owned, developed or managed by the Company are and will continue to be subject to numerous federal, state, and local environmental laws, ordinances and regulations, including those relating to the following: the generation, segregation, handling, packaging and disposal of medical wastes; air quality requirements related to operations of generators, incineration devices, or sterilization equipment; facility siting and construction; disposal of non-medical wastes and ash from incinerators; and underground storage tanks. Certain properties owned, developed or managed by the Company contain, and others may contain or at one time may have contained, underground storage tanks that are or were used to store waste oils, petroleum products or other hazardous substances. Such underground storage tanks can be the source of releases of hazardous or toxic materials. Operations of nuclear medicine departments at some properties also involve the use and handling, and subsequent disposal of, radioactive isotopes and similar materials, activities which are closely regulated by the Nuclear Regulatory Commission and state regulatory agencies. In addition, several of the properties were built during the period asbestos was commonly used in building construction and other such facilities may be acquired by the Company in the future. The presence of such materials could result in significant costs in the event that any asbestos-containing materials requiring immediate removal and/or encapsulation are located in or on any facilities or in the event of any future renovation activities.

     The Company has had limited environmental site assessments conducted on substantially all of the properties currently owned. These site assessments are limited in scope and provide only an evaluation of potential environmental conditions associated with the property, not compliance assessments of ongoing operations. The Company is not aware of any environmental condition or liability that management believes would have a material adverse effect on the Company’s earnings, expenditures or continuing operations. While it is the Company’s policy to seek indemnification relating to environmental liabilities or conditions, even where sale and purchase agreements do contain such provisions there can be no assurances that the seller will be able to fulfill its indemnification obligations. In addition, the terms of the Company’s leases or financial support agreements do not give the Company control over the operational activities of its lessees or healthcare operators, nor will the Company monitor the lessees or healthcare operators with respect to environmental matters.

Insurance

     Under their leases or financial support agreements, the healthcare operators are required to maintain, at their expense, certain insurance coverages relating to their operations at the leased facilities. In addition, the Company maintains appropriate liability and casualty insurance on its assets and operations. The Company has also obtained title insurance with respect to each of the properties it owns, insuring that the Company holds title to each of the properties free and clear of all liens and encumbrances except those approved by the Company. In the opinion of management of the Company, each of the properties owned by the Company is adequately covered by hazard, liability and business interruption rent insurance.

Employees

     As of June 1, 2005, the Company employed 226 people. The employees are not members of any labor union, and the Company considers its relations with its employees to be excellent.

Federal Income Tax Information

     The Company is and intends to remain qualified as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). As a REIT, the Company’s net income will be exempt from federal taxation to the extent that it is distributed as dividends to shareholders. Distributions to the Company’s shareholders generally will be includable in their income; however, dividends distributed that are in excess of current and/or accumulated earnings and profits will be treated for tax purposes as a return of capital to the extent of a shareholder’s basis and will reduce the basis of the shareholder’s shares.

     Introduction

     The Company is qualified and intends to remain qualified as a REIT for federal income tax purposes under Sections 856 through 860 of the Code. The following discussion addresses the material tax considerations relevant to the taxation of the Company and summarizes certain federal income tax consequences that may be relevant to certain shareholders. However, the actual tax consequences of holding particular securities issued by the Company may vary in light of a securities holder’s particular facts and circumstances. Certain holders, such as tax-exempt entities, insurance companies and financial institutions, are generally subject to special rules. In addition, the following discussion does not address issues under any foreign, state or local tax laws. The tax treatment of a holder of any of the securities issued by the Company will vary depending upon the terms of the specific securities acquired by such holder, as well as the holder’s particular situation, and this discussion does not attempt to address aspects of federal income taxation relating to holders of particular securities of the Company. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The Code, rules, regulations, and administrative and judicial interpretations are all subject to change at any time (possibly on a retroactive basis).

     The Company is organized and is operating in conformity with the requirements for qualification and taxation as a REIT and intends to continue operating so as to enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. The Company’s qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, the various income, asset, distribution, stock ownership and other tests discussed below. Accordingly, the Company cannot guarantee that the actual results of operations for any one taxable year will satisfy such requirements.

     If the Company were to cease to qualify as a REIT, and the statutory relief provisions were found not to apply, the Company’s income that it distributed to shareholders would be subject to the “double taxation” on earnings (once at the corporate level and again at the shareholder level) that generally results from an investment in the equity securities of a corporation. Failure to maintain qualification as a REIT would force the Company to significantly reduce its distributions and possibly incur substantial indebtedness or liquidate substantial investments in order to pay the resulting corporate taxes. In addition, the Company, once having obtained REIT status and having thereafter lost such status, would not be eligible to reelect REIT status for the four subsequent taxable years, unless its failure to maintain its qualification was due to reasonable cause and not willful neglect and certain other requirements were satisfied. In order to elect again to be taxed as a REIT, just as with its original election, the Company would be required to distribute all of its earnings and profits accumulated in any non-REIT taxable year.

     Taxation of the Company

     As long as the Company remains qualified to be taxed as a REIT, it generally will not be subject to federal income taxes on that portion of its ordinary income or capital gain that is currently distributed to shareholders.

     However, the Company will be subject to federal income tax as follows:

•	The Company will be taxed at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gains.

•	Under certain circumstances, the Company may be subject to the “alternative minimum tax” on its items of tax preference, if any.

•	If the Company has (i) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest regular corporate rate.

•	Any net income that the Company has from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business) will be subject to a 100% tax.

•	If the Company should fail to satisfy either the 75% or 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a percentage tax calculated by the ratio of REIT taxable income to gross income with certain adjustments multiplied by the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test.

•	If the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, then the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

•	To the extent that the Company recognizes gain from the disposition of an asset with respect to which there existed “built-in gain” upon its acquisition by the Company from a C corporation in a carry-over basis transaction and such disposition occurs within a maximum ten-year recognition period beginning on the date on which it was acquired by the Company, the Company will be subject to federal income tax at the highest regular corporate rate on the amount of its “net recognized built-in gain.”

•	To the extent that the Company has net income from a taxable REIT subsidiary (“TRS”), the TRS will be subject to federal corporate income tax in much the same manner as other non-REIT C corporations, with the exceptions that the deductions for debt and rental payments made by the TRS to the Company will be limited and a 100% excise tax may be imposed on transactions between the TRS and the Company or the Company’s tenants that are not conducted on an arm’s length basis. A TRS is a corporation in which a REIT owns stock, directly or indirectly, and for which both the REIT and the corporation have made TRS elections.

     Requirements for Qualification as a REIT

     To qualify as a REIT for a taxable year, the Company must have no earnings and profits accumulated in any non-REIT year. The Company also must elect or have in effect an election to be taxed as a REIT and must meet other requirements, some of which are summarized below, including percentage tests relating to the sources of its gross income, the nature of the Company’s assets and the distribution of its income to shareholders. Such election, if properly made and assuming continuing compliance with the qualification tests described herein, will continue in effect for subsequent years.

     Organizational Requirements and Share Ownership Tests

     Section 856(a) of the Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable, but for Sections 856 through 860 of the Code, as a domestic corporation;

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons, determined without reference to any rules of attribution (the “share ownership test”);

(6)	that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) (the “five or fewer test”); and

(7)	that meets certain other tests, described below, regarding the nature of its income and assets.

     Section 856(b) of the Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of fewer than 12 months. The five or fewer test and the share ownership test do not apply to the first taxable year for which an election is made to be treated as a REIT.

     The Company is also required to request annually (within 30 days after the close of its taxable year) from record holders of specified percentages of its shares written information regarding the ownership of such shares. A list of shareholders failing to fully comply with the demand for the written statements is required to be maintained as part of the Company’s records required under the Code. Rather than responding to the Company, the Code allows the shareholder to submit such statement to the IRS with the shareholder’s tax return.

     The Company has issued shares to a sufficient number of people to allow it to satisfy the share ownership test and the five or fewer test. In addition, to assist in complying with the five or fewer test, the Company’s Articles of Incorporation contain provisions restricting share transfers where the transferee (other than specified individuals involved in the formation of the Company, members of their families and certain affiliates, and certain other exceptions) would, after such transfer, own (a) more than 9.9% either in number or value of the outstanding common stock of the Company or (b) more than 9.9% either in number or value of any outstanding preferred stock of the Company. Pension plans and certain other tax-exempt entities have different restrictions on ownership. If, despite this prohibition, stock is acquired increasing a transferee’s ownership to over 9.9% in value of either the outstanding common stock or any preferred stock of the Company, the stock in excess of this 9.9% in value is deemed to be held in trust for transfer at a price that does not exceed what the purported transferee paid for the stock, and, while held in trust, the stock is not entitled to receive dividends or to vote. In addition, under these circumstances, the Company also has the right to redeem such stock.

     For purposes of determining whether the five or fewer test (but not the share ownership test) is met, any stock held by a qualified trust (generally, pension plans, profit-sharing plans and other employee retirement trusts) is, generally, treated as held directly by the trust’s beneficiaries in proportion to their actuarial interests in the trust and not as held by the trust.

     Income Tests

     In order to maintain qualification as a REIT, two gross income requirements must be satisfied annually.

•	First, at least 75% of the Company’s gross income (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business) must be derived from “rents from real property;” “interest on obligations secured by mortgages on real property or on interests in real property;” gain (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business) from the sale or other disposition of, and certain other gross income related to, real property (including interests in real property and in mortgages on real property); and income received or accrued within one year of the Company’s receipt of, and attributable to the temporary investment of, “new capital” (any amount received in exchange for stock other than through a dividend reinvestment plan or in a public offering of debt obligations having maturities of at least five years).

•	Second, at least 95% of the Company’s gross income (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business) must be derived from dividends; interest; “rents from real property;” gain (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business) from the sale or other disposition of, and certain other gross income related to, real property (including interests in real property and in mortgages on real property); and gain from the sale or other disposition of stock and securities.

     The Company may temporarily invest its working capital in short-term investments. Although the Company will use its best efforts to ensure that income generated by these investments will be of a type that satisfies the 75% and 95% gross income tests, there can be no assurance in this regard (see the discussion above of the “new capital” rule under the 75% gross income test).

     For an amount received or accrued to qualify for purposes of an applicable gross income test as “rents from real property” or “interest on obligations secured by mortgages on real property or on interests in real property,” the determination of such amount must not depend in whole or in part on the income or profits derived by any person from such property (except that such amount may be based on a fixed percentage or percentages of receipts or sales). In addition, for an amount received or accrued to qualify as “rents from real property,” such amount may not be received or accrued directly or indirectly from a person in which the Company owns directly or indirectly 10% or more of, in the case of a corporation, the total voting power of all voting stock or the total value of all stock, and, in the case of an unincorporated entity, the assets or net profits of such entity (except for certain amounts received or accrued from a TRS in connection with property substantially rented to persons other than TRS of the Company and other 10%-or-more owned persons). The Company leases and intends to lease property only under circumstances such that substantially all, if not all, rents from such property qualify as “rents from real property.” Although it is possible that a tenant could sublease space to a sublessee in which the Company is deemed to own directly or indirectly 10% or more of the tenant, the Company believes that as a result of the provisions of the Company’s Articles of Incorporation that limit ownership to 9.9%, such occurrence would be unlikely. Application of the 10% ownership rule is, however, dependent upon complex attribution rules provided in the Code and circumstances beyond the control of the Company. Ownership, directly or by attribution, by an unaffiliated third party of more than 10% of the Company’s stock and more than 10% of the stock of any tenant or subtenant would result in a violation of the rule.

     In addition, the Company must not manage its properties or furnish or render services to the tenants of its properties, except through an independent contractor from whom the Company derives no income unless (i) the Company is performing services that are usually or customarily furnished or rendered in connection with the rental of space for occupancy only and the services are of the sort that a tax-exempt organization could perform without being considered in receipt of unrelated business taxable income or (ii) the income earned by the Company for other services furnished or rendered by the Company to tenants of a property or for the management or operation of the property does not exceed a de minimis threshold generally equal to 1% of the income from such property. The Company self-manages some of its properties, but does not believe it provides services to tenants that are outside the exception.

     If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Generally, this 15% test is applied separately to each lease. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the property that is rented. The determination of what fixtures and other property constitute personal property for federal tax purposes is difficult and imprecise. The Company does not have 15% by value of any of its properties classified as personal property. If, however, rent payments do not qualify, for reasons discussed above, as rents from real property for purposes of Section 856 of the Code, it will be more difficult for the Company to meet the 95% and 75% gross income tests and continue to qualify as a REIT.

     The Company is and expects to continue performing third-party management and development services. If the gross income to the Company from this or any other activity producing disqualified income for purposes of the 95% or 75% gross income tests approaches a level that could potentially cause the Company to fail to satisfy these tests, the Company intends to take such corrective action as may be necessary to avoid failing to satisfy the 95% or 75% gross income tests.

     If the Company were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions would generally be available if the Company’s failure to meet such test or tests was due to reasonable cause and not to willful neglect, if the Company attaches a schedule of the sources of its income to its return, and if any incorrect information on the schedule was not due to fraud with an intent to evade tax. It is not possible, however, to know whether the Company would be entitled to the benefit of these relief provisions since the application of the relief provisions is dependent on future facts and circumstances. If these provisions were to apply, the Company would be subjected to tax equal to a percentage tax calculated by the ratio of REIT taxable income to gross income with certain adjustments multiplied by the gross income attributable to the greater of the amount by which the Company failed either of the 75% or the 95% gross income tests.

     Asset Tests

     At the close of each quarter of its taxable year, the Company must also satisfy four tests relating to the nature of its assets.

•	At least 75% of the value of the Company’s total assets must consist of real estate assets (including interests in real property and interests in mortgages on real property as well as its allocable share of real estate assets held by joint ventures or partnerships in which the Company participates), cash, cash items and government securities.

•	Not more than 25% of the Company’s total assets may be represented by securities other than those includable in the 75% asset class.

•	Not more than 20% of the Company’s total assets may be represented by securities of affiliated TRS.

•	Of the investments included in the 25% asset class, except for TRS, the value of any one issuer’s securities owned by the Company may not exceed 5% of the value of the Company’s total assets, and the Company may not own more than 10% of any one issuer’s outstanding voting securities. Securities issued by affiliated qualified REIT subsidiaries (“QRS”), which are corporations wholly owned by the Company, either directly or indirectly, that are not TRS, are not subject to the 25% of total assets limit, the 5% of total assets limit or the 10% of a single issuer’s voting securities limit. The existence of QRS are ignored, and the assets, income, gain, loss and other attributes of the QRS are treated as being owned or generated by the Company, for federal income tax purposes. The Company currently has 50 subsidiaries and other affiliates that it employs in the conduct of its business.

     If the Company meets the 25% requirement at the close of any quarter, it will not lose its status as a REIT because of a change in value of its assets unless the discrepancy exists immediately after the acquisition of any security or other property that is wholly or partly the result of an acquisition during such quarter. Where a failure to satisfy the 25% asset test results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of such quarter. The Company maintains adequate records of the value of its assets to maintain compliance with the 25% asset test and to take such action as may be required to cure any failure to satisfy the test within 30 days after the close of any quarter.

     Distribution Requirement

     In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount equal to or greater than the excess of (a) the sum of (i) 90% of the Company’s “real estate investment trust taxable income” (computed without regard to the dividends paid deduction and the Company’s net capital gain) and (ii) 90% of the net income (after tax on such income), if any, from foreclosure property, over (b) the sum of certain non-cash income (from certain imputed rental income and income from transactions inadvertently failing to qualify as like-kind exchanges). These requirements may be waived by the Internal Revenue Service (“IRS”) if the Company establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax described below. To the extent that the Company does not distribute all of its net long-term capital gain and all of its “real estate investment trust taxable income,” it will be subject to tax thereon. In addition, the Company will be subject to a 4% excise tax to the extent it fails within a calendar year to make “required distributions” to its shareholders of 85% of its ordinary income and 95% of its capital gain net income plus the excess, if any, of the “grossed up required distribution” for the preceding calendar year over the amount treated as distributed for such preceding calendar year. For this purpose, the term “grossed up required distribution” for any calendar year is the sum of the taxable income of the Company for the taxable year (without regard to the deduction for dividends paid) and all amounts from earlier years that are not treated as having been distributed under the provision. Dividends declared in the last quarter of the year and paid during the following January will be treated as having been paid and received on December 31 of such earlier year. The Company’s distributions for 2004 were adequate to satisfy its distribution requirement.

     It is possible that the Company, from time to time, may have insufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and the actual payment of deductible expenses or dividends on the one hand and the inclusion of such income and deduction of such expenses or dividends in arriving at “real estate investment trust taxable income” on the other hand. The problem of not having adequate cash to make required distributions could also occur as a result of the repayment in cash of principal amounts due on the Company’s outstanding debt, particularly in the case of “balloon” repayments or as a result of capital losses on short-term investments of working capital. Therefore, the Company might find it necessary to arrange for short-term, or possibly long-term, borrowing or new equity financing. If the Company were unable to arrange such borrowing or financing as might be necessary to provide funds for required distributions, its REIT status could be jeopardized.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in the Company’s deduction for dividends paid for the earlier year. The Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company might in certain circumstances remain liable for the 4% excise tax described above.

     Federal Income Tax Treatment of Leases

     The availability to the Company of, among other things, depreciation deductions with respect to the facilities owned and leased by the Company depends upon the treatment of the Company as the owner of the facilities and the classification of the leases of the facilities as true leases, rather than as sales or financing arrangements, for federal income tax purposes. The Company has not requested nor has it received an opinion that it will be treated as the owner of the portion of the facilities constituting real property and that the leases will be treated as true leases of such real property for federal income tax purposes.

     Other Issues

     With respect to property acquired from and leased back to the same or an affiliated party, the IRS could assert that the Company realized prepaid rental income in the year of purchase to the extent that the value of the leased property exceeds the purchase price paid by the Company for that property. In litigated cases involving sale-leasebacks which have considered this issue, courts have concluded that buyers have realized prepaid rent where both parties acknowledged that the purported purchase price for the property was substantially less than fair market value and the purported rents were substantially less than the fair market rentals. Because of the lack of clear precedent and the inherently factual nature of the inquiry, the Company cannot give complete assurance that the IRS could not successfully assert the existence of prepaid rental income in such circumstances. The value of property and the fair market rent for properties involved in sale-leasebacks are inherently factual matters and always subject to challenge.

     Additionally, it should be noted that Section 467 of the Code (concerning leases with increasing rents) may apply to those leases of the Company that provide for rents that increase from one period to the next. Section 467 provides that in the case of a so-called “disqualified leaseback agreement,” rental income must be accrued at a constant rate. If such constant rent accrual is required, the Company would recognize rental income in excess of cash rents and, as a result, may fail to have adequate funds available to meet the 90% dividend distribution requirement. “Disqualified leaseback agreements” include leaseback transactions where a principal purpose of providing increasing rent under the agreement is the avoidance of federal income tax. Since the Section 467 regulations provide that rents will not be treated as increasing for tax avoidance purposes where the increases are based upon a fixed percentage of lessee receipts, additional rent provisions of leases containing such clauses should not result in these leases being disqualified leaseback agreements. In addition, the Section 467 regulations provide that leases providing for fluctuations in rents by no more than a reasonable percentage, which is 15% for long-term real property leases, from the average rent payable over the term of the lease will be deemed to not be motivated by tax avoidance. The Company does not believe it has rent subject to the disqualified leaseback provisions of Section 467.

     Subject to a safe harbor exception for annual sales of up to seven properties (or properties with a basis of up to 10% of the REIT’s assets) that have been held for at least four years, gain from sales of property held for sale to customers in the ordinary course of business is subject to a 100% tax. The simultaneous exercise of options to acquire leased property that may be granted to certain tenants or other events could result in sales of properties by the Company that exceed this safe harbor. However, the Company believes that in such event, it will not have held such properties for sale to customers in the ordinary course of business.

     Depreciation of Properties

     For federal income tax purposes, the Company’s real property is being depreciated over 31.5, 39 or 40 years using the straight-line method of depreciation and its personal property over various periods utilizing accelerated and straight-line methods of depreciation.

     Failure to Qualify as a REIT

     If the Company were to fail to qualify for federal income tax purposes as a REIT in any taxable year, and the relief provisions were found not to apply, the Company would be subject to tax on its taxable income at regular corporate rates (plus any applicable alternative minimum tax). Distributions to shareholders in any year in which the Company failed to qualify would not be deductible by the Company nor would they be required to be made. In such event, to the extent of current and/or accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income, including, presumably, subject to the 15% maximum rate on dividends created by the Jobs and Growth Tax Relief Reconciliation Act of 2003, and, subject to certain limitations in the Code, eligible for the 70% dividends received deduction for corporations that are REIT shareholders. Unless entitled to relief under specific statutory provisions, the Company would also be disqualified from taxation as a REIT for the following four taxable years. It is not possible to state whether in all circumstances the Company would be entitled to statutory relief from such disqualification. Failure to qualify for even one year could result in the Company’s incurring substantial indebtedness (to the extent borrowings were feasible) or liquidating substantial investments in order to pay the resulting taxes.

     Taxation of Tax-Exempt Shareholders

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees’ pension trust do not constitute “unrelated business taxable income,” even though the REIT may have financed certain of its activities with acquisition indebtedness. Although revenue rulings are interpretive in nature and are subject to revocation or modification by the IRS, based upon the revenue ruling and the analysis therein, distributions made by the Company to a U.S. shareholder that is a tax-exempt entity (such as an individual retirement account (“IRA”) or a 401(k) plan) should not constitute unrelated business taxable income unless such tax-exempt U.S. shareholder has financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code, or the shares are otherwise used in an unrelated trade or business conducted by such U.S. shareholder.

     Special rules apply to certain tax-exempt pension funds (including 401(k) plans but excluding IRAs or government pension plans) that own more than 10% (measured by value) of a “pension-held REIT.” Such a pension fund may be required to treat a certain percentage of all dividends received from the REIT during the year as unrelated business taxable income. The percentage is equal to the ratio of the REIT’s gross income (less direct expenses related thereto) derived from the conduct of unrelated trades or businesses determined as if the REIT were a tax-exempt pension fund, to the REIT’s gross income (less direct expenses related thereto) from all sources. The special rules will not apply to require a pension fund to recharacterize a portion of its dividends as unrelated business taxable income unless the percentage computed is at least 5%.

     A REIT will be treated as a “pension-held REIT” if the REIT is predominantly held by tax-exempt pension funds and if the REIT would otherwise fail to satisfy the five or fewer test discussed above. A REIT is predominantly held by tax-exempt pension funds if at least one tax-exempt pension fund holds more than 25% (measured by value) of the REIT’s stock or beneficial interests, or if one or more tax-exempt pension funds (each of which owns more than 10% (measured by value) of the REIT’s stock or beneficial interests) own in the aggregate more than 50% (measured by value) of the REIT’s stock or beneficial interests. The Company believes that it will not be treated as a pension-held REIT. However, because the shares of the Company will be publicly traded, no assurance can be given that the Company is not or will not become a pension-held REIT.

     Taxation of Non-U.S. Shareholders

     The rules governing United States federal income taxation of any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created in the United States or under the laws of the United States or of any state thereof, (iii) an estate whose income is includable in income for U.S. federal income tax purposes regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust (“Non-U.S. Shareholders”) are highly complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of United States federal, state, and local income tax laws on an investment in stock of the Company, including any reporting requirements.

     In general, Non-U.S. Shareholders are subject to regular United States income tax with respect to their investment in stock of the Company in the same manner as a U.S. shareholder if such investment is “effectively connected” with the Non-U.S. Shareholder’s conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income with respect to its investment in stock of the Company that is (or is treated as) effectively connected with the conduct of a trade or business in the United States also may be subject to the 30% branch profits tax imposed by the Code, which is payable in addition to regular United States corporate income tax. The following discussion addresses only the United States taxation of Non-U.S. Shareholders whose investment in stock of the Company is not effectively connected with the conduct of a trade or business in the United States.

     Ordinary Dividends

     Distributions made by the Company that are not attributable to gain from the sale or exchange by the Company of United States real property interests and that are not designated by the Company as capital gain dividends will be treated as ordinary income dividends to the extent made out of current or accumulated earnings and profits of the Company. Generally, such ordinary income dividends will be subject to United States withholding tax at the rate of 30% on the gross amount of the dividend paid unless reduced or eliminated by an applicable United States income tax treaty. The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless a lower treaty rate applies and the Non-U.S. Shareholder has filed an IRS Form 1001 with the Company, certifying the Non-U.S. Shareholder’s entitlement to treaty benefits.

     Non-Dividend Distributions

     Distributions made by the Company in excess of its current and accumulated earnings and profits to a Non-U.S. Shareholder who holds 5% or less of the stock of the Company (after application of certain ownership rules) will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of the Company’s current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to a dividend distribution. However, the Non-U.S. Shareholder may seek a refund from the IRS of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of the Company’s then current and accumulated earnings and profits.

     Capital Gain Dividends

     As long as the Company continues to qualify as a REIT, distributions made by the Company after December 31, 2004, that are attributable to gain from the sale or exchange by the Company of any United States real property interests (“USRPI”) will not be treated as effectively connected with the conduct of a trade or business in the United States. Instead, such distributions will be treated as REIT dividends that are not capital gains and will not be subject to the branch profits tax as long as the Non-U.S. Shareholder does not hold greater than 5% of the stock of the Company at any time during the taxable year in which the distribution is received. Non-U.S. Shareholders who hold more than 5% of the stock of the Company will be treated as if such gains were effectively connected with the conduct of a trade or business in the United States and generally subject to the same capital gains rates applicable to U.S. Shareholders. In addition, corporate Non-U.S. Shareholders may also be subject to the 30% branch profits tax and to withholding at the rate of 35% of the gross distribution.

     Disposition of Stock of the Company

     Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of stock of the Company generally will not be subject to United States taxation unless such stock constitutes a USRPI within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) . The stock of the Company will not constitute a USRPI so long as the Company is a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock or beneficial interests are held directly or indirectly by Non-U.S. Shareholders. The Company believes that it will be a “domestically controlled REIT,” and therefore that the sale of stock of the Company will not be subject to taxation under FIRPTA. However, because the stock of the Company is publicly traded, no assurance can be given that the Company is or will continue to be a “domestically controlled REIT.” Notwithstanding the foregoing, gain from the sale or exchange of stock of the Company that is not otherwise subject to FIRPTA will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual’s gain.

     If the Company did not constitute a “domestically controlled REIT,” gain arising from the sale or exchange by a Non-U.S. Shareholder of stock of the Company would be subject to United States taxation under FIRPTA as a sale of a USRPI unless (i) the stock of the Company is “regularly traded” (as defined in the applicable Treasury regulations) and (ii) the selling Non-U.S. Shareholder’s interest (after application of certain constructive ownership rules) in the Company is 5% or less at all times during the five years preceding the sale or exchange. If gain on the sale or exchange of the stock of the Company were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Shareholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock of the Company (including the Company) would be required to withhold and remit to the IRS 10% of the purchase price. Additionally, in such case, distributions on the stock of the Company to the extent they represent a return of capital or capital gain from the sale of the stock of the Company, rather than dividends, would be subject to a 10% withholding tax.

     Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Shareholder in two cases:

•	if the Non-U.S. Shareholder’s investment in the stock of the Company is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or

•	if the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

     Information Reporting Requirements and Backup Withholding Tax

     The Company will report to its U.S. shareholders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding, currently at a rate of 28% on dividends paid unless such U.S. shareholder

•	is a corporation or falls within certain other exempt categories and, when required, can demonstrate this fact, or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. shareholder’s federal income tax liability. In addition, the Company may be required to withhold a portion of any capital gain distributions made to U.S. shareholders who fail to certify their non-foreign status to the Company.

     Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders, and Non-U.S. Shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

     State and Local Taxes

     The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective holders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the stock of the Company.

     Real Estate Investment Trust Tax Proposals

     Investors must recognize that the present federal income tax treatment of the Company may be modified by future legislative, judicial or administrative actions or decisions at any time, which may be retroactive in effect, and, as a result, any such action or decision may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood as to passage of any new tax legislation or other provisions either directly or indirectly affecting the Company or its shareholders.

     Other Tax Proposals and Legislation

     On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This tax legislation reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008) Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because a REIT is not generally subject to federal income tax on the portion of its REIT taxable income or capital gains distributed to its shareholders, distributions of dividends by a REIT are generally not eligible for the new 15% tax rate on dividends. As a result the Company’s ordinary REIT dividends will continue to be taxed at the higher tax rates (currently, a maximum of 35%) applicable to ordinary income.

     More recently, the American Jobs Creation Act of 2004 was signed into law on October 22, 2004. The most significant changes affecting REITs provide for additional safe harbors and tests should a REIT determine that it is not in compliance with certain REIT qualification requirements. These changes make it easier for a REIT to maintain REIT status should there be any current qualification issues as of a specific test date.

ERISA Considerations

     The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a holder of stock of the Company. This discussion does not propose to deal with all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan shareholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental plans and church plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to state law requirements) in light of their particular circumstances.

     A fiduciary making the decision to invest in stock of the Company on behalf of a prospective purchaser which is an ERISA plan, a tax-qualified retirement plan, an IRA or other employee benefit plan is advised to consult its own legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Code, and (to the extent not preempted) state law with respect to the purchase, ownership or sale of stock by such plan or IRA.

     Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs

     Each fiduciary of an employee benefit plan subject to Title I of ERISA (an “ERISA Plan”) should carefully consider whether an investment in stock of the Company is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require (i) an ERISA Plan’s investments to be prudent and in the best interests of the ERISA Plan, its participants and beneficiaries, (ii) an ERISA Plan’s investments to be diversified in order to reduce the risk of large losses, unless it is clearly prudent not to do so, (iii) an ERISA Plan’s investments to be authorized under ERISA and the terms of the governing documents of the ERISA Plan and (iv) that the fiduciary not cause the ERISA Plan to enter into transactions prohibited under Section 406 of ERISA. In determining whether an investment in stock of the Company is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA Plan and the liquidity and current return of the ERISA Plan’s portfolio. A fiduciary should also take into account the nature of the Company’s business, the length of the Company’s operating history and other matters described below under “Risk Factors.”

     The fiduciary of an IRA or of an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees (a “Non-ERISA Plan”) should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents, not prohibited under Section 4975 of the Code and permitted under applicable state law.

     Status of the Company under ERISA

     A prohibited transaction may occur if the assets of the Company are deemed to be assets of the investing Plans and “parties in interest” or “disqualified persons” as defined in ERISA and Section 4975 of the Code, respectively, deal with such assets. In certain circumstances where a Plan holds an interest in an entity, the assets of the entity are deemed to be Plan assets (the “look-through rule”). Under such circumstances, any person that exercises authority or control with respect to the management or disposition of such assets is a Plan fiduciary. Plan assets are not defined in ERISA or the Code, but the United States Department of Labor issued regulations in 1987 (the “Regulations”) that outline the circumstances under which a Plan’s interest in an entity will be subject to the look-through rule.

     The Regulations apply only to the purchase by a Plan of an “equity interest” in an entity, such as common stock or common shares of beneficial interest of a REIT. However, the Regulations provide an exception to the look-through rule for equity interests that are “publicly-offered securities.”

     Under the Regulations, a “publicly-offered security” is a security that is (i) freely transferable, (ii) part of a class of securities that is widely-held and (iii) either (a) part of a class of securities that is registered under section 12(b) or 12(g) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or (b) sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such longer period allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Generally, if the security is part of an offering in which the minimum investment is $10,000 or less, any restriction on or prohibition against any transfer or assignment of such security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not of itself prevent the security from being considered freely transferable. A class of securities is considered “widely-held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another.

     The Company believes that the stock of the Company will meet the criteria of the publicly-offered securities exception to the look-through rule in that the stock of the Company is freely transferable, the minimum investment is less than $10,000 and the only restrictions upon its transfer are those required under federal income tax laws to maintain the Company’s status as a REIT. Second, stock of the Company is held by 100 or more investors and at least 100 or more of these investors are independent of the Company and of one another. Third, the stock of the Company has been and will be part of offerings of securities to the public pursuant to an effective registration statement under the Securities Act and will be registered under the Exchange Act within 120 days after the end of the fiscal year of the Company during which an offering of such securities to the public occurs. Accordingly, the Company believes that if a Plan purchases stock of the Company, the Company’s assets should not be deemed to be Plan assets and, therefore, that any person who exercises authority or control with respect to the Company’s assets should not be treated as a Plan fiduciary for purposes of the prohibited transaction rules of ERISA and Section 4975 of the Code.

Available Information

     The Company makes available to the public free of charge through its internet website the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the Securities and Exchange Commission. The Company’s internet website address is http://www.healthcarerealty.com. The Company is not including the information contained on the Company’s website as part of, or incorporating it by reference into, this report on Form 8-K.

     The public may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains electronic versions of the Company’s reports on its website at www.sec.gov.

     Corporate Governance Guidelines

     The Company has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on the Company’s website (www.healthcarerealty.com) and are available in print to any shareholder who requests a copy.

     Committee Charters

     The Board of Directors has an Audit Committee, Compensation Committee and Corporate Governance Committee. The Board of Directors has adopted written charters for each committee, which are posted on the Company’s website (www.healthcarerealty.com) and are available in print to any shareholder who requests a copy.

Risk Factors

     The following are some of the risks and uncertainties, in addition to those previously described elsewhere in this report on Form 8-K, that could cause the Company’s actual financial condition, results of operations, business and prospects to differ materially from those contemplated by the forward-looking statements contained in this report or the Company’s other filings with the SEC. If any of the following risks actually occurred, the Company’s business, financial condition and operating results could suffer, and the trading price of its Common Stock could decline.

     At times, the Company may have excess cash. A delay in investing cash available to it in suitable properties could adversely affect the Company’s future revenues and its ability to increase dividends to shareholders; there is considerable competition in the Company’s market for attractive investments.

     From time to time, the Company will have cash available from various sources, including (1) the proceeds of sales of shares of its securities, (2) principal payments on its mortgage investments, and (3) the sale of its properties, including non-elective dispositions, under the terms of master leases or similar financial support arrangements. The Company must invest these proceeds, on a timely basis and at comparable yields, in other healthcare investments or in qualified short-term investments. The Company competes for real estate investments with a broad variety of potential investors. This competition for investments may negatively affect the Company’s ability to make timely investments on acceptable terms. While funds are unused for property investments, they are invested in short-term obligations which have been at historically low yields. Accordingly, delays in utilizing excess cash to acquire properties will negatively impact revenues and perhaps the Company’s ability to increase its distributions to shareholders.

     At other times, the Company may have limited access to capital, which will slow the Company’s growth.

     A REIT is required to make dividend distributions and retains little capital for growth. As a result, a REIT is required to grow through the steady investment of new capital in real estate assets. Presently, capital is readily available to the Company. However, there will be times when the Company will have limited access to capital from the equity and/or debt markets. During such periods, virtually all of the Company’s available capital will be required to meet existing commitments and to reduce existing debt. The Company may not be able to obtain additional equity or debt capital or dispose of assets on favorable terms, if at all, at the time it requires additional capital to acquire healthcare properties on a competitive basis or to meet its obligations.

     Adverse trends in the healthcare service industry may negatively affect the lease revenues and values of the Company’s investments.

     The healthcare service industry is currently experiencing:

•	Changing trends in the method of delivery of healthcare services;

•	Competition among healthcare providers for patients;

•	Increased expense for uninsured patients;

•	Increased liability insurance expense;

•	Continuing pressure by private and governmental payors to contain costs and reimbursements; and

•	Increased scrutiny and formal investigations by federal and state authorities.

These changes can adversely affect the economic performance of some or all of the tenants and sponsors who provide financial support to the Company’s investments and, in turn, negatively impact the lease revenues and the value of the Company’s property investments.

     As of March 31, 2005, nine healthcare occupants accounted for 25.1% of the Company’s real estate portfolio, based on occupied square footage, which would magnify the negative effect on the Company if a larger occupant were to suffer financial hardships.

     Currently, approximately 25.1% of the Company’s real estate portfolio is leased to, or supported by its nine largest healthcare occupants. To varying degrees, these occupants have experienced the pressures listed above. Any financial problems experienced by these occupants would negatively impact the support arrangements that the Company has with these occupants and require the Company to rely solely upon rental revenue from occupant tenants in the event that the occupants’ financial problems significantly deteriorated their earnings and ability to meet support commitments. If the Company is required to rely solely upon tenant occupants with respect to one or more properties, it will experience the typical risks associated with real estate investments enjoying no supplemental credit support, including competition for individual tenants and the renewal or roll-over of existing leases. Conversely, if the inpatient occupancy rate at a hospital near a Company facility deteriorated to a level at which operating cash flows would be insufficient to cover the payments to the Company, the Company would have to rely upon the general credit of the occupant or the related guarantor, if any.

     A failure to maintain or increase the Company’s dividend could reduce the market price of its stock.

     The Company has raised its quarterly dividend each consecutive quarter since its initial public offering. The ability to maintain or raise its dividend is dependent, to a large part, on growth of funds from operations. This growth in turn depends upon increased revenues from additional investments, rental increases and income from administrative and management services. In addition, the Company is subject to financial covenant restrictions under agreements with its lenders that limit dividend payments as a percentage of FFO. There can be no assurance that the Company will be able to increase FFO sufficiently to maintain the historical practice of quarterly dividend increases.

     If a provider lost its licensure or certification, the Company would have to obtain another provider for the affected facility.

     Healthcare providers are subject to federal and state laws and regulations, which govern financial and other arrangements between healthcare operators. While the Company’s management services provide guidance for compliance with fraud and abuse statutes, the Company has no direct control over its tenants’ ability to meet the numerous state and federal regulatory requirements. If a tenant does not continue to meet all regulatory requirements, such tenant may lose its ability to provide or bill for healthcare services. If the Company could not attract another healthcare provider on a timely basis or on acceptable terms, the Company’s revenues would suffer. In addition, many of the Company’s properties are special-purpose facilities that may not be easily adaptable to uses unrelated to healthcare. Transfers of operations of healthcare facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and real estate.

     Failure to maintain its status as a REIT, even in one taxable year, could cause the Company to reduce its dividends dramatically.

     The Company intends to qualify at all times as a REIT under the Code. If in any taxable year the Company does not qualify as a REIT, it would be taxed as a corporation. As a result, the Company could not deduct its distributions to the shareholders in computing its taxable income. Depending upon the circumstances, a REIT that loses its qualification in one year may not be eligible to re-qualify during the four succeeding years. Further, certain transactions or other events could lead to the Company being taxed at rates ranging from four to 100 percent on certain income or gains.

     The Company owns facilities that are operated by companies that have experienced regulatory and legal problems.

     The United States Department of Justice and Securities and Exchange Commission have accused HealthSouth Corporation and several of its officers, including its former Chief Executive Officer, of overstating earnings and assets included in HealthSouth’s financial statements. The Company owns 27 facilities that are affiliated with HealthSouth, of which 16 are multi-tenanted and master leased, nine are inpatient rehabilitation facilities and two are multi-tenanted facilities in which HealthSouth is a tenant providing surgery, diagnostic and related services. As of March 31, 2005, HealthSouth occupied approximately 643,000 square feet of the Company’s inpatient rehabilitation facilities and 105,000 square feet of medical office/outpatient facilities, or 6.0% of the Company’s total square footage. Approximately 9% of the Company’s revenues, including revenues from discontinued operations, for the first quarter ended March 31, 2005 were related to these properties.

     Tenet Healthcare Corporation and its subsidiaries are subject to several federal and state civil and criminal enforcement actions and several related civil lawsuits. These claims involve allegations against Tenet and several of its hospitals of illegal kickbacks to induce referrals to the hospitals, improper Medicare coding practices, including on Medicare cost reports non-reimbursable costs related to physicians’ practices, physician recruiting, improper outlier payments, and inflating charges for medical services, pharmaceutical supplies and prescription drugs. The Company owns 12 facilities that are operated by Tenet, of which five are master leased, six are subject to financial support agreements whereby Tenet guarantees the Company a certain return on its investments, and one is a multi-tenanted facility in which Tenet is a tenant. As of March 31, 2005, Tenet occupied approximately 96,000 square feet of medical office and outpatient facilities, or 0.8% of the Company’s total square footage. Approximately 6% of the Company’s revenues, including revenues from discontinued operations, for the first quarter ended March 31, 2005 were related to these properties.

     The Company has received all material amounts due from both HealthSouth and Tenet and has received no indication from either company that it will be unable to continue paying amounts owed to the Company under its current leases and financial support agreements, but the Company can give no assurance that receipt of such amounts will continue.

Executive Officers

     The executive officers of the Company are:

Name	Age	Position
David R. Emery	60	Chairman of the Board & Chief Executive Officer
Scott W. Holmes	51	Senior Vice President & Chief Financial Officer
J. D. Carter Steele	56	Senior Vice President & Chief Operating Officer
John M. Bryant, Jr.	38	Senior Vice President & General Counsel

     Mr. Emery formed the Company and has held his current positions since May 1992. Prior to 1992, Mr. Emery was engaged in the development and management of commercial real estate in Nashville, Tennessee. Mr. Emery has been active in the real estate industry for 37 years.

     Mr. Holmes is a licensed CPA and has served as the Chief Financial Officer since January 1, 2003 and was the Senior Vice President — Financial Reporting (principal accounting officer) from October 1998 until January 1, 2003. Prior to joining the Company, Mr. Holmes was Vice President — Finance and Data Services at Trigon HealthCare, Inc. Mr. Holmes was an audit senior manager with Ernst & Young, LLP for more than 13 years and has considerable audit and financial reporting experience relating to public companies.

     Mr. Steele has served as the Chief Operating Officer since January 1, 2003 and has held senior management positions relating to asset administration of the Company since May 1997 and serves as a point of contact for all issues related to equity investment, due diligence advisory services and property management. Mr. Steele has over 20 years experience in structuring and executing real estate transactions. Mr. Steele is a former partner with the commercial real estate brokerage firm McWilliams & Steele in Nashville, Tennessee.

     Mr. Bryant became the Company’s Senior Vice President and General Counsel on November 1, 2003. From April 22, 2002 until November 1, 2003, Mr. Bryant was Vice President and Assistant General Counsel. Prior to joining the Company, Mr. Bryant was a shareholder with the law firm of Baker Donelson Bearman & Caldwell in Nashville, Tennessee.

Item 2. Properties

     In addition to the properties described under Item 1, “Business” and in Schedule III of Item 15 hereto, the Company leases its headquarters office space.

     The Company’s headquarters, located in offices at 3310 West End Avenue in Nashville, Tennessee, are leased from an unrelated third party. The Company’s current lease agreement, which commenced on November 1, 2003, covers approximately 24,969 square feet of rented space and expires on October 31, 2010, with two five-year renewal options. Annual base rent was approximately $451,900 in 2004 and increases approximately 3.25% annually. Effective September 1, 2004, the lease agreement was amended to include the addition of 5,965 square feet of rented space. The amendment contains the same expiration and option terms as the original lease agreement. Total base rent related to the amendment in 2004 was approximately $40,000, is expected to be approximately $111,500 in 2005 and is increased approximately 3.25% annually thereafter.

Item 3. Legal Proceedings

     On October 9, 2003, HR Acquisition I Corporation (f/k/a Capstone Capital Corporation, “Capstone”), a wholly-owned affiliate of the Company, was served with the Third Amended Verified Complaint in a shareholder derivative suit which was originally filed on August 28, 2002 in the Jefferson County, Alabama Circuit Court by a shareholder of HealthSouth Corporation. The allegations in the suit relate to activities which occurred before the Company acquired Capstone in 1998. The suit alleges that certain officers and directors of HealthSouth, who were also officers and directors of Capstone, sold real estate properties from HealthSouth to Capstone and then leased the properties back to HealthSouth at artificially high values, in violation of their fiduciary obligations to HealthSouth. The Company acquired Capstone in a merger transaction in October, 1998. None of the Capstone officers and directors remained in their positions following the Company’s acquisition of Capstone. The complaint seeks an accounting and disgorgement of monies obtained by the allegedly wrongful conduct and other unspecified damages. There is currently a stay on discovery in the case that is expected to be in effect through the resolution of the pending criminal proceedings against the former CEO of HealthSouth. The Company will defend itself vigorously and believes that the claims brought by the plaintiff are not meritorious.

     The Company is not aware of any other pending or threatened litigation that, if resolved against the Company, would have a material adverse effect on the Company’s financial condition or results of operations.

Item 4. Submission of Matters to a Vote of Securityholders

     No matter was submitted to a vote of shareholders during the fourth quarter of 2004.

Part II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

     Shares of the Company’s Common Stock are traded on The New York Stock Exchange under the symbol “HR.” As of March 31, 2005, there were approximately 1,971 shareholders of record. The following table sets forth the high and low sales prices per common share and the distributions declared per common share in the periods indicated.

			Distributions
			Declared
	High	Low	per Share
2005
First Quarter	$39.78	$35.60	$0.650
Second Quarter (through June 20, 2005)	$39.55	36.33	—
2004
First Quarter	$43.15	$35.16	$0.630
Second Quarter	44.03	32.45	0.635
Third Quarter	40.03	35.47	0.640
Fourth Quarter	42.11	38.40	0.645
2003
First Quarter	$29.93	$22.96	$0.610
Second Quarter	31.24	24.42	0.615
Third Quarter	33.00	29.17	0.620
Fourth Quarter	36.74	31.86	0.625

     On April 26, 2005, the Company declared an increase in its quarterly Common Stock dividend from $0.65 per share ($2.60 annualized) to $0.655 per share ($2.62 annualized) payable to shareholders of record as of May 16, 2005. This dividend was paid on June 2, 2005. On January 25, 2005, the Company declared an increase in its quarterly Common Stock dividend from $0.645 per share ($2.58 annualized) to $0.65 per share ($2.60 annualized) payable to shareholders of record as of February 14, 2005. This dividend was paid on March 3, 2005. While the Company has no present plans to change its quarterly Common Stock dividend policy, the dividend policy is reviewed each quarter by the Board of Directors. Future distributions will be declared and paid at the discretion of the Board of Directors and will depend upon cash generated by operating activities, the Company’s financial condition, relevant financing instruments, capital requirements, annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant.

Equity Compensation Plan Information

     The following table provides information about the Company’s Common Stock that may be issued upon grants of restricted stock and the exercise of options, warrants and rights under all of the Company’s existing compensation plans as of March 31, 2005, including the 1993 Employees Stock Incentive Plan, the 2003 Employees Restricted Stock Incentive Plan, the 2000 Employee Stock Purchase Plan, the 1994 Dividend Reinvestment Plan, and the 1995 Restricted Stock Plan for Non-Employee Directors. The 1993 Employees Stock Incentive Plan expired in 2002, and no further grants will be made under this plan (although pre-existing restricted stock grants remain outstanding and continue to be subject to the terms of the plan).

			Number of securities remaining
	Number of securities to be	Weighted-average	available for future issuance under
	issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected in the
Plan category	warrants and rights(1)	warrants and rights(1)	first column)
Equity compensation plans approved by security holders	233,967	—	1,331,356	(2)
Equity compensation plans not approved by security holders	0	—	2,031,670	(3)

Total	233,967	—	3,363,026

(1)	The Company is unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 2000 Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under that plan. The 2000 Employee Stock Purchase Plan provides that shares of Common

Stock may be purchased at a per share price equal to 85% of the fair market value of the Common Stock at the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

(2)	Includes securities available for future issuance under the 2000 Employee Stock Purchase Plan, the 1994 Dividend Reinvestment Plan, and the 1995 Restricted Stock Plan for Non-Employee Directors. No securities are available for future issuance under the 1993 Employees Stock Incentive Plan.

(3)	Includes securities available for future issuance under the 2003 Employees Restricted Stock Incentive Plan.

     All of the Company’s equity compensation plans were approved by the shareholders, except the 2003 Employees Restricted Stock Incentive Plan, which provides for awards of restricted shares of the Company’s Common Stock to full-time salaried employees of the Company or its subsidiaries and affiliates on such terms and conditions, and subject to such restrictions, as the Compensation Committee may determine. Such conditions may be based on continuing employment or achievement of pre-established financial objectives or both. The 2003 plan covers a fixed number of shares and terminates on December 1, 2012. Subject to the risk of forfeiture and transfer restrictions, eligible employees shall have all rights as shareholders with respect to the shares issued pursuant to the plan, including the right to vote and receive dividends or other distributions on such shares. Upon certain merger, change in control, or liquidation events involving the Company, all shares covered by outstanding awards under the plan will immediately vest, unless provisions are made in connection with such transaction for the continuance of the plan. Moreover, all shares covered by outstanding awards will immediately vest if a participant’s employment with the Company is terminated without cause or, in the case of the Company’s executive officers, upon that officer’s retirement.

Item 6. Selected Financial Data

Selected Financial
INFORMATION

     The following table sets forth unaudited financial information for the Company, which is derived from the Consolidated Financial Statements of the Company (dollars in thousands, except per share data):

	Years Ended December 31, (unaudited)
		2003 (1)	2002 (1)	2001 (1)	2000 (1)
	2004	(Restated)	(Restated)	(Restated)	(Restated)
STATEMENT OF INCOME DATA:
Total revenues	$267,607	$190,047	$170,928	$168,409	$171,737
Interest expense	$43,868	$34,601	$34,195	$38,110	$42,995
Income from continuing operations	$48,974	$51,128	$47,748	$60,128	$62,205
Discontinued operations	$5,783	$7,689	$15,335	$14,675	$13,879
Net income	$54,757	$58,817	$63,083	$74,803	$76,084
Income from continuing operations per common share — Basic	$1.12	$1.24	$1.03	$1.34	$1.40
Discontinued operations per common share — Basic	$0.13	$0.19	$0.37	$0.37	$0.36
Net income per common share — Basic	$1.25	$1.43	$1.40	$1.71	$1.76
Income from continuing operations per common share — Diluted	$1.10	$1.22	$1.01	$1.32	$1.37
Discontinued operations per common share — Diluted	$0.13	$0.19	$0.37	$0.36	$0.34
Net income per common share — Diluted	$1.23	$1.41	$1.38	$1.68	$1.71
Weighted average common shares outstanding — Basic	43,662,812	41,143,508	40,976,028	39,849,734	39,540,752
Weighted average common shares outstanding — Diluted	44,584,724	41,775,759	41,761,141	40,608,681	40,648,371
BALANCE SHEET DATA (AS OF THE END OF THE PERIOD):
Real estate properties, net	$1,564,159	$1,331,899	$1,287,416	$1,361,007	$1,368,487
Assets held for sale	$61,246	$0	$0	$0	$0
Total assets	$1,753,794	$1,503,440	$1,475,598	$1,548,102	$1,584,128
Notes and bonds payable	$719,264	$590,281	$545,063	$505,222	$536,781
Total stockholders’ equity	$980,483	$876,773	$893,680	$1,004,137	$1,004,682
OTHER DATA:
Funds from operations — Basic (2)	$109,615	$102,155	$94,961	$106,978	$108,489
Funds from operations — Diluted (2)	$109,615	$102,155	$94,961	$106,978	$108,763
Funds from operations per common share — Basic (2)	$2.51	$2.48	$2.32	$2.68	$2.74
Funds from operations per common share — Diluted (2)	$2.46	$2.45	$2.27	$2.63	$2.68
Dividends declared and paid per common share	$2.55	$2.47	$2.39	$2.31	$2.23

(1) The Unaudited Consolidated Financial Statements for years ended December 31, 2003, 2002, 2001, and 2000 have been restated for the items discussed in more detail in Note 2 to the Consolidated Financial Statements. For the years ended December 31, 2003, 2002, 2001 and 2000, the restatement reduced income from continuing operations approximately $18.1 million, $13.3 million, $12.1 million and $11.3 million, respectively; reduced net income approximately $11.7 million, $7.0 million, $5.1 million and $3.7 million, respectively; and reduced net income per common share on a diluted basis approximately $0.28, $0.17, $0.13 and $0.11, respectively.

(2) See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of Funds from Operations (“FFO”), including why the Company presents FFO and a reconciliation of FFO to net income.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

Business Overview

     Healthcare Realty Trust Incorporated (the “Company”) operates under the Internal Revenue Code of 1986, as amended (the “Code”), as an indefinite life real estate investment trust (“REIT”). The Company, a self-managed and self-administered REIT, integrates owning, managing and developing income-producing real estate properties and mortgages associated with the delivery of healthcare services throughout the United States. We believe that by providing related real estate services, we can differentiate our competitive market position, expand our asset base and increase revenues over time.

     Substantially all of the Company’s revenues are derived from rentals on our healthcare real estate properties, from interest earned on mortgage loans, as well as from revenues resulting from the consolidation of variable interest entities (“VIEs”) related to 15 senior living facilities owned by the Company. See Note 1 to the Consolidated Financial Statements regarding these VIEs. The Company typically incurs operating and administrative expenses, principally compensation expense, office rental and related occupancy costs and various expenses incurred in connection with managing our existing portfolio and acquiring additional properties. The Company also incurs interest expense on its various debt instruments and depreciation expense on its real estate portfolio.

Executive Overview

     The Company continues to be well-positioned from a capital structure and liquidity viewpoint by maintaining one of the lowest debt-to-book capitalization ratios in the REIT industry, by maintaining capacity on its unsecured credit facility due 2006 ($9.0 million outstanding with $249.0 million remaining capacity as of December 31, 2004 under its financial covenants), and by continuing to review and restructure maturities on its debt commitments (no significant repayments on long-term debt until the year 2011). Since the Company’s inception, it has been selective about the properties it acquires. Management believes that selecting conservative, long-term investments with healthcare providers will enhance the prospects for long-term stability and maintenance of the dividend. The Company’s portfolio, diversified by facility type, geography, and tenant concentration, helps mitigate its exposure to ever-changing economic conditions and tenant and sponsor credit risks.

     During 2004, the Company purchased approximately $299.0 million of real estate assets, began operating two medical office buildings that were previously under construction, publicly issued $300.0 million of 5.125% senior notes, and publicly issued 4,600,000 shares of Common Stock. While these activities positioned the Company very well from a liquidity and capital structure standpoint and developed and furthered relationships with healthcare systems, the combination of these 2004 activities will not have a significant positive impact on funds from operations (“FFO”) or FFO per share for 2005.

     Management continues to see relatively low capitalization rates for medical office buildings in the marketplace. Historically, low interest rates and highly leveraged financial buyers have resulted in greater competition for medical office properties at higher prices. Health systems have offered large portfolios of properties for sale, seeking to capitalize on these higher prices. The properties acquired by the Company during 2004 were mainly medical office buildings, on or near hospital campuses, and were part of large portfolios. Management believes that large medical office portfolio offerings will decline in 2005 as a result of continued increases in interest rates.

     Though the Company is in discussions with healthcare systems on several development projects, it does not believe its volume of acquisitions of existing medical office properties will be as significant in 2005 as in 2004. With the acquisition and capital market activities consummated during 2004 and the reduced volume of acquisition activity anticipated in 2005, management anticipates very little, if any, growth in its FFO per share during 2005 from property acquisitions.

     The Company has reconsidered the accounting treatment of certain items in prior periods and concluded that the prior period financial statements needed to be restated to adjust for those items. The restatement will not have any impact on cash flows in future periods. However, the consolidation of the VIEs may for a period of time have the effect of reducing FFO until the properties reach stabilization and are producing positive cash flows and results of operations. See Note 2 to the Consolidated Financial Statements for a detailed discussion of the restatement.

TRENDS AND MATTERS IMPACTING OPERATING RESULTS

     Management monitors factors and trends important to the Company and REIT industry in order to gauge the potential impact on the operations of the Company. Discussed below are some of the factors and trends that management believes may impact future operations of the Company.

Acquisitions

     The Company acquired approximately $299.0 million of real estate properties during 2004. The Company does not anticipate that its volume of acquisitions will be as high in 2005 as in 2004.

Repurchase Options Exercised

     On January 18, 2005, a senior living operator repurchased nine of the ten properties it leased from the Company producing net sales proceeds to the Company totaling $58.9 million and repurchased the tenth property in May 2005 producing net sales proceeds to the Company totaling $12.1 million. The ten properties covered by the purchase options exercised by this operator comprise approximately $74.9 million ($61.2 million, net) of the Company’s real estate properties and accounted for approximately 3.6% of the Company’s revenues for the year ended December 31, 2004. The Company recognized a gain of approximately $6.1 million in the first quarter of 2005 from the sale of the nine properties and expects to recognize a gain of approximately $1.2 million from the sale of the tenth property in the second quarter of 2005.

     On April 20, 2005, a second senior living operator repurchased five properties it leased from the Company producing net sales proceeds to the Company totaling $53.2 million. The five properties covered by the purchase options exercised by this operator comprise approximately $50.3 million ($42.1 million, net) of the Company’s real estate assets and accounted for approximately 2.5% of the Company’s revenues for the year ended December 31, 2004. The Company does not expect to recognize a significant gain from the sale of these properties.

     As of June 21, 2005, the Company has reinvested approximately $101.3 million of the proceeds from these repurchases, has agreements in place to invest an additional $11.1 million (subject to due diligence and satisfaction of customary conditions), and is continuing to pursue investment opportunities to deploy the remaining proceeds from these repurchases. The Company’s inability to immediately reinvest all of the sales proceeds will have the effect of reducing net income and funds from operations for 2005.

     The Company has not received notice of exercise of any other significant repurchase options.

Investment Trends

     As of March 31, 2005, approximately 58% of the Company’s real estate investments consist of properties currently leased to unaffiliated lessees pursuant to long-term net lease agreements or subject to financial support agreements with the healthcare sponsors that provide guarantees of the return on the Company’s investment in the properties. Approximately 42% are multi-tenanted properties with occupancy leases, but without other financial support agreements. The Company’s recent medical office real estate acquisitions have not included master lease or financial support arrangements with the health systems on whose campuses the acquired properties are located. The income from these recent investments is derived solely from rents paid by the occupying tenants, which include physician practices and hospital operations. The Company expects future medical office investments to follow this trend, which the Company believes gives it greater opportunity to manage revenue growth over the long term.

Straight-line Rental Income

     The Company is required to recognize income from leases with fixed rate increases over the lease term, rather than when the rental increases are contractually due.

FAS 144, “Discontinued Operations”

     As discussed in more detail in Note 2 to the Consolidated Financial Statements, Financial Accounting Standards Board Statement No. 144 (“FAS 144”), which has significantly impacted REITs, requires that the Company present all significant real estate disposals since December 31, 2001 as discontinued operations. As a result, each time the Company disposes of a significant asset, the results of operations from that asset will be classified as discontinued operations for the current period, and all prior periods presented will be restated to conform to the current period presentation. As a result, readers of the Company’s financial statements should be aware that each future disposal may result in a change to the presentation of the Company’s operations in the historical statements of income as previously filed. Such income statement reclassifications would have no impact on previously reported net income.

FAS 141,“Business Combinations”

     As discussed in Application of Critical Accounting Policies and in Note 1 to the financial statements, when a building is acquired with in-place leases, FAS 141 requires that the cost of the acquisition be allocated between the tangible real estate and the intangible assets related to in-place leases based on their fair values. Where appropriate, the intangible assets recorded could include goodwill or customer relationship assets. The value of above- or below-market in-place leases is amortized against rental income or property operating expense over the average remaining term of the in-place leases upon acquisition, which is typically a shorter period than the ordinary depreciation period for the building. The value of at-market in-place leases is amortized and reflected in amortization expense in the Company’s Consolidated Statements of Income. For the buildings acquired in 2003 and 2004, the remaining lives of the in-place leases ranged from 8 to 101 months. This accelerated amortization will, for a period of time, result in lower rental income and net income and, depending on the circumstances, could substantially offset the increase to rental income and net income from the actual operating results of the acquired building.

Variable interest entities

     As discussed in Note 1 to the Consolidated Financial Statements, the Company is consolidating variable interest entities related to 15 senior living facilities owned by the Company resulting from the application of FIN 46R. In many of these cases, upon entering into the new leases or agreements with the new operators, the properties will have negative cash flows and net losses. As a result, the Company expects that in the initial periods of consolidation of a VIE, the Company’s FFO and results of operations will be negatively impacted but will improve and be positively impacted as the properties reach stabilization. If circumstances dictate, the Company may structure transactions with operators creating VIE’s resulting in consolidation of the property’s results of operations.

Impairment Charges

     The Company has taken the position that a loss can no longer be recorded when a real estate property is sold at a price below its net book value. Rather, an impairment charge should be recorded prior to the sale resulting in no loss on sale. In 2003, the SEC issued a statement that impairment charges could not be added back to net income in calculating FFO. As such, in 2004, the Company recognized $1.2 million in impairment charges related to the dispositions of real estate assets (including the write-off of non-cash straight-line rent receivables), which negatively impacted FFO. The Company believes that these types of impairment charges from sales will occur from time to time as assets are sold and will negatively impact FFO. Though losses on sale may no longer be recognized, properties sold at a price higher than net book value still result in the recognition of a gain, which will continue to be excluded from FFO.

FUNDS FROM OPERATIONS

     FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). NAREIT defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to “net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.”

     Management believes FFO and FFO per share to be important supplemental measures of a REIT’s performance because they provide an understanding of the operating performance of the Company’s properties without giving effect to significant non-cash items, primarily depreciation of real estate. Management uses FFO and FFO per share to compare and evaluate its own operating results from period to period, and to monitor the operating results of the Company’s peers in the REIT industry. The Company reports FFO and FFO per share because these measures are observed by management to also be the predominant measures used by the REIT industry and by industry analysts to evaluate REITs; because FFO per share is consistently and regularly reported, discussed, and compared by research analysts in their notes and publications about REITs; and finally, because research analysts publish their earnings estimates and consensus estimates for healthcare REITs only in terms of fully-diluted FFO per share and not in terms of net income or earnings per share. For these reasons, management has deemed it appropriate to disclose and discuss FFO and FFO per share.

     However, FFO does not represent cash generated from operating activities determined in accordance with accounting principles generally accepted in the United States and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities as a measure of liquidity.

     FFO for the years ended December 31, 2003 and 2002 has been restated. The restatement, discussed further in Note 2 to the Consolidated Financial Statements, decreased FFO for the years ended December 31, 2003 and 2002 by $11.9 million and $7.1 million, respectively, and decreased FFO per diluted common share by $0.28 and $0.18, respectively.

     Reconciliation of Funds From Operations to Net Income:

	Year Ended December 31,
		2003	2002
(Dollars in thousands, except per share data)	2004	(Restated)	(Restated)
Net income	$54,757	$58,817	$63,083
Net (gain) loss on sales of real estate properties	0	1,109	(3,388)
Preferred stock dividend	0	0	(4,992)
Real estate depreciation and amortization	54,858	42,229	40,258

Total adjustments	54,858	43,338	31,878

Funds From Operations — Basic and Diluted	$109,615	$102,155	$94,961

Weighted average common shares outstanding — Basic	43,662,812	41,143,508	40,976,028

Weighted average common shares outstanding — Diluted	44,584,724	41,775,759	41,761,141

Funds From Operations Per Common Share — Basic	$2.51	$2.48	$2.32

Funds From Operations Per Common Share — Diluted	$2.46	$2.45	$2.27

RESULTS OF OPERATIONS

2004 Compared to 2003

     The results of operations for the year ended December 31, 2003 have been restated. The impact of the restatement reduced net income for 2003 by $11.7 million. See Note 2 to the Consolidated Financial Statements for a discussion of the restatement.

     As discussed in Application of Critical Accounting Policies and in Note 1 to the Consolidated Financial Statements, when acquiring a real estate property, the Company must allocate a portion of the purchase price to lease intangibles in-place upon acquisition as well as to the building. The lease intangibles are amortized over the weighted average remaining lives of the leases in-place upon acquisition, which is generally a much shorter life than the depreciation on the building asset. The lease intangible amortization expense for the twelve months ended December 31, 2004 and 2003 was $8.2 million and $1.3 million, respectively, thereby significantly reducing net income for 2004.

     For the year ended December 31, 2004, net income was $54.8 million, or $1.25 per basic common share ($1.23 per diluted common share), on total revenues from continuing operations of $267.6 million compared to net income of $58.8 million, or $1.43 per basic common share ($1.41 per diluted common share), on total revenues from continuing operations of $190.0 million for the year ended December 31, 2003. FFO was $109.6 million, or $2.51 per basic common share ($2.46 per diluted common share), for the year ended December 31, 2004 compared to $102.2 million, or $2.48 per basic common share ($2.45 per diluted common share), in 2003.

		2003
(Dollars in thousands)	2004	(Restated)
REVENUES
Master lease rental income	$75,716	$75,885
Property operating income	163,120	87,525
Straight-line rent	1,592	2,116
Mortgage interest income	8,766	10,441
Other operating income	18,413	14,080

	267,607	190,047
EXPENSES
General and administrative	13,543	11,825
Property operating expenses	106,978	51,475
Interest	43,868	34,601
Depreciation	46,089	39,703
Amortization	8,155	1,315

	218,633	138,919

Income from continuing operations	48,974	51,128
Discontinued operations
Operating income from discontinued operations	6,993	8,798
Gain (loss) on sale of real estate properties and impairments	(1,210)	(1,109)

	5,783	7,689

Net income	$54,757	$58,817

     Total revenues from continuing operations for the year ended December 31, 2004 increased $77.6 million, or 40.8%, compared to 2003 for the following reasons:

     • Property operating income increased $75.6 million, or 86.4%, due mainly to the acquisition of 50 revenue-producing properties during 2004 and 2003, the commencement of operations during 2004 and 2003 of four properties that were previously under construction, annual rental increases under the lease agreements and the improvement in revenues, resulting from increased census and reimbursement rates, of the senior living facilities consolidated as VIEs.

     • Straight-line rent decreased $0.5 million, or 24.8%, from 2003 to 2004. Many of the leases that require straight-line rent accruals have reached or are nearing the mid-point of their terms and the straight-line rent accruals previously recorded are beginning to reverse, with the effect of decreasing straight-line rental income.

     • Mortgage interest income decreased $1.7 million, or 16.0%, for 2004 compared to 2003 due mainly to the repayment of 18 mortgages during 2004 and 2003, offset partially by three new mortgages acquired during 2004 and 2003.

     • Other operating income increased $4.3 million, or 30.8%, due mainly to interest earned in 2004 on notes receivable entered into with certain operators and a termination fee received related to the termination of one property operating agreement. These increases were partially offset by a reduction in third party management fees from the expiration of property management contracts. In 2004, the Company reclassified the shortfall income recognized under the provisions of its property operating agreements (see Note 1 to the Consolidated Financial Statements) from property operating income to other operating income for all periods presented.

     Total expenses for the year ended December 31, 2004 compared to the year ended December 31, 2003 increased $79.7 million, or 57.4%, as discussed below:

     • General and administrative expenses increased $1.7 million, or 14.5%, for 2004 compared to 2003 due mainly to increases in compensation and related benefits, increases in state income and franchise taxes related to new properties acquired in 2003 and 2004, and increases in audit, re-audit, and other fees related to the Company’s compliance efforts with Sarbanes-Oxley Section 404 reporting for the year ended December 31, 2004.

     • Property operating expenses increased $55.5 million, or 107.8%, due mainly to the acquisition of 44 revenue-producing properties during 2004 and 2003, the increases in expenses related to the consolidation of the results of operations of the senior living facilities as VIEs, and the commencement of operations during 2004 and 2003 of four properties that were previously under construction.

     • Depreciation and amortization expense increased $13.2 million, or 32.2%, due mainly to the acquisition of 50 revenue-producing properties during 2004 and 2003 and the commencement of operations during 2004 and 2003 of four properties that were previously under construction. Further, as discussed above and in Note 1 to the Consolidated Financial Statements, when acquiring a real estate property, the Company must allocate a portion of the purchase price to lease intangibles in-place upon acquisition as well as to the building. The lease intangibles are amortized over the weighted average remaining lives of the lease in place upon acquisition, which is generally a much shorter life than the depreciation on the building asset. The lease intangible amortization expense increased $6.9 million from 2003 to 2004.

     Income from discontinued operations totaled $5.8 million and $7.7 million for the years ended December 31, 2004 and 2003, respectively, which includes the results of operations and gains, losses, and impairments related to property disposals during 2003 and 2004, as well as from assets classified as held for sale. The Company disposed of four properties during 2003, sold five properties during 2004, and classified 10 properties as held for sale as of December 31, 2004, which were subsequently sold in 2005.

2003 Compared to 2002

     The results of operations for the years ended December 31, 2003 and 2002 have been restated. The impact of the restatement reduced net income for 2003 and 2002 by $11.7 million and $7.0 million, respectively. See Note 2 to the Consolidated Financial Statements for a discussion of the restatement.

     Net income for 2002 includes a $11.6 million charge recorded in the fourth quarter, which is comprised of the accelerated vesting of deferred compensation relating to the retirement of an executive officer as well as severance related, project and other costs associated with the elimination of other officer and employee positions.

     For the year ended December 31, 2003, net income was $58.8 million, or $1.43 per basic common share ($1.41 per diluted common share), on total revenues from continuing operations of $190.0 million compared to net income of $63.1 million, or $1.40 per basic common share ($1.38 per diluted common share), on total revenues from continuing operations of $170.9 million for the year ended December 31, 2002. FFO was $102.2 million, or $2.48 per basic common share ($2.45 per diluted common share), for the year ended December 31, 2003 compared to $95.0 million, or $2.32 per basic common share ($2.27 per diluted common share), in 2002.

	2003	2002
(Dollars in thousands)	(Restated)	(Restated)
REVENUES
Master lease rental income	$75,885	$83,062
Property operating income	87,525	61,494
Straight-line rent	2,116	1,947
Mortgage interest income	10,441	13,308
Other operating income	14,080	11,117

	190,047	170,928
EXPENSES
General and administrative	11,825	22,665
Property operating expenses	51,475	28,752
Interest	34,601	34,195
Depreciation	39,703	37,442
Amortization	1,315	126

	138,919	123,180

Income from continuing operations	51,128	47,748
Discontinued operations
Operating income from discontinued operations	8,798	11,947
Gain (loss) on sale of real estate properties	(1,109)	3,388

	7,689	15,335

Net income	$58,817	$63,083

     Total revenues from continuing operations for the year ended December 31, 2003 increased $19.1 million, or 11.2%, compared to 2002 for the following reasons:

     • Master lease rental income decreased $7.2 million, or 8.6%. This reduction was generally due to a reduction in rental accruals on properties related to certain operators, as well as, a reduction in lease rates on leases signed with two new tenants on 14 properties formerly leased and operated by another tenant. During 2003, rental income on three buildings, upon expiration of the master lease agreements, began to be included in property operating income rather than master lease rental income as the Company began managing the buildings and consolidating the full operations of these buildings into the Company’s financial statements.

     • Property operating income increased $26.0 million, or 42.3%, due mainly to the acquisition of 10 revenue-producing properties during 2003 and 2002, the commencement of operations during 2003 and 2002 of four properties that were previously under construction, the conversion of three properties that were previously master-leased and the improvement in revenues, resulting from increased census and reimbursement rates, of the senior living facilities consolidated as VIEs.

     • Mortgage interest income decreased $2.9 million, or 21.5%, for 2003 compared to 2002 due mainly to the repayment of 24 mortgages during 2003 and 2002, offset partially by interest earned on two mortgages acquired in 2003.

     • Other operating income increased $3.0 million, or 26.7%, due mainly to interest earned in 2003 on notes receivable entered into with certain operators and an increase in the shortfalls accrued related to the properties having property operating agreements, partially related to properties acquired in 2003 having property operating agreements. These increases were partially offset by a reduction in third party management fees from the loss of property management contracts. In 2004, the Company reclassified the shortfall income recognized under the provisions of its property operating agreements (see Note 1 to the Consolidated Financial Statements) from property operating income to other operating income for all periods presented.

     Total expenses for the year ended December 31, 2003 compared to the year ended December 31, 2002 increased $15.7 million, or 12.8% as discussed below:

     • General and administrative expenses decreased $10.8 million, or 47.8%, for 2003 compared to 2002 due mainly to an $11.6 million charge recorded in the fourth quarter of 2002 related to the retirement of an executive officer. See Note 10 to the Consolidated Financial Statements for further details.

     • Property operating expenses increased $22.7 million, or 79.0%, due mainly to the acquisition of 10 revenue-producing properties during 2003 and 2002, the commencement of operations during 2003 and 2002 of four properties that were previously under construction, the conversion of three properties that were previously master-leased, and the increases in expenses related to the consolidation of the results of operations of the senior living facilities as VIEs.

     • Depreciation and amortization expense increased $3.5 million, or 9.2%, due mainly to the acquisition of 10 revenue-producing properties during 2003 and 2002 and the commencement of operations during 2003 and 2002 of four properties that were previously under construction.

     Income from discontinued operations totaled $7.7 million and $15.3 million for the years ended December 31, 2003 and 2002, respectively, which includes the results of operations and gains and losses related to property disposals from January 1, 2002 through December 31, 2004, as well as from assets classified as held for sale as of December 31, 2004. The Company disposed of 13 properties during 2002, four properties during 2003, five properties during 2004, and classified 10 properties as held for sale as of December 31, 2004, which were subsequently sold in 2005.

LIQUIDITY AND CAPITAL RESOURCES

Key Indicators

     The Company monitors its liquidity and capital resources and relies on several key indicators, including the following:

•	Debt metrics to ensure compliance with its debt covenants and maintenance of its conservative balance sheet;

•	Dividend payout ratio to help ensure maintenance of the dividend;

•	FFO and FFO per share, the fundamental measures used by analysts to evaluate and compare REITs;

•	Interest rates, underlying treasury rates, debt market spreads and equity markets in its assessment of capital markets to ensure funds are available for acquisitions and other operating activities as needed.

     The Company uses these indicators and others to compare its operations to its peers and to help identify areas in which the Company may need to focus its attention.

Contractual Obligations

     The Company monitors its contractual obligations to ensure funds are available to meet obligations when due. The following table represents the Company’s long-term contractual obligations for which the Company is making payments as of December 31, 2004, which includes interest payments due. The Company had no long-term capital lease or purchase obligations as of December 31, 2004.

(Dollars in thousands)	PAYMENTS DUE BY PERIOD
		LESS THAN 1	1 - 3	3 - 5	MORE THAN 5
	TOTAL	YEAR	YEARS	YEARS	YEARS
Long-term debt obligations (4)	$1,041,148	$72,510	$134,376	$141,825	$692,437
Operating lease commitments (1)	254,938	3,110	6,397	9,966	235,465
Construction in progress (2)	52,093	7,321	44,772	0	0
Tenant improvements (3)	7,731	7,731	0	0	0

Total Contractual Obligations	$1,355,910	$90,672	$185,545	$151,791	$927,902

(1)	Includes two office leases, one automobile lease and ground leases related to 31 properties for which the Company is currently making payments.

(2)	Includes commitments remaining on the construction of two buildings.

(3)	Includes tenant improvement allowance obligations remaining on seven properties constructed by the Company.

(4)	The amounts shown include interest, but exclude the fair value of the interest rate swaps of $3.4 million, the premium on the Senior Notes due 2011 of $14.0 million, and the discount on the Senior Notes due 2014 of $1.4 million which are included in notes and bonds payable on the Company’s balance sheet. The Company’s long-term debt principal obligations are presented in more detail in the table below.

	PRINCIPAL	PRINCIPAL		CONTRACTUAL
	BALANCE AT	BALANCE AT		INTEREST
	DECEMBER 31,	DECEMBER	MATURITY	RATES AT	INTEREST
(Dollars in millions)	2004	31, 2003	DATE	DEC. 31, 2004	PAYMENTS	PRINCIPAL PAYMENTS

Unsecured credit facility
due 2006 (1)	$9.0	$154.0	10/06	LIBOR + 1.10%	Quarterly	At maturity
Senior notes due 2006	49.7	70.0	4/06	9.49%	Semi-Annual	$20.3 million in 2005 and
						$29.4 million in 2006
Senior notes due 2011	300.0	300.0	5/11	8.125%	Semi-Annual	At maturity
Senior notes due 2014	300.0	0.0	4/14	5.125%	Semi-Annual	At maturity
Mortgage notes payable	50.2	53.4	5/11-7/26	7.22%-8.50%	Monthly	Monthly
Other note payable	1.2	2.3	7/05	7.53%	Semi-Annual	Semi-Annual

	$710.1	$579.7

(1)	The Company incurs an annual facility fee of 0.35% on the unsecured credit facility due 2006 commitment.

     In October 2003, the Company replaced its existing $150.0 million unsecured credit facility with a new $300.0 million unsecured credit facility. The $300.0 million credit facility (the “Unsecured Credit Facility due 2006”) was entered into with a syndicate of 12 banks and may be increased to $350.0 million during the first two years at the Company’s option subject to the availability of additional capital commitments from the banks; and the term may be extended one additional year. Rates for borrowings under the Unsecured Credit Facility due 2006 are, at the Company’s option, based on London Interbank Offered Rates (“LIBOR”) or the higher of the Federal Funds Rate plus 1/2 of 1% or the agent bank’s prime rate and can vary based on the Company’s debt rating. The weighted average rate on borrowings outstanding as of December 31, 2004 was 3.5%. In addition, the Company pays a facility fee of 0.35% on the commitment that may also fluctuate based on the Company’s debt rating. The Company had borrowing capacity remaining, under its financial covenants, of $248.0 million under the facility as of December 31, 2004. Further, as of December 31, 2004, substantially all (88.5%) of the Company’s principal debt balances are due after 2010. Interest rates for the past three years were at historically low levels; however, interest rates began increasing during 2004, and many economists are projecting that rates will continue to rise. As of December 31, 2004, with only $9.0 million outstanding under its Unsecured Credit Facility due 2006, only 19% of the Company’s debt was variable rate debt, including the interest rate swaps, with interest rates based on LIBOR. However, as the Company begins to draw under its Unsecured Credit Facility due 2006 to fund developments, acquisitions, and other items, the Company’s income from operations and cash flows would be negatively impacted if interest rates increase as anticipated.

     On March 30, 2004, the Company publicly issued $300.0 million of unsecured senior notes due 2014 (the “Senior Notes due 2014”). The Senior Notes due 2014 bear interest at 5.125%, payable semi-annually on April 1 and October 1, and are due on April 1, 2014, unless redeemed earlier by the Company. The notes were issued at a discount of approximately $1.5 million, yielding a 5.19% interest rate per annum. The notes were used to fund acquisitions and to repay substantially all of the then outstanding balance on the Unsecured Credit Facility due 2006. Repaying the Unsecured Credit Facility due 2006 with the higher-rate Senior Notes due 2014 negatively impacted interest expense in 2004, and the negative impact will continue in 2005 and thereafter.

     Moody’s Investors Service, Standard and Poor’s, and Fitch Ratings rate the Company’s senior debt Baa3, BBB-, and BBB, respectively. For the year ended December 31, 2004, the Company’s earnings covered fixed charges at a ratio of 2.03 to 1.00; the Company’s stockholders’ equity totaled approximately $1.0 billion; and its debt-to-total capitalization ratio, on a book basis, was approximately 0.42 to 1.

     With the qualification that the financial statements are not audited, we believe we are in compliance with all debt covenants except for the requirement to deliver audited financial information. The Company is seeking a waiver from its lenders under its Unsecured Credit Facility due 2006 to waive the financial reporting requirements to November 30, 2005, which we expect to be approved by July 1, 2005.

     The Company’s practice and objective is to protect itself against changes in fair value of its debt due to changes in market interest rates by maintaining a mix of variable and fixed rate debt. In order to accomplish this objective, in 2001, the Company entered into interest rate swap agreements for notional amounts totaling $125.0 million to offset changes in the fair value of $125.0 million of the Senior Notes due 2011. In the interest rate swaps, the Company received an 8.125% fixed rate and paid a variable rate of six month LIBOR plus 1.99%. In March 2003, the Company terminated these interest rate swap agreements and entered into new swaps under terms identical to those of the 2001 swap agreements except that the equivalent rate was adjusted to 4.12% over six month LIBOR. The Company received cash equal to the fair value of the terminated swaps of $18.4 million. The fair value of the terminated swaps is combined with the principal balance of the Senior Notes due 2011 on the Company’s

Consolidated Balance Sheet. The fair value gain of $18.4 million is being amortized against interest expense over the remaining term of the notes, offsetting the increase in the spread over LIBOR. As of December 31, 2004, the aggregate fair value of the hedge totaling $3.4 million is reported in other liabilities with an offsetting decrease to the Senior Notes due 2011 included in notes and bonds payable on the Company’s Consolidated Balance Sheet. The derivative instruments meet all requirements of a fair value hedge and have been accounted for using the “shortcut method” as set forth in FAS No. 133. As such, changes in fair value have had no impact on the Company’s Consolidated Income Statement.

Shelf Registration

     The Company may from time to time raise additional capital or make investments by issuing, in public or private transactions, its equity and debt securities, but the availability and terms of any such issuance will depend upon market and other conditions. Due to the Company's inability to timely file its Form 10-K, the Company will not be eligible to issue securities under a Form S-3 for twelve months after the Company is current on its filings with the Securities and Exchange Commission and will, therefore, not be able to issue securities under its existing shelf registration statements during that period of time. However, the Company may access the capital markets using other forms of registration statements.

Security Deposits and Letters of Credit

     As of December 31, 2004, the Company held approximately $4.8 million in letters of credit, security deposits, debt service reserves and capital replacement reserves for the benefit of the Company in the event the obligated lessee or operator fails to make payments under the terms of their respective lease or mortgage. Generally, the Company may, at its discretion and upon notification to the operator or tenant, draw upon these instruments if there are any defaults under the leases or mortgage notes.

Acquisitions, Dispositions and Mortgage Repayments during 2004

2004 Acquisitions

     During the first quarter of 2004, the Company invested $18.0 million in a 141,765 square foot medical office building on an Advocate Healthcare hospital campus in Illinois and invested $30.0 million in seven medical office buildings totaling 283,452 square feet on Ascension Health hospital campuses in Michigan and Arizona. The Company provides property management services to the buildings on Ascension Health campuses. During the second quarter of 2004, the Company acquired six medical office buildings located in Tennessee from affiliates of Ascension Health, Inc. for $70.8 million with an aggregate square footage of approximately 711,198. The Company also acquired four medical office buildings from affiliates of MedStar Health, two of which are located in Washington, D.C., and two of which are located in Maryland, for $41.3 million with an aggregate square footage of approximately 269,539. The Company provides property management services for these ten buildings. Finally, the Company acquired a 27,895 square foot assisted living facility in Florida for $4.8 million, purchased land in Hawaii for $5.8 million for the construction of a medical office building, acquired a parcel of land in Texas for $1.8 million, and a $4.7 million mortgage note was converted into full equity ownership of a skilled nursing facility in Tennessee.

     During the third quarter of 2004, the Company acquired from Baylor Health Care System 20 medical office buildings in and around Dallas, Texas for $133.0 million with an aggregate square footage of approximately 1.1 million.

     During the fourth quarter of 2004, a $1.6 million mortgage note was converted into full equity ownership of a skilled nursing facility in Michigan.

     These transactions were funded with proceeds from the Unsecured Credit Facility due 2006, from the issuance of the Senior Notes due 2014 and from the equity offering described in Note 7 to the Consolidated Financial Statements.

2004 Dispositions, Mortgage Repayments and Foreclosures

     During the first quarter of 2004, the Company sold the annex portion of a physician clinic in Florida for $1.8 million, equal to the Company’s basis in the property. In this transaction, the Company received $0.5 million in cash proceeds and a $1.3 million mortgage note.

     During the second quarter of 2004, the Company sold a 25,000 square foot assisted living facility in Georgia for $4.5 million. Also, two mortgage notes receivable totaling $6.4 million were repaid in full and a $4.7 million mortgage note was converted into full equity ownership of a skilled nursing facility in Tennessee.

     During the third quarter, two mortgage notes receivable were repaid totaling $21.2 million. The proceeds from the repayments were used to partially repay the outstanding balance on the unsecured credit facility and for general corporate purposes. The Company also sold three ancillary hospital facilities in Pennsylvania with an aggregate square footage of 3,200 for $0.2 million in net proceeds.

     During the fourth quarter, the Company sold a 69,200 square foot physician clinic in Florida for $5.0 million, a $1.6 million mortgage note was converted into full equity ownership of a skilled nursing facility in Michigan, and an $18.8 million mortgage note was repaid in full.

     The proceeds from these transactions were used to partially repay the outstanding balance on the unsecured credit facility and for general corporate purposes.

Repurchase Options Exercised

     On January 18, 2005, a senior living operator repurchased nine of the ten properties it leased from the Company producing net sales proceeds to the Company totaling $58.9 million and repurchased the tenth property in May 2005 producing net sales proceeds to the Company totaling $12.1 million. The ten properties covered by the purchase options exercised by this operator comprise approximately $74.9 million ($61.2 million, net) of the Company’s real estate properties and accounted for approximately 3.6% of the Company’s revenues for the year ended December 31, 2004. The Company recognized a gain of approximately $6.1 million in the first quarter of 2005 from the sale of the nine properties and expects to recognize a gain of approximately $1.2 million from the sale of the tenth property in the second quarter of 2005.

     On April 20, 2005, a second senior living operator repurchased five properties it leased from the Company producing net sales proceeds to the Company totaling $53.2 million. The five properties covered by the purchase options exercised by this operator comprise approximately $50.3 million ($42.1 million, net) of the Company’s real estate assets and accounted for approximately 2.5% of the Company’s revenues for the year ended December 31, 2004. The Company does not expect to recognize a significant gain from the sale of these properties.

     As of June 21, 2005, the Company has reinvested approximately $101.3 million of the proceeds from these repurchases, has agreements in place to invest an additional $11.1 million (subject to due diligence and satisfaction of customary conditions), and is continuing to pursue investment opportunities to deploy the remaining proceeds from these repurchases. The Company’s inability to immediately reinvest all of the sales proceeds will have the effect of reducing net income and funds from operations for 2005.

     The Company has not received notice of exercise of any other significant repurchase options.

Cash Flows

     The Company generated net cash from operations in 2004 of $123.1 million, an increase of $25.7 million from 2003 and $16.8 million from 2002. These fluctuations from year to year generally are attributable to fluctuations in accounts receivable balances and liability balances. Other significant sources and uses of cash for investing and financing activities are set forth in the Statements of Cash Flows in the Consolidated Financial Statements.

Construction in Progress

     As of December 31, 2004, the Company had a net investment of approximately $12.5 million in one build-to-suit development in progress, which has a total remaining funding commitment of approximately $11.4 million. The Company received the certificate of occupancy during the second quarter of 2005 and will proceed with the construction of tenant improvements. The Company also has an investment in a land parcel of $6.3 million in Hawaii. The Company anticipates it will begin construction during 2005 on a medical office building on the land for an aggregate anticipated investment of approximately $47.0 million. The Company intends to fund these commitments with internally generated cash flows, proceeds from the Unsecured Credit Facility due 2006, proceeds from the sale of additional assets, proceeds from additional repayments of mortgage notes receivable, or additional capital market financing.

Dividends

     On January 25, 2005, the Company declared an increase in its quarterly common stock dividend from $0.645 per share ($2.58 annualized) to $0.65 per share ($2.60 annualized) payable to shareholders of record on February 14, 2005. This dividend was paid on March 3, 2005. On April 26, 2005, the Company declared an increase in its quarterly common stock dividend from $0.65 per share ($2.60 annualized) to $0.655 per share ($2.62 annualized) payable to shareholders of record on May 16, 2005. This dividend was paid on June 2, 2005. While the Company has no present plans to change its quarterly common stock dividend policy, the dividend policy is reviewed each quarter by the Board of Directors.

Liquidity

     Under the terms of the Company’s master leases, the tenants are generally responsible for paying the operating expenses and taxes relating to the properties. Under the terms of the Company’s property operating financial support agreements, the sponsors are responsible for the Company’s return on investment, net of operating expenses and taxes. As a result of these arrangements, with limited exceptions not material to the Company’s overall performance, the Company does not believe any increases in property operating expenses or taxes would significantly impact the Company’s operating results during the respective terms of the agreements. After the term of the leases or financial support agreements, or in the event the financial obligations required by the financial support agreements are not met, the Company anticipates that any expenditures it might become responsible for in maintaining the properties will be funded by occupancy tenants, by cash from operations and, in the case of major expenditures, possibly by borrowings. To the extent that unanticipated expenditures or significant borrowings are required, the Company’s cash available for distribution and liquidity may be adversely affected.

     The Company plans to continue to meet its liquidity needs, including funding additional investments in 2005, paying quarterly dividends, and funding debt service, with cash flows from operations, with proceeds from the Unsecured Credit Facility due 2006, proceeds of mortgage notes receivable repayments, and sales of real estate investments or additional capital market financing. The Company believes that its liquidity and sources of capital are adequate to satisfy its cash requirements. The Company cannot, however, be certain that these sources of funds will be available at a time and upon terms acceptable to the Company in sufficient amounts to meet its liquidity needs.

Impact of Inflation

     Inflation has not significantly affected the Company’s earnings due to the moderate inflation rate in recent years and the fact that most of the Company’s leases and financial support arrangements require tenants and sponsors to pay all or some portion of the increases in operating expenses, thereby reducing the Company’s risk of the adverse effects of inflation. Because most of the Company’s leases and financial support arrangements also provide for annual increases equal to the rate of inflation, inflation will have the effect of increasing gross revenues under the terms of such leases and financial support arrangements. Leases and financial support arrangements vary in the remaining terms of obligations from one to twenty years, further reducing the Company’s risk of any adverse effects of inflation. Interest payable under the interest rate swaps and the Unsecured Credit Facility due 2006 is calculated at a variable rate; therefore, the amount of interest payable under the swaps and the unsecured credit facility will be influenced by changes in short-term rates, which tend to be sensitive to inflation. Generally, changes in inflation and interest rates tend to move in the same direction. During periods where interest rate increases outpace inflation, the Company’s operating results should be negatively impacted. Likewise, when increases in inflation outpace increases in interest rates, the Company’s operating results should be positively impacted.

Market Risk

     The Company is exposed to market risk, in the form of changing interest rates, on its debt and mortgage notes receivable. Management uses regular monitoring of market conditions and analytical techniques to manage this risk. The Company has no market risk with respect to foreign currency fluctuations.

     In 2003, the Company entered into interest rate swap agreements with two lending institutions which are expected to offset changes in the fair value of $125 million of the Senior Notes due 2011. As of December 31, 2004 and 2003, the fair value of the hedge is reported in other liabilities with an offsetting decrease to the Senior Notes due 2011 included in notes and bonds payable on the Company’s Balance Sheets. (See Note 6 to the Consolidated Financial Statements for further details.)

     As of December 31, 2004 and 2003, the fair value of the Company’s variable rate debt approximated its carrying value of $136.5 million and $280.4 million, respectively. Because the interest rate is variable with market interest rates, the carrying amount of variable rate debt will always approximate its fair value. Assuming the December 31, 2004 and 2003 carrying values of $136.5 million and $280.4 million, respectively, are held constant, the hypothetical increase in interest expense resulting from a one percentage point increase in interest rates, would be $1.37 million and $2.80 million, respectively. The interest rate on variable rate debt is based on and variable with LIBOR.

     As of December 31, 2004 and 2003, the carrying value of the Company’s fixed rate debt was $582.8 million and $309.9 million, respectively, and the fair value of the Company’s fixed rate debt was approximately $592.1 million and $336.4 million, respectively. The fair value is based on the present value of future cash flows discounted at the market rate of interest. Market risk, expressed as the hypothetical decrease in fair value resulting from a one percentage point increase in interest rates is $32.8 million and $13.1 million, respectively, for aggregate fixed rate debt.

     As of December 31, 2004 and 2003, the carrying value of the Company’s fixed rate mortgage notes receivable was $40.3 million and $91.8 million, respectively, and the fair value was approximately $46.4 million and $104.7 million, respectively. The fair value is based on the present value of future cash flows discounted at an assumed market rate of interest. Because no market rates of interest are published for these assets, the market rate of interest is assumed to be the same spread to U.S. Treasury yields for comparable maturities that existed when the mortgage notes receivable were acquired, adjusted to published U.S. Treasury yields. Market risk, expressed as the hypothetical decrease in fair value resulting from a one percentage point increase in interest rates, is $8.1 million and

$13.7 million for December 31, 2004 and 2003, respectively, on the aggregate portfolio of fixed rate mortgage notes receivable.

     As of December 31, 2004 and 2003, the carrying value of the Company’s fixed rate notes receivable was $12.4 million and $12.7 million, respectively, and the fair value was approximately $11.7 million and $11.4 million, respectively. The fair value is based on the present value of future cash flows discounted at an assumed market rate of interest. Because no market rates of interest are published for these assets, the market rate of interest is assumed to be approximately 10.5%, the interest rate of many of the notes entered into between the Company and its operators in the past 12 to 18 months. Market risk, expressed as the hypothetical increase in fair value resulting from a one percentage point increase in interest rates, is $34,000 and $3,000 for December 31, 2004 and 2003, respectively, on the aggregate portfolio of fixed rate notes receivable.

Off-Balance Sheet Arrangements

     The Company has no off-balance sheet arrangements that are reasonably likely to have a current or future material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources, but has consolidated variable interest entities, as discussed in more detail in Note 1 to the Consolidated Financial Statements.

Cautionary Language Regarding Forward-Looking Statements

     This current report on Form 8-K and other materials the Company has filed or may file with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made, or to be made, by senior management of the Company, contain, or will contain, disclosures which are “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “project,” “continue,” “should,” “anticipate” and other comparable terms. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of risks and uncertainties that could significantly affect the Company’s current plans and expectations and future financial condition and results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Shareholders and investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in the Company’s filings and reports. For a detailed discussion of the risk factors associated with the Company, please refer to the Company’s filings with the Securities and Exchange Commission, including the Risk Factors included in Exhibit 99.1 in this report on Form 8-K.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

     The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission. In preparing the financial statements, management is required to exercise judgments and make assumptions that impact the carrying amount of assets and liabilities and the reported amounts of revenues and expenses reflected in the financial statements.

     Management routinely evaluates the estimates and assumptions used in the preparation of financial statements. These regular evaluations consider historical experience and other reasonable factors and use the seasoned judgment of management personnel. Management has reviewed the Company’s critical accounting policies with the Audit Committee of the Board of Directors.

     Management believes the following policies, which are impacted by management estimates and assumptions, collectively represent the Company’s critical accounting policies.

Allowance for Uncollectible Accounts

     The Company is a real estate investment trust that owns, manages and develops income-producing real estate properties and mortgages throughout the United States. As of December 31, 2004, the Company had investments of approximately $1.9 billion in 253 real estate properties and mortgages located in 31 states, totaling approximately 13.2 million square feet. Many of the Company’s investments are subject to long-term leases or other financial support arrangements with hospital systems and healthcare providers affiliated with the properties (see Note 1 to the Consolidated Financial Statements for further details). Due to the nature of the Company’s agreements, the Company’s accounts receivable, notes receivable and interest receivables result mainly from monthly billings of contractual tenant rents, lease guaranty amounts, note principal and interest amounts, mortgage interest, late fees and additional rent and interest.

     Payments on the Company’s accounts receivable are normally collected within 30 days of billing and payments on its mortgage notes and notes receivable are based on each note agreement. When receivables remain uncollected, management must decide whether to provide an allowance for all or a portion of these receivables as uncollectible. Unlike a financial institution with a large volume of homogeneous retail receivables such as credit card loans or automobile loans that have a predictable loss pattern over time, the Company’s receivable losses have historically been infrequent, are tied to a unique or specific event, and have historically been immaterial in amount. The Company’s allowance for doubtful accounts is generally based on specific identification and is recorded for a specific receivable amount once determined that such an allowance is needed.

     Management monitors the aging and collectibility of accounts receivable on an ongoing basis. At least monthly, a report is produced whereby all receivables are “aged” or placed into groups based on the number of days that have elapsed since the receivable was billed. Management reviews the aging report for evidence of deterioration in the timeliness of payment from a tenant or sponsor. Whenever deterioration is noted, management investigates and determines the reason(s) for the delay, which may include discussions with the delinquent tenant, sponsor, or borrower. Considering all information gathered, management’s judgment must be exercised in determining whether a receivable is potentially uncollectible and, if so, how much or what percentage may be uncollectible. Among the factors management considers in determining uncollectibility are the:

•	Type of contractual arrangement under which the receivable was recorded, e.g., a mortgage note, a triple net lease, a gross lease, a sponsor guaranty agreement or some other type of agreement;

•	Tenant’s or debtor’s reason for slow payment;

•	Industry influences under which the tenant or debtor operates;

•	Evidence of willingness and ability of the tenant or debtor to pay the receivable;

•	Credit-worthiness of the tenant or debtor;

•	Collateral, security deposit, letters of credit or other monies held as security;

•	Tenant’s or debtor’s historical payment pattern;

•	State in which the tenant or debtor operates; and

•	Existence of a guarantor and the willingness and ability of the guarantor to pay the receivable.

     Considering these factors and others, management must conclude whether all or some of the aged receivable balance is likely uncollectible. Upon determining that some portion of the receivable is likely uncollectible, the Company records a provision for bad debt expense for the amount it expects will be uncollectible. For example, if management estimates that a receivable is 75% collectible, then a 25% provision would be recorded for the estimated uncollectible portion. This provision is recorded in the income statement and is charged to the line item in which the revenue was originally recorded rather than shown separately in the income statement, as the provision has historically been, and continues to be, immaterial. For example, if the receivable due is pursuant to a master lease agreement, then the original revenue would have been recorded to master lease rental income and the corresponding provision would be charged against master lease rental income. Likewise, mortgage interest receivable provisions would be recorded against mortgage interest income. The corresponding allowance is recorded in the balance sheet. There is a risk that management’s estimate is over- or under-stated; however, the Company believes that this risk is mitigated by the fact that management re-evaluates the allowance at least once each quarter and bases its estimates on the most current information available. As such, any over- or under-statements in the allowance should be adjusted for as soon as new and better information becomes available.

     The Company monitors its mortgage notes and notes receivable balances much like it does a long-lived asset. If an event occurs, such as an operator risk profile change, or other circumstances indicate that the recorded value might not be fully recoverable, then the Company would consider the need to reserve all or a portion of the note balance.

      Included in the Company’s Consolidated Financial Statements are also receivables related to the Company's VIEs. These receivables consist primarily of patient receivables of the assisted living and skilled living and skilled nursing facilities, which are billed and maintained by the operators of those facilities. A significant portion of these receivables are due from Medicare and Medicaid and are generally collected within 60 to 90 days of billing, while the receivables due from private payors are generally collected in a shorter period of time. The Company reviews the aged delinquency reports, which age the receivables by patient or type of payor, to determine whether the Company believes an allowance for uncollectible accounts in addition to the allowance provided for on the property’s financial statements is needed in the Company's financial statements.

     As of December 31, 2004 and 2003, the Company’s accounts receivable balances were approximately $25.2 million and $26.3 million, respectively, with allowances for uncollectible accounts of approximately $4.4 million and $3.6 million, respectively. For the years ended December 31, 2004 and 2003, the Company recorded provisions for bad debt expense of $0.2 million and $2.3 million, respectively, and collected or wrote off receivables against the provision of $(6) thousand and $5.6 million (most of which had been reserved in prior years), respectively. Through 2003, the Company had been recording receivables related to four operators but had been reserving them in full. Believing these receivables would not be collected, the Company decided in 2003 to write-off the receivables against the reserves resulting in a $6.2 million decrease in the allowance. The Company’s notes receivable balances were approximately $31.7 million and $22.2 million, respectively as of December 31, 2004 and 2003. The Company’s receivables, notes receivable and related allowances are included in other assets on the Company’s Consolidated Balance Sheets. The Company’s mortgage notes receivable balances were approximately $40.3 million and $91.8 million, respectively, as of December 31, 2004 and 2003. If management had used different estimates, or its methodology for determining and recording the allowance had been different, then the amount of bad debt expense included in the Company’s financial statements may have been different.

     Currently, the Company has no collectibility issues with its two largest tenants, HealthSouth and HCA Inc. However, should a collectibility problem arise with respect to these large tenants, the allowance for doubtful accounts would be increased which could have a material impact on the Company’s financial statements in future periods.

     See Note 2 of the Consolidated Financial Statements regarding the restatement.

Depreciation of Real Estate Assets and Amortization of Related Intangible Assets

     As of December 31, 2004, the Company had invested approximately $1.9 billion in depreciable real estate assets and related intangible assets. When these real estate assets and related intangible assets are acquired or placed in service, they must be depreciated or amortized. Management’s judgment involves determining which depreciation method to use, estimating the economic life of the building and improvement components of real estate assets, and estimating the value of intangible assets acquired when real estate assets are purchased that have in-place leases.

     As described more fully in Note 1 to the Consolidated Financial Statements, for real estate acquisitions subsequent to December 31, 2001, the Company accounts for acquisitions of real estate properties with in-place leases in accordance with the provisions of Financial Accounting Standards Board (“FASB”) FAS No. 141, “Business Combinations.” FAS 141 requires that when a building is acquired with in-place leases, the cost of the acquisition be allocated between the acquired tangible real estate assets “as if vacant” and any acquired intangible assets. Such intangible assets could include above- (or below-) market in-place leases and at-market in-place leases, which could include the opportunity costs associated with absorption period rentals, direct costs associated with obtaining new leases such as tenant improvements, and customer relationship assets. Any remaining excess purchase price is then allocated to goodwill. The identifiable tangible and intangible assets are then subject to amortization and depreciation. Goodwill is evaluated for impairment on an annual basis unless circumstances suggest that a more frequent evaluation is warranted.

     If management erred in its estimates of the “as if vacant” value of the building or in its estimates of the intangible asset values, the pro-ration of the purchase price between building and intangibles and resulting depreciation and amortization could be incorrect. The amortization period for the intangible assets is the average remaining term of the actual in-place leases as of the acquisition date. To help prevent errors in its estimates from occurring, management applies consistent assumptions with regard to the elements of estimating the “as if vacant” values of the building and the intangible assets, including the absorption period, occupancy increases during the absorption period, and tenant improvement amounts. The Company uses the same absorption period and occupancy assumptions for similar building types, adding the future cash flows expected to occur over the next 10 years as a fully occupied building. The net present value of these future cash flows, discounted using a market rate of return, becomes the estimated “as if vacant” value of the building.

     With respect to the building component, there are several depreciation methods available under accounting principles generally accepted in the United States. Some methods record relatively more depreciation expense on an asset in the early years of the asset’s economic life, and relatively less depreciation expense on the asset in the later years of its economic life. The “straight-line” method of depreciating real estate assets is the method we follow because, in the opinion of management, it is the method that most accurately and consistently allocates the cost of the asset over its estimated life.

     The Company has assigned a useful life of either 39 or 31.5 years depending on the age of the property when acquired as well as other factors. The weighted average remaining life of the Company’s real estate assets as of December 31, 2004 was 34.3 years. Many companies depreciate new non-residential real estate assets over longer useful lives. The Company uses a shorter, more conservative, economic life because it has the effect of recognizing the depreciation expense more quickly.

     Had the Company elected to assign a useful life of 40 years, rather than 39.0 or 31.5 years, depreciation on real estate assets for 2004 would have been approximately $39.4 million rather than the reported $45.1 million.

Capitalization of Costs

     Accounting principles generally accepted in the United States allow for capitalization of various types of costs. The rules and regulations on capitalizing costs and the subsequent depreciation or amortization of those costs versus expensing them in the period vary depending on the type of costs and the reason for capitalizing the costs.

     Direct costs generally include construction costs, professional services such as architectural and legal costs, travel expenses, land acquisition costs as well as other types of fees and expenses. These costs are capitalized as part of the basis of an asset to which such costs relate. Indirect costs include capitalized interest and overhead costs. The Company’s overhead costs are based on overhead load factors that are charged to a project based on direct time incurred. The Company computes the overhead load factors annually for its acquisition and development departments, which have employees who are involved in the projects. The overhead load factors are computed to absorb that portion of indirect employee costs (payroll and benefits, training, occupancy and similar costs) that are attributable to the productive time the employee incurs working directly on projects. The employees in the Company’s acquisitions and development departments who work on these projects maintain and track their hours daily, by project. Employee costs that are administrative, such as vacation time, sick time, or general and administrative time, are expensed in the period incurred. The Company capitalizes overhead based on direct hours worked on each project. Therefore, each constructed asset and pursuit project will have both direct and indirect costs capitalized to it as part of the overall costs.

     Management’s judgment is also exercised in determining whether costs that have been previously capitalized in pursuit of an acquisition or development project should be reserved for or written off if the project is abandoned or should circumstances otherwise change that cause the project’s viability to become questionable. The Company follows a standard and consistently applied policy of classifying pursuit activity as well as reserving for those types of costs based on their classification.

     The Company classifies its pursuit projects into four categories. The first category of pursuits is essentially “cold calls” that have a remote chance of producing new business. Costs for these projects are expensed in the period incurred. The second category includes those that might reasonably be expected to produce new business opportunities although there can be no assurance that they will result in a new project or contract. Costs for these projects are capitalized but, due to the uncertainty of projects in this category, these costs are reserved at 50% which means that 50% of the costs are expensed in the period incurred. The third category, and least frequent, are those pursuits that are either highly probable to result in a project or contract or already have resulted in a project or contract in which the contract requires the operator to reimburse our costs. Many times, these are pursuits involving operators with which the Company is already doing business. Since the Company believes it is probable that these pursuits will result in a project or contract, it capitalizes these costs in full and records no reserve. The fourth category includes those pursuits that are acquisitions of existing buildings. As required by the Emerging Issues Task Force (“E.I.T.F.”) Issue No. 97-11, the Company expenses in the period incurred all internal costs related to those types of acquisitions. Each quarter, all capitalized pursuit costs are again reviewed carefully for viability or a change in classification and a management decision is made as to whether any additional reserve is deemed necessary. If necessary and considered appropriate, management would record an additional reserve at that time.

     Capitalized pursuit costs, net of the reserve, are carried in other assets in the balance sheet and any reserve recorded is charged to general and administrative expenses on the income statement. These pursuit costs will ultimately be written off to expense or will be capitalized as part of the constructed real estate asset.

     As of December 31, 2004 and 2003, the Company had capitalized pursuit costs totaling $1.0 million and $1.5 million, respectively, and had provided reserves against these capitalized pursuit costs of $0.4 million and $0.5 million, respectively.

     See Note 2 of the Consolidated Financial Statements regarding the restatement.

Valuation of Long-Lived and Intangible Assets and Goodwill

     The Company assesses the potential for impairment of identifiable intangible assets and long-lived assets, including real estate properties, whenever events occur or a change in circumstances indicate that the recorded value might not be fully recoverable. Important factors that could cause management to review for impairment include significant underperformance of an asset relative to historical or expected operating results; significant changes in the Company’s use of assets or the strategy for its overall business; or significant negative economic trends or negative industry trends for the Company or its operators. As required by Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” if management determined that the carrying value of the Company’s assets may not be fully recoverable based on the existence of any of the factors above, or others, management would measure and record impairment based on a projected discounted cash flow method using a discount rate that is consistent with the risk inherent in the Company’s business. Prior to 2004, management noted no impairment issues and recorded no impairment loss. In 2004, the Company recognized $1.2 million in impairment charges related to the dispositions of real estate assets including the non-cash write-off of straight-line rent receivables.

     As required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the Company ceased amortizing goodwill as of January 1, 2002. In lieu of continued amortization, the Company performs an annual goodwill impairment review. The 2004 and 2003 reviews indicated no impairment in the $3.5 million goodwill asset.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

     The information set forth under the heading “Market Risk” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” set forth in Item 7 above, is incorporated herein by reference.

Item 8. Financial Statements and Supplementary Data

NEITHER THESE FINANCIAL STATEMENTS NOR THE ACCOMPANYING NOTES HAVE BEEN AUDITED OR REVIEWED BY AN INDEPENDENT ACCOUNTANT.

Unaudited Consolidated
BALANCE SHEETS

	December 31,
		2003
(Dollars in thousands)	2004	(Restated)
ASSETS
Real estate properties:
Land	$137,470	$139,732
Buildings, improvements and lease intangibles	1,661,144	1,396,627
Personal property	17,441	14,894
Construction in progress	18,826	13,198

	1,834,881	1,564,451
Less accumulated depreciation	(270,722)	(232,552)

Total real estate properties, net	1,564,159	1,331,899
Cash and cash equivalents	3,789	5,568
Mortgage notes receivable	40,321	91,835
Assets held for sale	61,246	0
Other assets, net	84,279	74,138

Total assets	$1,753,794	$1,503,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes and bonds payable	$719,264	$590,281
Accounts payable and accrued liabilities	31,903	18,247
Other liabilities	22,144	18,139

Total liabilities	773,311	626,667
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.01 par value; 50,000,000 shares authorized; none issued and outstanding	0	0
Common stock, $.01 par value; 150,000,000 shares authorized; issued and outstanding 2004 — 47,701,108; 2003 — 42,991,416	477	430
Additional paid-in capital	1,218,137	1,056,205
Deferred compensation	(15,153)	(17,827)
Cumulative net income	542,600	487,843
Cumulative dividends	(765,578)	(649,878)

Total stockholders’ equity	980,483	876,773

Total liabilities and stockholders’ equity	$1,753,794	$1,503,440

See accompanying notes.

NEITHER THESE FINANCIAL STATEMENTS NOR THE ACCOMPANYING NOTES HAVE BEEN AUDITED OR REVIEWED BY AN INDEPENDENT ACCOUNTANT.

Unaudited Consolidated

STATEMENTS OF INCOME

	Year Ended December 31,
		2003	2002
(Dollars in thousands, except per share data)	2004	(Restated)	(Restated)
REVENUES
Master lease rental income	$75,716	$75,885	$83,062
Property operating income	163,120	87,525	61,494
Straight-line rent	1,592	2,116	1,947
Mortgage interest income	8,766	10,441	13,308
Other operating income	18,413	14,080	11,117

	267,607	190,047	170,928
EXPENSES
General and administrative	13,543	11,825	22,665
Property operating expenses	106,978	51,475	28,752
Interest	43,868	34,601	34,195
Depreciation	46,089	39,703	37,442
Amortization	8,155	1,315	126

	218,633	138,919	123,180

INCOME FROM CONTINUING OPERATIONS	48,974	51,128	47,748

DISCONTINUED OPERATIONS
Operating income from discontinued operations	6,993	8,798	11,947
Gain (loss) on sale of real estate properties and impairments	(1,210)	(1,109)	3,388

	5,783	7,689	15,335

NET INCOME	$54,757	$58,817	$63,083

BASIC EARNINGS PER COMMON SHARE:
Income from continuing operations per common share	$1.12	$1.24	$1.03

Discontinued operations per common share	$0.13	$0.19	$0.37

Net income per common share	$1.25	$1.43	$1.40

DILUTED EARNINGS PER COMMON SHARE:
Income from continuing operations per common share	$1.10	$1.22	$1.01

Discontinued operations per common share	$0.13	$0.19	$0.37

Net income per common share	$1.23	$1.41	$1.38

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING — BASIC	43,662,812	41,143,508	40,976,028

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING — DILUTED	44,584,724	41,775,759	41,761,141

DIVIDEND DECLARED, PER COMMON SHARE, DURING THE PERIOD	$2.55	$2.47	$2.39

See accompanying notes.

NEITHER THESE FINANCIAL STATEMENTS NOR THE ACCOMPANYING NOTES HAVE BEEN AUDITED OR REVIEWED BY AN INDEPENDENT ACCOUNTANT.

Unaudited Consolidated
STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME

			Additional		Cumulative		Total
(Dollars in thousands,	Preferred	Common	Paid-In	Deferred	Net	Cumulative	Stockholders’
except per share data)	Stock	Stock	Capital	Compensation	Income	Dividends	Equity
Balance at December 31, 2001, as previously reported	$30	$414	$1,089,127	$(12,852)	$375,061	$(439,693)	$1,012,087
Restatement	—	3	4,607	(3,442)	(9,118)	—	(7,950)

Balance at December 31, 2001, as restated	30	417	1,093,734	(16,294)	365,943	(439,693)	1,004,137
Issuance of stock	—	3	6,068	—	—	—	6,071
Preferred stock redemption	(30)	—	(74,970)	—	—	—	(75,000)
Common stock redemption	—	(4)	(10,898)	—	—	—	(10,902)
Shares awarded as deferred stock compensation	—	5	16,762	(16,767)	—	—	0
Accelerated vesting of deferred compensation	—	—	—	8,674	—	—	8,674
Deferred stock compensation amortization	—	—	—	3,511	—	—	3,511
Net income and comprehensive income	—	—	—	—	63,083	—	63,083
Dividends — common ($2.39 per share)	—	—	—	—	—	(100,335)	(100,335)
Dividends — preferred ($1.85 per share)	—	—	—	—	—	(5,559)	(5,559)

Balance at December 31, 2002, as restated	0	421	1,030,696	(20,876)	429,026	(545,587)	893,680
Issuance of stock	—	9	25,092	—	—	—	25,101
Shares awarded as deferred stock compensation	—	—	417	(417)	—	—	0
Deferred stock compensation amortization	—	—	—	3,466	—	—	3,466
Net income and comprehensive income	—	—	—	—	58,817	—	58,817
Dividends — common ($2.47 per share)	—	—	—	—	—	(104,291)	(104,291)

Balance at December 31, 2003, as restated	0	430	1,056,205	(17,827)	487,843	(649,878)	876,773
Issuance of stock	—	47	161,052	—	—	—	161,099
Shares awarded as deferred stock compensation	—	—	880	(880)	—	—	0
Deferred stock compensation amortization	—	—	—	3,554	—	—	3,554
Net income and comprehensive income	—	—	—	—	54,757	—	54,757
Dividends — common ($2.55 per share)	—	—	—	—	—	(115,700)	(115,700)

Balance at December 31, 2004	$0	$477	$1,218,137	$(15,153)	$542,600	$(765,578)	$980,483

See accompanying notes.

NEITHER THESE FINANCIAL STATEMENTS NOR THE ACCOMPANYING NOTES HAVE BEEN AUDITED OR REVIEWED BY AN INDEPENDENT ACCOUNTANT.

Unaudited Consolidated
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
		2003	2002
(Dollars in thousands)	2004	(Restated)	(Restated)
OPERATING ACTIVITIES
Net income	$54,757	$58,817	$63,083
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	55,733	43,259	43,426
Deferred compensation amortization	3,554	3,466	3,511
Increase (decrease) in other liabilities	5,375	1,231	(2,818)
Increase in other assets	(4,890)	(11,588)	(6,554)
Accelerated vesting of deferred compensation	0	0	8,674
Increase (decrease) in accounts payable and accrued liabilities	8,360	2,550	1,855
Increase in straight-line rent	(1,022)	(1,463)	(1,475)
Net (gain) loss on sales of real estate and impairments	1,210	1,109	(3,388)

Net cash provided by operating activities	123,077	97,381	106,314
INVESTING ACTIVITIES
Acquisition and development of real estate properties	(354,572)	(80,942)	(38,675)
Funding of mortgages and notes receivable	(473)	(30,696)	(6,802)
Proceeds from sales of real estate	10,189	19,714	81,267
Proceeds from mortgage and notes payments/sales	48,362	23,918	23,094

Net cash provided by (used in) investing activities	(296,494)	(68,006)	58,884
FINANCING ACTIVITIES
Borrowings on notes and bonds payable	565,494	311,000	218,500
Repayments on notes and bonds payable	(436,689)	(261,092)	(207,193)
Dividends paid	(115,700)	(104,291)	(105,894)
Debt issuance costs	(2,566)	(2,436)	0
Preferred stock redemption	0	0	(75,000)
Termination of interest rate swaps	0	18,411	0
Common stock redemption	0	(10,902)	0
Proceeds from issuance of common stock	161,099	25,101	1,861

Net cash provided by (used in) financing activities	171,638	(24,209)	(167,726)

Increase (decrease) in cash and cash equivalents	(1,779)	5,166	(2,528)
Cash and cash equivalents, beginning of year	5,568	402	2,930

Cash and cash equivalents, end of year	$3,789	$5,568	$402

See accompanying notes.

NEITHER THESE FINANCIAL STATEMENTS NOR THE ACCOMPANYING NOTES HAVE BEEN AUDITED OR REVIEWED BY AN INDEPENDENT ACCOUNTANT.

Notes to

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization (Unaudited)

     Healthcare Realty Trust Incorporated (the “Company”) is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States, including medical office/outpatient facilities, skilled nursing facilities, inpatient rehabilitation facilities, assisted living facilities, independent living facilities, and other inpatient facilities. These activities constitute a single business segment as defined by the Financial Accounting Standards Board Statement No. 131, “Disclosures about Segments of an Enterprise and Related Information.” As of December 31, 2004, the Company had investments of approximately $1.9 billion in 253 real estate properties and mortgages located in 31 states, totaling approximately 13.2 million square feet. In addition, the Company provided property management services to approximately 7.7 million square feet nationwide.

Basis of Presentation

     The financial statements include the accounts of the Company, its wholly owned subsidiaries and certain other affiliated corporations with respect to which the Company controls the operating activities and receives substantially all economic benefits. The Company is the sole member in six special purpose entities (SPEs), organized as limited liability companies, which were created as a requirement of a secured lender for enhanced bankruptcy protection. The SPEs, consolidated in the Company’s financial statements, are obligated under eight mortgage notes payable and own properties securing those mortgage obligations. The Company is also the general partner in five limited partnerships, all of which are consolidated in the Company’s financial statements. In four of the partnerships, the Company holds the controlling equity interest and receives all the economic benefits. In the fifth partnership, the Company holds a minority equity interest, but receives substantially all of the economic benefits due to certain preferential return thresholds set forth in the partnership agreements. None of the limited partners in any of these partnerships have any substantive participating rights (such as approval authority or veto rights) as contemplated in the Emerging Issues Task Force (“E.I.T.F.”) Issue No. 96-16. Included in the Company’s Consolidated Financial Statements are the assets, liabilities and results of operations of variable interest entities (“VIEs”) related to 15 senior living properties owned by the Company. Due to prior operator defaults, the Company placed new operators in these facilities during 2003 and 2004 and signed lease and note agreements with the new operators. Cash flow deficits were expected in most of these properties until operations were stabilized. As such, the Company agreed to finance the estimated cash flow deficits while receiving some or all of the economic benefits of the entities once the property was stabilized and had positive cash flows. The VIE financial statements generally include only the assets and liabilities (mainly cash, receivables and accounts payable) and results of operations related to the operation of each senior living facility, as the real estate property investment is included on the Company’s financial statements totaling $75.8 million ($62.9 million, net) as of March 31, 2005. For the years ended December 31, 2004 and 2003, as a result of consolidating these VIEs, the Company included in its Consolidated Financial Statements approximately $9.3 million and $4.9 million, respectively, in total assets and total liabilities and retained earnings, approximately $52.1 million and $14.4 million, respectively, in total revenues, approximately $48.9 million and $16.7 million, respectively, in total expenses, and approximately $3.2 million and ($2.3) million in net income (loss), respectively, exclusive of rent and interest expense eliminated in consolidation.

     Significant inter-company accounts and transactions have been eliminated in the Consolidated Financial Statements.

Use of Estimates in Financial Statements

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates. A discussion of our critical accounting policies involving management’s significant estimates and assumptions is included in Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”).

Accounting for Acquisitions of Real Estate Properties with In-Place Leases

     The Company has accounted for its real estate acquisitions with in-place leases subsequent to December 31, 2001 in accordance with the provisions of the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards 141, “Business Combinations” (“FAS 141”). FAS 141, in combination with paragraph 9 of FASB Statement No. 142, “Accounting for Goodwill and Intangible Assets” (“FAS 142”), requires that, when a building is acquired with in-place leases, the cost of the acquisition be allocated between the tangible real estate and the intangible assets related to in-place leases based on their fair values. Where appropriate, the intangible assets recorded could include goodwill or customer relationship assets. The value of above- or below-market in-place leases is amortized against rental income or property operating expense over the average remaining term of the in-place leases upon acquisition, which is typically a shorter life than the building term. The value of at-market in-place leases is amortized and reflected in amortization expense in the Company’s Consolidated Statements of Income. For the buildings acquired in 2003 and 2004, the average remaining lives of the leases in-place ranged from 8 to 101 months.

     The Company’s approach to estimating the value of in-place leases is a multi-step process.

•	First, the Company considers whether any of the in-place lease rental rates are above- or below-market. An asset (if the actual rental rate is above-market) or a liability (if the actual rental rate is below-market) is calculated and recorded in an amount equal to the present value of the future cash flows that represent the difference between the actual lease rate and the average market rate.

•	Second, the Company estimates an absorption period assuming the building is vacant and must be leased up to the actual level of occupancy when acquired. During that absorption period the owner would incur direct costs, such as tenant improvements, and would suffer lost rental income. Likewise, the owner would have acquired a measurable asset in that, assuming the building was vacant, certain fixed costs would be avoided because the actual in-place lessees would reimburse a certain portion of fixed costs through expense reimbursements during the absorption period. All of these assets (tenant improvement costs avoided, rental income lost, and fixed costs recovered through in-place lessee reimbursements) are estimated and recorded in amounts equal to the present value of future cash flows.

•	Third, the Company estimates the value of the building “as if vacant.” The Company uses the same absorption period and occupancy assumptions used in step two, adding to those the future cash flows expected in a fully occupied building. The net present value of these future cash flows, discounted at a market rate of return, becomes the estimated “as if vacant” value of the building.

•	Fourth, the actual purchase price is allocated based on the various asset fair values described above. The building and tenant improvements components of the purchase price are depreciated over the useful life of building or average remaining term of the in-places leases, respectively. The above- or below-market rental rate assets or liabilities are amortized to rental income or property operating expense over the remaining term of the above- or below-market leases. The at-market in-place leases are amortized over the average remaining term of the at-market in-place leases, customer relationship assets are amortized over terms applicable to each acquisition, and any goodwill recorded would be reviewed for impairments at least annually.

     This approach to accounting for real estate assets acquired with in-place leases has the overall effect of allocating part of the purchase price to the intangible assets acquired, which are then amortized over shorter lives than the useful life of the building. The Company’s Consolidated Balance Sheets as of December 31, 2004 and 2003 included lease intangible net assets of $47.4 million and $5.8 million, respectively, and had recorded accumulated amortization of $9.5 million and $1.3 million as of December 31, 2004 and 2003, respectively.

Real Estate Properties

     Real estate properties are recorded at cost, which may include both direct and indirect costs. Direct costs may include construction costs, professional services such as architectural and legal costs, travel expenses, and other acquisition costs. Indirect costs may include capitalized interest and overhead costs. As required by E.I.T.F. Issue No. 97-11, the Company expenses all internal costs related to the acquisition of existing or operating properties (i.e. not in the development stages). As described in the preceding paragraphs, the cost of real estate properties acquired is allocated between land, buildings, tenant improvements, lease intangibles, and personal property based upon estimated fair values at the time of acquisition. The Company’s at-market lease intangibles totaled $39.3 million, $5.8 million and $0 as of December 31, 2004, 2003 and 2002, respectively. The Company’s gross real estate assets, on a book-basis, including at-market lease intangibles, totaled $1.9 billion and $1.6 billion, respectively, as of December 31, 2004 and 2003, including $74.9 million ($61.2 million, net) in assets held for sale as of December 31, 2004. On a tax-basis, the Company’s real estate assets totaled $1.7 billion and $1.4 billion, respectively, as of December 31, 2004 and 2003. Depreciation and amortization expense of real estate properties, including discontinued operations and at-market lease intangibles, totaled $54.7 million, $42.2 million, and $40.2 million for the years ended December 31, 2004, 2003, and 2002, respectively. Depreciation and amortization is provided for on a straight-line basis over the following estimated useful lives:

Land improvements	15 years
Buildings and improvements	31.5 or 39.0 years
Lease intangibles	13 to 106 months
Personal property	3 to 7 years

     As required by Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”), the Company must assess the potential for impairment of our long-lived assets, including real estate properties, whenever events occur or a change in circumstances indicate that the recorded value might not be fully recoverable. The Company recorded impairment charges of $1.2 million, $0, and $0, respectively, for the years ended December 31, 2004, 2003 and 2002. The impairment charges in 2004 were recorded upon the disposition of real estate assets and included the write-off of non-cash straight-line rent receivables.

Mortgage Notes Receivable

     The Company had investments as of December 31, 2004 and 2003 in eight and 14 mortgage notes receivable, totaling $40.3 million and $91.8 million, with weighted average maturities of approximately 4.4 years and 3.2 years, respectively. Interest rates on the portfolio ranged from 8.75% to 11.70% as of December 31, 2004 and are generally adjustable each year to reflect actual increases in the Consumer Price Index (subject to various minimum increases). Substantially all of the mortgages are subject to a prepayment penalty or exit fee. During the years ended December 31, 2004 and 2003, the Company had foreclosures (or transfers in lieu of foreclosure) totaling $6.2 million and $18.5 million, respectively, related to certain mortgage notes receivable. The Company received title to these real estate properties and the properties fair values were not less than the carrying value of the mortgages.

Cash and Cash Equivalents

     Short-term investments with maturities of three months or less at date of purchase are classified as cash equivalents.

Federal Income Taxes

     No provision has been made for federal income taxes. The Company intends at all times to qualify as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The Company must distribute at least 90% per annum of its real estate investment trust taxable income to its stockholders and meet other requirements to continue to qualify as a real estate investment trust.

     On May 28, 2003, the Jobs and Growth Tax Relief Reconciliation Act of 2003 (“JGTRRA”) was signed into law as part of an effort to address the effects of double taxation of certain corporate dividends and included a measure to lower the tax rate on dividends paid to shareholders. However, dividends paid by real estate investment trusts (“REITs”) have not historically been subject to this double taxation, and therefore, the lower rate applied to dividends in the new law does not apply to the dividends paid by the Company. The dividends paid by the Company continue to be taxed at the current ordinary income rates of the taxpayer.

     Additionally, the JGTRRA lowered the capital gains rates. These capital gain rate reductions apply to shareholders with any type of capital gain, including those that are created by a REIT. Therefore, these lower rates will apply to capital gains of the Company.

     More recently, the American Jobs Creation Act of 2004 (“2004 Jobs Act”) was signed into law on October 22, 2004. The most significant changes affecting REITs relate to the expansion of safe harbors and corrections of non-compliance should a REIT not be in compliance with a certain REIT requirement of the Internal Revenue Code. These changes make it easier for REITs to stay in compliance should any issues arise with a specific compliance requirement. These amendments would help the Company maintain REIT compliance should the need arise.

Other Assets

     Other assets consist primarily of receivables, straight-line rent receivables, and intangible assets. Other assets as of December 31, 2004 and 2003 were as follows:

	December 31,
(Dollars in millions)	2004	2003
Trade receivables	$25.2	$26.3
Allowance for uncollectible accounts	(4.4)	(3.6)
Notes receivable	12.4	12.7
Straight-line rent receivables	22.9	21.9
Deferred financing costs	7.5	6.7
Above-market intangible assets	6.8	0
Customer relationship asset	1.6	0
Goodwill, net	3.5	3.5
Prepaid assets	6.3	3.8
Other	2.5	2.8

	$84.3	$74.1

     The Company had notes receivable with some of its tenants and operators totaling $12.4 million and $12.7 million, respectively, as of December 31, 2004 and 2003. Interest rates on the notes generally ranged from 8.0% to 14.6% with maturity rates ranging from 2005 through 2013 as of December 31, 2004. Deferred financing costs are amortized over the term of the related credit facility under the straight-line method, which approximates amortization under the interest method. Above-market lease intangible and customer relationship assets are amortized straight-line over the applicable lives of the assets, ranging from 13 months to 75 years. As required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the Company ceased amortizing goodwill effective January 1, 2002. In lieu of continued amortization, management performs an annual goodwill impairment review. The 2004 and 2003 reviews indicated no impairment of the $3.5 million goodwill asset. Accumulated amortization of the intangible assets was $7.7 million and $5.9 million as of December 31, 2004 and 2003, respectively. Amortization of these intangible assets, in place as of December 31, 2004, is expected to be approximately $2.5 million, $2.1 million, $1.0 million, $0.9 million and $0.9 million for the years ended December 31, 2005 through 2009, respectively.

     Management monitors the aging and collectibility of its accounts and notes receivable balances on an ongoing basis. Aged delinquency reports, property financials, and operator risk profiles may be reviewed and analyzed to assist management in its review of the adequacy of its allowance for uncollectible accounts. If management believes a receivable may not be fully recoverable, the Company would consider the appropriateness of recording a provision for bad debt and adjusting its allowance for uncollectible accounts.

Revenue Recognition

     The Company derives most of the revenues from its real estate property and mortgage note receivables portfolio. The Company’s rental and mortgage interest income is recognized based on contractual arrangements with its tenants, sponsors or borrowers. These contractual arrangements fall into three categories: leases; mortgage notes receivable; and property operating agreements as described in the following paragraphs.

     Rental income related to non-cancelable operating leases is recognized as earned over the life of the lease agreements on a straight-line basis. Additional rent, generally defined in most lease agreements as the cumulative increase in a Consumer Price Index (“CPI”) from the lease start date to the CPI as of the end of the previous year, is calculated as of the beginning of each year, and is then billed and recognized as income during the year as provided for in the lease. Rental income from properties the Company owns but does not manage is included in master lease rental income, and rental income from properties the Company owns, operates and manages, as well as patient revenues consolidated with the Company’s VIEs, are included in property operating income on the Company’s Consolidated Income Statement.

     Mortgage interest income is recognized based on amortization schedules resulting from the mortgage notes. Most of the Company’s mortgage notes also provide for an annual CPI increase in the interest rate as defined in the note.

     Property operating agreements, between the Company and sponsoring health systems (20 of 253 properties as of December 31, 2004), contractually obligate the sponsoring health system to provide the Company with a minimum return on its investment in the property in return for the right to be involved in the operating decisions of the property including tenancy. If the minimum return is not achieved through normal operations of the property, the Company will calculate and accrue any shortfalls as income that the sponsor is responsible to pay to the Company under the terms of the property operating agreement. Income recognized under the provisions of these property operating agreements is included in other operating income on the Company’s income statement.

     The Company also consolidates the revenues of its VIEs. The VIE’s revenues consist primarily of net patient revenues that are recorded based upon established billing rates less allowances for contractual adjustments in the period the service is provided.

     The Company had two customers in the years ended December 31, 2003 and 2002, and no customers in the year ended December 31, 2004, that accounted for more than 10% of the Company’s revenues, including revenues included in operating income from discontinued operations, as follows:

	2004	2003	2002
HealthSouth Corporation	9%	13%	14%
HCA Inc.	6%	10%	12%

     Other operating income on the Company’s income statement generally includes shortfall income recognized under its property operating agreements as well as other income incidental to the operations of the Company such as management fee income, annual inspection fee income, loan exit fee income, prepayment penalty income, and interest income on notes receivable. The Company provides property management services for both third party and owned real estate properties. Management fees are generally calculated, accrued and billed monthly based on a percentage of cash collections of tenant receivables for the month. Other operating income includes the following:

(Dollars in millions)	2004	2003	2002
Property lease guaranty revenue	$14.8	$10.4	$7.7
Interest income	1.4	1.0	0.6
Management fee income	0.4	0.8	1.1
Loan exit fee income	1.2	1.1	0.9
Other	0.6	0.8	0.8

	$18.4	$14.1	$11.1

Stock Issued to Employees

     The Company has elected to follow Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its equity-based awards to employees.

     The following table represents the effect on net income and earnings per share for the three years in the period ended December 31, 2004 as if the Company had applied the fair value-based method and recognition provisions of Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation.”

(Dollars in thousands, except per share data)	2004	2003	2002
Net income, as reported	$54,757	$58,817	$63,083
Compensation expense for equity-based awards to employees under the fair value method	(474)	(449)	(460)

Pro-forma net income	$54,283	$58,368	$62,623
Earnings per share, as reported
Basic	$1.25	$1.43	$1.40
Assuming dilution	$1.23	$1.41	$1.38
Pro-forma earnings per share
Basic	$1.24	$1.42	$1.39
Assuming dilution	$1.22	$1.40	$1.37

     During 2004, the Company granted 23,011 shares of restricted stock to directors and employees, respectively, under its various benefit plans. The shares on the date of grant had a market value of approximately $0.9 million, with vesting periods ranging from 30 to 96 months.

Net Income Per Share

     Basic earnings per share is calculated using weighted average shares outstanding less issued and outstanding but unvested restricted shares of Common Stock. Diluted earnings per share is calculated using weighted average shares outstanding plus the dilutive effect of the outstanding stock options from the employee stock purchase plan and restricted shares of Common Stock, using the treasury stock method and the average stock price during the period. See Note 11 for further discussion.

Reclassifications

     Certain reclassifications have been made in the financial statements for the years ended December 31, 2003 and 2002 to conform to the 2004 presentation.

     The Company reclassified the shortfall amounts related to properties having property operating agreements from “property operating income” to “other operating income” (previously “interest and other income”) on the Company’s income statement. As a result, the Company reclassified $10.4 million and $7.8 million, respectively, for the years ended December 31, 2003 and 2002 from property operating income to other operating income. This reclassification will change the historical trend of property operating expenses to property operating income, resulting in the appearance of lower margins on the properties. For more detail on these amounts, see the discussion in Revenue Recognition above.

     The Company also reclassified for all periods presented the amortization of its at-market lease intangible assets, recorded as part of the allocation of the purchase price of real estate assets acquired, from property operating income and depreciation expense to amortization expense. As a result, for the year ended December 31, 2003, the Company reclassified $1.1 million from property operating income to amortization expense and reclassified $0.2 million from depreciation expense to amortization expense.

     Except as discussed in Note 2, the reclassifications made in the financial statements had no effect on the results of operations as previously reported.

New Pronouncements

     In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123R “Share Based Payment,” which revises FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees.” This statement focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions, including employee stock purchase plans under certain conditions, but does not change the accounting guidance for share-based payment transactions with parties other than employees. This statement will require the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This statement is effective for the first interim or annual period of the first fiscal year beginning on or after June 15, 2005. The Company believes that this new pronouncement will only result in a change in the Company’s accounting for its employee stock purchase plan and does not believe the impact will be material to its results of operations.

2. RESTATEMENT, DISCONTINUED OPERATIONS AND IMPAIRMENT CHARGES

     The Company has reconsidered the accounting treatment of certain items in prior periods and concluded that the prior period financial statements needed to be restated to adjust for those items. The items restated, as discussed below, include the following:

•	Collectibility of accounts receivable;

•	Capitalized costs;

•	Restricted stock;

•	Variable interest entities; and

•	Discontinued operations.

     The restatement will not have any impact on net cash flows in future periods.

     Collectibility of accounts receivable. The first item relates to the method by which the Company has viewed and accounted for the collectibility of accounts receivable related to four former tenants. The Company based its original accounting for the collectibility, in part, on the “successor debtor” rules outlined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings” as the Company had historically looked to all sources of recovery, including both the original and successor debtors, in assessing collectibility. Upon reexamination, the Company concluded that it should have also evaluated the collectibility of the receivables in light of two other accounting pronouncements, Statements of Financial Accounting Standards No. 114 and No. 5 and should have only assessed collectibility based on the original debtor. Also, since the collectibility of the receivables from the original obligor was not assured, the Company should have reserved or written off all or part of the receivables in prior periods. The restatement reduced other assets and cumulative net income by approximately $7.2 million as of December 31, 2001 and reduced (increased) other assets, income from continuing operations and net income by approximately $1.6 million and $(0.5) million for the years ended December 31, 2002 and 2003, respectively.

     Capitalized costs. The second item relates to the accounting for amounts consistently capitalized by the Company to construction projects subject to property operating agreements with one health system sponsor (see Note 1 for further discussions regarding these types of agreements). These contractual costs were capitalized over a four-year period beginning in 2001. The property operating agreements with this sponsor require the Company to reimburse the sponsor for certain costs incurred by the sponsor during the absorption phase of the new property, the period when tenant improvement costs continue to be incurred in order to make the property ready for occupancy. In return, these costs paid by the Company increase the Company’s investment base under the property operating agreement, upon which the sponsor guarantees a minimum return. Originally, the Company considered these costs to be capitalizable under Statement of Financial Accounting Standards No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects” (“SFAS No. 67”). Upon reexamination, the Company concluded that some of the costs incurred by the sponsor were not direct construction-related costs and, therefore, not capitalizable under SFAS No. 67. As such, the Company has restated the prior periods to reflect the reversal of these capitalized costs against the revenue recorded by the Company related to the sponsor. This restatement, net of related depreciation, reduced real estate properties, net and cumulative net income by approximately $0.2 million at December 31, 2001 and reduced real estate assets, net, income from continuing operations and net income by approximately $5.0 million and $3.3 million for the years ended December 31, 2002 and 2003, respectively.

     Restricted stock. The third item relates to an adjustment the Company initially had recorded in the third quarter of 2004 as a cumulative adjustment to restricted stock amortization and deferred compensation. During the third quarter of 2004, the Company concluded that certain amendments related to the retirement provisions in the employment agreements of certain executive officers that were effective as of January 1, 2000 impacted the measurement dates and amortization periods related to restricted stock reserved for or released to those officers. The Company concluded that the non-cash amortization of restricted stock for those officers for the years ended December 31, 2000, 2001, 2002 and 2003 was understated by approximately $0.7 million, $0.5 million, $0.4 million and $0.7 million, respectively. Further, the Company concluded that the deferred compensation balance on its Balance Sheet was understated by $3.4 million and the additional paid in capital balance was understated by $4.6 million as of December 31, 2001 due to the change in the measurement dates and the understatement of amortization expense. There was no impact to total stockholders’ equity as a result of these adjustments. During the third quarter of 2004, management had concluded that these adjustments were not material to prior or current years’ Consolidated Financial Statements and had, therefore, adjusted the balances cumulatively in the third quarter. However, in light of the restatement, the Company concluded it would be appropriate to reverse the cumulative adjustment recorded in the third quarter and restate the prior periods for these adjustments.

     Variable interest entities. The fourth item relates to the operators of 15 skilled nursing and assisted living facilities owned by the Company, which the Company has concluded are VIEs within the meaning of FASB Interpretation No. 46 (R), (“FIN 46 (R)”). The Company has further concluded that it is the primary beneficiary of these entities, which requires consolidation of the property’s operations into the Company’s Consolidated Financial Statements. The Company did not originally consider these to be VIEs as the real estate assets were on the Company’s books and the Company was accounting for the rental revenue, notes receivable and interest income based on the agreements in place. Upon re-examination of these transactions and the agreements in place, the Company determined that it was responsible for most, if not all, of the economic risks and will receive some, if not all, of the economic benefits of these properties. This restatement reduced total assets and total liabilities and stockholders’ equity, income from continuing operations, and net income by $5.5 million, $8.1 million and $8.1 million, respectively, for the year ended December 31, 2003.

     Discontinued operations. The Company has also restated prior periods for discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for Impairment and Disposal of Long Lived Assets” (“SFAS No. 144”). Included in discontinued operations are the operating results and resulting gains, losses or impairment charges resulting from the sale of 13 properties in 2002, four properties in 2003, and five properties in 2004, as well as ten properties classified as held for sale as of December 31, 2004. The net book value of the ten properties classified as held for sale as of December 31, 2004 and 2003 was $61.2 million and $63.0 million, respectively. In accordance with SFAS No. 144, the Company reviewed its assets classified as held for sale to determine whether the fair values exceeded the carrying amounts. In each case, the Company determined that the carrying amounts were below fair value; therefore, no impairment charge was recorded on those properties. Nine of the ten properties were repurchased in January 2005 and the tenth property was repurchased in May 2005. The Company will recognize gains on the sales of these properties. Whenever disposals of significant real estate properties occur or become probable that they will occur, the operating results of the properties disposed will be reclassified to discontinued operations for all periods for which income statements are presented. Each future actual or probable disposal will result in a change to the historical statements of income previously filed.

     In light of the restatement, the Company also reversed a debit balance in the minority interest account, which increased other liabilities on the balance sheet by approximately $0.6 million as of December 31, 2003. The reduction in cumulative net income as of December 31, 2001 was approximately $0.6 million. Income from continuing operations and net income were reduced by approximately $0.1 million and $0.0, respectively, as of December 31, 2003 and 2002.

     Summary. The impact of the restatement on total stockholders’ equity as of December 31, 2001 was a reduction of $7.95 million. The impact of the restatement on results of operations for the years ended December 31, 2003 and 2002 and on the balance sheet as of December 31, 2003 are shown in the tables below:

	CONSOLIDATED STATEMENTS OF INCOME
		Restatement adjustments
	As previously	Discontinued
	reported (1)	operations	Other	As restated
YEAR ENDED DECEMBER 31, 2003
Master lease rental income	$88,963	$(8,634)	$(4,444)	$75,885
Property operating income	73,109	(32)	14,448	87,525
Straight line rent	2,553	(134)	(303)	2,116
Other operating income	17,983	(5)	(3,898)	14,080
General and administrative expenses	11,122	(1)	704	11,825
Property operating expenses	34,876	(332)	16,931	51,475
Depreciation expense	41,932	(2,088)	(141)	39,703
Income from continuing operations	69,203	(6,385)	(11,690)	51,128
Operating income from discontinued operations	2,413	6,385	0	8,798
Net income	70,507	—	(11,690)	58,817
Net income per common share, basic	$1.71	—	$(0.28)	$1.43
Net income per common share, diluted	$1.69	—	$(0.28)	$1.41

(1)	As previously reported amounts include the effect of certain reclassifications as discussed in more detail in Note 1.

	CONSOLIDATED STATEMENTS OF INCOME
		Restatement adjustments
	As previously	Discontinued
	reported (1)	operations	Other	As restated
YEAR ENDED DECEMBER 31, 2002
Master lease rental income	$91,966	$(8,369)	$(535)	$83,062
Property operating income	61,562	(68)	—	61,494
Straight line rent	2,588	(159)	(482)	1,947
Other operating income	16,322	(122)	(5,083)	11,117
General and administrative expenses	22,229	(3)	439	22,665
Property operating expenses	28,542	(319)	529	28,752
Depreciation expense	39,587	(2,085)	(60)	37,442
Income from continuing operations	61,067	(6,311)	(7,008)	47,748
Operating income from discontinued operations	5,636	6,311	0	11,947
Net income	70,091	—	(7,008)	63,083
Net income per common share, basic	$1.57	—	$(0.17)	$1.40
Net income per common share, diluted	$1.55	—	$(0.17)	$1.38

(1) As previously reported amounts include the effect of certain reclassifications as discussed in more detail in Note 1.

	CONSOLIDATED BALANCE SHEET
		Restatement
	As previously	Adjustments
	reported	(Cumulative)	As restated
AS OF DECEMBER 31, 2003
Total real estate properties, net	$1,340,009	$(8,110)	$1,331,899
Cash and cash equivalents	3,840	1,728	5,568
Other assets	90,026	(15,888)	74,138
Total assets	1,525,710	(22,270)	1,503,440
Accounts payable and accrued liabilities	15,649	2,598	18,247
Other liabilities	17,502	637	18,139
Total liabilities	623,432	3,235	626,667
Common stock	428	2	430
Additional paid-in capital	1,054,465	1,740	1,056,205
Deferred compensation	(18,396)	569	(17,827)
Cumulative net income	515,659	(27,816)	487,843
Total stockholders’ equity	902,278	(25,505)	876,773
Total liabilities and stockholders’ equity	1,525,710	(22,270)	1,503,440

	CONSOLIDATED STATEMENTS OF CASH FLOWS
	As previously	Restatement
	reported (2)	Adjustments	As restated
YEAR ENDED DECEMBER 31, 2003
Net cash provided by operating activities	$115,121	$(17,740)	$97,381
Net cash used in investing activities	(87,474)	19,468	(68,006)
Cash and cash equivalents, end of year	3,840	1,728	5,568
YEAR ENDED DECEMBER 31, 2002
Net cash provided by operating activities	$111,380	$(5,066)	$106,314
Net cash provided by investing activities	53,818	5,066	58,884

(2) As previously reported net cash provided by operating activities for the years ended December 31, 2003 and 2002 included the effect of reclassification of debt issuance costs totaling $2.4 million and $0, respectively, to financing activities and the net effect of reclassification of fundings and payments on notes receivable totaling $15.7 million and $2.4 million, respectively, from operating to investing activities.

3. REAL ESTATE PROPERTY LEASES

     The Company’s properties are generally leased or supported pursuant to non-cancelable, fixed-term operating leases and other financial support arrangements with expiration dates through 2022. Some leases and financial arrangements provide for fixed rent renewal terms of five years, or multiples thereof, in addition to market rent renewal terms. Some leases provide the lessee, during the term of the lease and for a short period thereafter, with an option (see below) or a right of first refusal to purchase the leased property. The Company’s portfolio of master leases generally requires the lessee to pay minimum rent, additional rent based upon fixed percentage increases or increases in the Consumer Price Index and all taxes (including property tax), insurance, maintenance and other operating costs associated with the leased property.

     Future minimum lease payments under the non-cancelable operating leases and guaranteed amounts due the Company under property operating agreements as of December 31, 2004 are as follows (in thousands):

2005	$198,160
2006	180,134
2007	164,808
2008	152,452
2009	117,473
2010 and thereafter	367,050

$1,180,077

Repurchase Options

     A number of the Company’s properties are subject to options in favor of the operator to repurchase the properties. Completion of the repurchase is contingent upon the operator having access to funding and certain other matters covered by the applicable contracts. As of December 31, 2004, the Company had real estate investments in properties totaling $297.0 million, subject to options with various conditions, terms, timing, and duration to purchase that were exercisable by the respective operators or lessees that had not been exercised. See Note 14 for further discussion.

4. ACQUISITIONS, DISPOSITIONS, AND MORTGAGE REPAYMENTS

2004 Acquisitions

     During the first quarter of 2004, the Company invested $18.0 million in a 141,765 square foot medical office building on an Advocate Healthcare hospital campus in Illinois and invested $30.0 million in seven medical office buildings totaling 283,452 square feet on Ascension Health hospital campuses in Michigan and Arizona. The Company provides property management services to the buildings on Ascension Health campuses.

     During the second quarter of 2004, the Company acquired six medical office buildings located in Tennessee from affiliates of Ascension Health, Inc. for $70.8 million with an aggregate square footage of approximately 711,198. The Company also acquired four medical office buildings from affiliates of MedStar Health, two of which are located in Washington, D.C., and two of which are located in Maryland, for $41.3 million with an aggregate square footage of approximately 269,539. The Company provides property management services for these ten buildings. Finally, the Company acquired a 27,895 square foot assisted living facility in Florida for $4.8 million, purchased land in Hawaii for $5.8 million for the construction of a medical office building, acquired a parcel of land in Texas for $1.8 million, and a $4.7 million mortgage note was converted into full equity ownership of a skilled nursing facility in Tennessee.

     During the third quarter of 2004, the Company acquired from Baylor Health Care System 20 medical office buildings in and around Dallas, Texas for $133.0 million with an aggregate square footage of approximately 1.1 million. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in the Baylor transaction at the date of acquisition. The allocations presented below are preliminary.

	Estimated Fair	Estimated
	Value	Useful Life
	(in thousands)	(in years)
Land	$3,692	N/A
Buildings	105,901	39
At-Market Lease Intangibles	15,459	1 to 9
Below-Market Lease Intangibles	(392)	1.5 to 8
Ground Lease Intangible	6,791	75
Customer Relationship Asset	1,619	39

	$133,070

     During the fourth quarter of 2004, a $1.6 million mortgage note was converted into full equity ownership of a skilled nursing facility in Michigan.

     In its acquisitions for the year 2004, the Company assigned $41.6 million to intangible assets having weighted average amortization periods as shown in the following table.

	Intangibles	Weighted Average
	Assigned	Amortization Period
	(in thousands)	(in months)
At-Market Lease Intangibles	$33,476	43
Above-Market Lease Intangibles	461	29
Below-Market Lease Intangibles	(774)	55
Ground Lease Intangible	6,791	900
Customer Relationship Asset	1,619	468

	$41,573	194

     These transactions were funded with proceeds from the Unsecured Credit Facility due 2006, from the issuance of the Senior Notes due 2014, and from the equity offering described in Note 7.

2004 Dispositions, Mortgage Repayments and Foreclosures

     During the first quarter of 2004, the Company sold the annex portion of a physician clinic in Florida for $1.8 million, equal to the Company’s basis in the property. In this transaction, the Company received $0.5 million in cash proceeds and a $1.3 million mortgage note.

     During the second quarter of 2004, the Company sold a 25,000 square foot assisted living facility in Georgia for $4.5 million. Also, two mortgage notes receivable totaling $6.4 million were repaid in full and a $4.7 million mortgage note was converted into full equity ownership of a skilled nursing facility in Tennessee.

     During the third quarter, two mortgage notes receivable were repaid totaling $21.2 million. The proceeds from the repayments were used to partially repay the outstanding balance on the Unsecured Credit Facility due 2006 and for general corporate purposes. The Company also sold three ancillary hospital facilities in Pennsylvania with an aggregate square footage of 3,200 for $0.2 million in net proceeds.

     During the fourth quarter, the Company sold a 69,200 square foot physician clinic in Florida for $5.0 million, a $1.6 million mortgage note was converted into full equity ownership of a skilled nursing facility in Michigan, and a $18.8 million mortgage note was repaid in full. The proceeds from these transactions were used to partially repay the outstanding balance on the Unsecured Credit Facility due 2006 and for general corporate purposes.

5. REAL ESTATE PROPERTIES

     The following table summarizes the Company’s real estate properties, including assets held for sale, by type of facility and by state as of December 31, 2004.

			BUILDINGS,
			IMPROVEMENTS,
	NUMBER OF		LEASE
	FACILITIES		INTANGIBLES AND	PERSONAL		ACCUMULATED
(dollars in thousands)	(1)	LAND	CIP	PROPERTY	TOTAL	DEPRECIATION
MEDICAL OFFICE / OUTPATIENT FACILITIES:
California	11	$20,705	$100,697	$87	$121,489	$22,084
Florida	28	23,183	181,479	147	204,809	36,259
Tennessee	18	8,371	149,094	137	157,602	11,820
Texas	39	24,098	308,450	866	333,414	35,488
Virginia	15	6,820	67,625	217	74,662	15,330
Other states	53	28,864	382,343	149	411,356	54,195

	164	112,041	1,189,688	1,603	1,303,332	175,176
SKILLED NURSING FACILITIES:
Colorado	3	2,885	23,522	0	26,407	4,677
Michigan	8	700	22,147	1,611	24,458	5,100
Pennsylvania	3	479	20,596	1,148	22,223	4,351
Texas	2	1,795	17,670	0	19,465	3,606
Virginia	6	1,459	35,775	665	37,899	7,091
Other states	13	5,250	57,842	395	63,487	10,663

	35	12,568	177,552	3,819	193,939	35,488
INPATIENT REHABILITATION FACILITIES:
Alabama	1	0	17,722	0	17,722	2,835
Florida	1	0	11,703	0	11,703	1,872
Pennsylvania	6	4,718	109,149	0	113,867	20,041
Texas	1	1,117	12,086	0	13,203	2,365

	9	5,835	150,660	0	156,495	27,113
ASSISTED LIVING FACILITIES:
Florida	2	2,215	24,467	38	26,720	3,228
New Jersey	2	1,809	17,238	0	19,047	3,232
Pennsylvania	7	1,425	29,645	1,110	32,180	6,027
Texas	4	0	28,895	0	28,895	5,656
Virginia	3	889	16,507	279	17,675	3,288
Other states	12	1,954	42,696	201	44,851	7,762

	30	8,292	159,448	1,628	169,368	29,193
INDEPENDENT LIVING FACILITIES:
Texas	4	0	43,668	12	43,680	8,515

	4	0	43,668	12	43,680	8,515
OTHER INPATIENT FACILITIES:
California	1	1,362	11,326	0	12,688	3,013
Michigan	1	4,405	9,454	0	13,859	1,854
Texas	1	506	5,516	0	6,022	1,144

	3	6,273	26,296	0	32,569	6,011
Corporate Property		0	0	10,379	10,379	2,861

Total Property	245	$145,009	$1,747,312	$17,441	$1,909,762	$284,357

(1) Includes two lessee developments.

6. NOTES AND BONDS PAYABLE

     Notes and bonds payable as of December 31, 2004 and 2003 consisted of the following (in thousands):

	December 31,
	2004	2003
Unsecured credit facility due 2006	$9,000	$154,000
Senior notes due 2006	49,700	70,000
Senior notes due 2011, net	310,623	310,535
Senior notes due 2014, net	298,584	0
Mortgage notes payable	50,190	53,413
Other note payable	1,167	2,333

	$719,264	$590,281

     With the qualification that the financial statements are not audited, we believe we are in compliance with all debt covenants except for the requirement to deliver audited financial information. The Company is seeking a waiver from its lenders under its Unsecured Credit Facility due 2006 to waive the financial reporting requirements to November 30, 2005, which we expect to be approved by July 1, 2005.

Unsecured Credit Facility due 2006

     In October 2003, the Company replaced its existing $150.0 million unsecured credit facility with a new $300.0 million unsecured credit facility. The $300.0 million credit facility (the “Unsecured Credit Facility due 2006”) was entered into with a syndicate of 12 banks, and at the Company’s option, may be increased to $350.0 million during the first two years subject to the availability of additional capital commitments from the banks; and the term may be extended one additional year. Rates for borrowings under the Unsecured Credit Facility due 2006 are, at the Company’s option, based on LIBOR or the higher of the Federal Funds Rate plus 1/2 of 1% or the agent bank’s prime rate and can vary based on the Company’s debt rating. The weighted average rate on borrowings outstanding as of December 31, 2004 and 2003 was 3.5% and 2.25%, respectively. In addition, the Company incurs an annual facility fee of 0.35% on the commitment that may also fluctuate based on the Company’s debt rating. The Unsecured Credit Facility due 2006 contains certain representations, warranties, and financial and other covenants customary in such loan agreements. The Company had borrowing capacity remaining, under its financial covenants, of $249.0 million under the facility as of December 31, 2004.

Senior Notes due 2006

     In April 2000, the Company privately placed $70.0 million of unsecured senior notes (the “Senior Notes due 2006”) with multiple purchasers affiliated with two lending institutions. The Senior Notes due 2006 bear interest at 9.49%, payable semi-annually, and mature on April 1, 2006. On March 31, 2004 and on April 1, 2005, the Company repaid $20.3 million each of maturing principal and must repay the remaining principal balance of $29.4 million payable upon maturity. The note agreements pursuant to which the Senior Notes due 2006 were purchased contain certain representations, warranties, and financial and other covenants customary in such loan agreements.

Senior Notes due 2011

     In 2001, the Company publicly issued $300.0 million of unsecured senior notes due 2011 (the “Senior Notes due 2011”). The Senior Notes due 2011 bear interest at 8.125%, payable semi-annually on May 1 and November 1, and are due on May 1, 2011, unless redeemed earlier by the Company. The notes were originally issued at a discount of approximately $1.5 million, which yielded an 8.202% interest rate per annum upon issuance. In 2001, the Company entered into interest rate swap agreements for notional amounts totaling $125.0 million to offset changes in the fair value of $125.0 million of the notes. The Company paid interest at the equivalent rate of 1.99% over six-month LIBOR. In March 2003, the Company terminated these interest rate swap agreements and entered into new swaps under terms identical to those of the 2001 swap agreements except that the equivalent rate was adjusted to 4.12% over six month LIBOR. The Company received cash equal to the fair value of the terminated swaps of $18.4 million. The fair value of the terminated swaps is combined with the principal balance of the Senior Notes due 2011 on the Company’s Consolidated Balance Sheet. The fair value gain of $18.4 million is being amortized against interest expense over the remaining term of the notes, offsetting the increase in the spread over LIBOR. As of December 31, 2004, the aggregate fair value of the hedge totaling $3.4 million is reported in other liabilities with an offsetting decrease to the Senior Notes due 2011 included in notes and bonds payable on the Company’s Consolidated Balance Sheet. The derivative instruments meet all requirements of a fair value hedge and have been accounted for using the “shortcut method” as set forth in Financial Accounting Standards Board Statement No. 133. As such, changes in fair value have had no impact on the Company’s Consolidated Income Statement.

Senior Notes due 2014

     On March 30, 2004, the Company publicly issued $300.0 million of unsecured senior notes due 2014 (the “Senior Notes due 2014”). The Senior Notes due 2014 bear interest at 5.125%, payable semi-annually on April 1 and October 1, and are due on April 1, 2014, unless redeemed earlier by the Company. The notes were issued at a discount of approximately $1.5 million, yielding a 5.19% interest rate per annum. The balance of the net discount as of December 31, 2004 was $1.4 million.

Mortgage Notes Payable

     As of December 31, 2004, the Company had outstanding ten non-recourse mortgage notes payable, with the related collateral, as follows (dollars in millions):

						Investment in	Contractual
		Effective		Number		Collateral at	Balance at
	Original	Interest	Maturity	of Notes		December 31,	December 31,
	Balance	Rate	Date	Payable	Collateral	2004	2004
Life Insurance Co.	$23.3	7.765%	7/26	1	Medical office building	$45.6	$21.2
Life Insurance Co.	4.7	7.765%	1/17	1	Medical office building	11.0	3.6
Commercial Bank	35.0	7.220%	5/11	8	Ten medical office buildings	79.8	25.4

				10		$136.4	$50.2

     The $23.3 million note is payable in monthly installments of principal and interest based on a 30-year amortization with the final payment due in July 2026. The $4.7 million note is payable in monthly installments of principal and interest based on a 20-year amortization with the final payment due in January 2017. The eight notes totaling $35.0 million and the related collateral are held by special purpose entities whose sole members are wholly owned subsidiaries. These eight fully amortizing notes are payable in monthly installments of principal and interest and mature in May 2011. The contractual interest rates for the ten outstanding mortgage notes range from 7.22% to 8.50%.

Other Note Payable

     In July, 1999, the Company entered into a $7.0 million note with a commercial bank. The note bears interest at 7.53%, is payable in equal semi-annual installments of principal and interest, and fully amortizes in July 2005.

Other Long-Term Debt Information

     Future maturities of long-term debt are as follows (in thousands):

2005	$26,893
2006	44,240
2007	6,287
2008	6,777
2009	7,286
2010 and thereafter	627,781

$719,264

     During the years ended December 31, 2004, 2003 and 2002, interest paid totaled $41.8 million, $35.3 million and $34.7 million, and interest capitalized totaled $1.8 million, $0.7 million and $1.4 million, respectively.

7. STOCKHOLDERS’ EQUITY

     The Company had common and preferred shares outstanding for each of the three years ended December 31, as follows:

	Year Ended December 31,
	2004	2003	2002
Common Shares
Balance, beginning of period	42,991,416	42,158,564	41,799,669
Issuance of stock	4,686,789	819,560	244,831
Common stock redemption	0	0	(418,959)
Shares awarded as deferred stock compensation, net of forfeitures	22,903	13,292	533,023

Balance, end of period	47,701,108	42,991,416	42,158,564

Preferred Shares
Balance, beginning of period	0	0	3,000,000
Preferred stock redemption	0	0	(3,000,000)

Balance, end of period	0	0	0

     On July 28, 2004, the Company sold 4,000,000 shares of common stock, par value $0.01 per share, at $36.30 per share ($34.57 per share net of underwriting discounts and commissions) in an underwritten public offering. The Company received approximately $138.3 million in net proceeds from the offering. On August 5, 2004, the underwriters purchased 600,000 additional shares to cover over-allotments generating approximately $20.7 million in additional net proceeds to the Company. The proceeds from the offering, including the over-allotment proceeds, were used to fund the acquisition of 20 buildings from Baylor Health Care System, to repay the outstanding balance on the Unsecured Credit Facility due 2006, and for general corporate purposes.

     On September 5, 2003, the Company sold 750,000 shares of common stock, par value $0.01 per share, in an underwritten public offering for net proceeds of $23.3 million.

     Effective December 31, 2002, the Company repurchased 418,959 shares from a former executive officer pursuant to the terms of a retirement agreement. Payment for this repurchase was made January 8, 2003. Such shares were retired upon repurchase. The Company’s 2002 financial statements reflect the repurchase as if the common stock redemption occurred on December 31, 2002.

     On September 30, 2002, the Company redeemed all of its 8 7/8% Series A Voting Cumulative Preferred Stock at a redemption price of $25.00 per share, plus accrued dividends of $0.18896 per share from August 30, 2002 to the redemption date, for a total redemption price of $25.18896 per share. The aggregate cost of the redemption was $75.6 million.

     In October 2002, the Company issued 150,000 shares of common stock of the Company pursuant to agreements entered into with three individuals related to the acquisition of Capstone Capital Corporation in 1998, which fulfilled its commitment to issue shares under these agreements.

     Comprehensive income is the same as net income for the Company for all periods presented.

8. BENEFIT PLANS

Executive Retirement Plan

     The Company has an Executive Retirement Plan, under which an officer designated by the Compensation Committee of the Board of Directors may receive upon normal retirement (defined to be when the officer reaches age 65 and has completed five years of service with the Company) 60% of the officer’s final average earnings (defined as the average of the executive’s highest three years’ earnings) plus 6% of final average earnings times years of service after age 60 (but not more than five years), less 100% of certain other retirement benefits received by the officer.

Retirement Plan for Outside Directors

     The Company has a retirement plan for outside directors which upon retirement will pay annually, for a period not to exceed 15 years, an amount equal to the director’s annual retainer and meeting fee compensation (currently this amount would range between $28,000 and $33,000, based on four meetings during the year) immediately preceding retirement from the Board.

Retirement Plan Information

     Net expense for both the Executive Retirement Plan and the Retirement Plan for Outside Directors (the “Plans”) for the three years in the period ended December 31, 2004 is comprised of the following (in thousands):

	2004	2003	2002
Service cost	$543	$418	$321
Interest cost	351	282	207
Other	48	31	21

	$942	$731	$549

     The Plans are un-funded and benefits will be paid from earnings of the Company. The following table sets forth the benefit obligations as of December 31, 2004 and 2003 (in thousands).

	2004	2003
Benefit obligation at beginning of year	$5,682	$4,609
Service cost	543	418
Interest cost	351	282
Other	(210)	31
Actuarial gain (loss)	249	342

Benefit obligation at end of year	6,615	5,682
Unrecognized net actuarial (gain) loss	(968)	(719)

Net pension liability in other liabilities	$5,647	$4,963

     Accounting for the Executive Retirement Plan for the years ended December 31, 2004 and 2003 assumes discount rates of 6.40% and 6.90%, respectively, and a compensation increase rate of 2.7%. Accounting for the Retirement Plan for Outside Directors assumes discount rates of 6.40% and 6.90%, respectively.

9. STOCK PLANS

1993 Employees Stock Incentive Plan

     Prior to its expiration on January 1, 2003, the Company was authorized to issue stock representing up to 7.5% of its outstanding shares of common stock (the “1993 Employee Plan Shares”) under the 1993 Employees Stock Incentive Plan (the “1993 Employee Plan”). As of December 31, 2004 and 2003, the Company had issued, net of forfeitures, a total of 1,302,975 and 1,303,083 restricted shares of the 1993 Employee Plan Shares, respectively, for compensation-related awards to employees under the 1993 Employee Plan. For the years ended December 31, 2004, 2003, and 2002, compensation expense resulting from the amortization of the value of these shares was $3.4 million, $3.4 million, and $3.5 million, respectively. No additional shares will be issued under the 1993 Employee Plan.

2003 Employees Restricted Stock Incentive Plan

     The terms of the 2003 Employees Restricted Stock Incentive Plan, as amended (the “2003 Employee Plan”) are substantially the same as the 1993 Employee Plan. The 2003 Employee Plan, as amended, however, limits the total number of shares (the “2003 Employee Plan Shares”) the Company is authorized to issue under the plan to 2,099,853 shares and terminates the plan on December 1, 2012. As of December 31, 2004 and 2003, the Company had issued a total of 37,654 and 10,196 restricted shares, respectively, (the “Reserved Stock”) under the 2003 Employee Plan for compensation-related awards to employees. The 2003 Employee Plan Shares are generally subject to fixed vesting periods varying from three to ten years beginning on the date of issue. If an employee voluntarily terminates employment with the Company before the end of the vesting period, the shares are forfeited, at no cost to the Company. Once the 2003 Employee Plan Shares have been issued, the employee has the right to receive dividends and the right to vote the shares. Compensation expense recognized in 2004 and 2003 from the amortization of the value of these shares was $162,968 and $49,243, respectively.

Non-Employee Directors’ Stock Plan

     Pursuant to the 1995 Restricted Stock Plan for Non-Employee Directors (the “1995 Directors’ Plan”), the directors’ stock vests for each director upon the date three years from the date of issue and is subject to forfeiture prior to such date upon termination of the director’s service, at no cost to the Company. As of December 31, 2004 and 2003, the Company had a total of 80,827 and 81,877 authorized shares under the 1995 Directors’ Plan, respectively, that had not been issued. As of December 31, 2004 and 2003, the Company had issued a total of 19,173 and 18,123 shares, respectively, pursuant to the 1995 Directors’ Plan. For 2004, 2003, and 2002, compensation expense resulting from the amortization of the value of these shares was $30,571, $25,936, and $21,318, respectively.

Dividend Reinvestment Plan

     The Company is authorized to issue 1,000,000 shares of common stock under the Dividend Reinvestment Plan. As of December 31, 2004 and 2003, the Company had a total of 695,512 and 728,019 shares authorized, respectively, which had not been issued.

Employee Stock Purchase Plan

     Effective January 2000, the Company adopted the 2000 Employee Stock Purchase Plan (the “2000 Employee Purchase Plan”) pursuant to which the Company is authorized to issue shares of common stock. The 2000 Employee Purchase Plan effectively replaces the 1995 Employee Purchase Plan (the “1995 Employee Purchase Plan”). All options issued under the 1995 Employee Purchase Plan expired in April 2002. As of December 31, 2004 and 2003, the Company had a total of 665,774 and 698,242 shares authorized under the 2000 Employee Purchase Plan, respectively, which had not been issued or optioned. Under the 2000 Employee Purchase Plan, each eligible employee in January of each year is able to purchase up to $25,000 of common stock at the lesser of 85% of the market price on the date of grant or 85% of the market price on the date of exercise of such option (the “Exercise Date”). The number of shares subject to each year’s option becomes fixed on the date of grant. Options granted under the 2000 Employee Purchase Plan expire if not exercised 27 months after each such option’s date of grant.

     A summary of the Employee Purchase Plan activity and related information for the three years in the period ended December 31, 2004 is as follows:

	All Options
	2004	2003	2002
Outstanding, beginning of year	157,354	187,089	260,962
Granted	103,452	142,618	156,992
Exercised	(48,785)	(36,747)	(65,406)
Forfeited	(25,448)	(72,204)	(87,553)
Expired	(45,536)	(63,402)	(77,906)

Outstanding and exercisable at end of year	141,037	157,354	187,089
Weighted-average fair value of options granted during the year (calculated as of the grant date)	$4.58	$3.15	$2.93
Weighted-average exercise price of options exercised during the year	$25.81	$22.44	$18.02
Weighted-average exercise price of options outstanding (calculated as of December 31)	$27.97	$24.86	$21.43
Range of exercise prices of options outstanding (calculated as of December 31)	$23.80-30.39	$18.06-24.86	$14.98-$23.80
Weighted-average contractual life of outstanding options (calculated as of December 31, in years)	0.8	0.9	0.8

     The fair value for these options was estimated at the date of grant using a Black-Scholes options pricing model with the following assumptions for 2004, 2003 and 2002: risk-free interest rates of 3.08%, 1.27% and 1.70%; dividend yields of 7.5%, 8.68% and 8.79%; volatility factors of the expected market price of the Company’s common stock of 0.194, 0.192 and 0.179; and an expected life of each option of 1.13 years, respectively.

10. RETIREMENT AND TERMINATION BENEFITS

     During the fourth quarter of 2002, the Company established a $13.1 million severance and payroll tax liability and recorded an $11.6 million charge relating to the retirement of one executive officer and the elimination of nine other officer and employee positions in several departments within the corporate office. The retirement and all other position eliminations were effective in the fourth quarter of 2002 except one whom the Company subsequently determined in 2003 to maintain as an employee resulting in a $23,000 adjustment to the liability. During 2003 and 2004, the Company made payments of $12.9 million and $0.2 million, respectively, reducing the liability to zero.

11. NET INCOME PER SHARE

     The table below sets forth the computation of basic and diluted earnings per share as required by FASB Statement No. 128 for the three years in the period ended December 31, 2004 (dollars in thousands, except per share data).

	Year Ended December 31,
	2004	2003	2002
WEIGHTED AVERAGE SHARES
Average Shares Outstanding	44,971,489	42,430,332	42,256,330
Unvested Restricted Stock Shares	(1,308,677)	(1,286,824)	(1,280,302)

Weighted Average Shares — Basic	43,662,812	41,143,508	40,976,028

Weighted Average Shares — Basic	43,662,812	41,143,508	40,976,028
Dilutive effect of Restricted Stock Shares	867,671	581,624	693,093
Dilutive effect of Employee Stock Purchase Plan	54,241	50,627	92,020

Weighted Average Shares — Diluted	44,584,724	41,775,759	41,761,141

EARNINGS
Income from Continuing Operations	$48,974	$51,128	$47,748
Preferred Stock Dividend	0	0	(5,559)

Income from Continuing Operations	$48,974	$51,128	$42,189
Discontinued Operations	5,783	7,689	15,335

Net income	$54,757	$58,817	$57,524

BASIC EARNINGS PER COMMON SHARE
Income from Continuing Operations per common share	$1.12	$1.24	$1.03
Discontinued Operations per common share	0.13	0.19	0.37

Net income per common share	$1.25	$1.43	$1.40

DILUTED EARNINGS PER COMMON SHARE
Income from Continuing Operations per common share	$1.10	$1.22	$1.01
Discontinued Operations per common share	0.13	0.19	0.37

Net income per common share	$1.23	$1.41	$1.38

12. COMMITMENTS AND CONTINGENCIES

Construction in Progress

     As of December 31, 2004, the Company had a net investment of approximately $12.5 million in one build-to-suit development in progress, which has a total remaining funding commitment of approximately $11.4 million. The Company received the certificate of substantial completion during the second quarter of 2005 and will proceed with construction of tenant improvements. The Company also has an investment of $6.3 million in a land parcel in Hawaii. The Company anticipates it will begin construction during 2005 on a medical office building on the land for an aggregate anticipated investment of approximately $47.0 million.

     The Company also has various tenant improvement obligations related to its operating properties with remaining commitments totaling approximately $7.7 million as of December 31, 2004. The Company anticipates these amounts will be funded within the next 12 months.

New Investments

     The Company has entered into agreements to invest in approximately $18.5 million in new senior living assets during the second quarter of 2005. Closing of these transactions is subject to satisfaction of due diligence and other customary conditions.

Operating Leases

     As of December 31, 2004, the Company was making payments under operating lease agreements relating to two office leases, one automobile lease, and ground leases related to 31 properties the Company owns. Rental expense relating to operating leases for the years ended December 31, 2004, 2003, and 2002 was $2.7 million, $1.4 million, and $1.5 million, respectively. The Company’s future minimum lease payments for its operating leases as of December 31, 2004 are as follows (in thousands):

2005	$3,110
2006	3,178
2007	3,219
2008	3,267
2009	3,376
2010 and thereafter	238,788

$254,938

Legal Proceedings

     On October 9, 2003, HR Acquisition I Corporation (f/k/a Capstone Capital Corporation, “Capstone”), a wholly-owned affiliate of the Company, was served with the Third Amended Verified Complaint in a shareholder derivative suit which was originally filed on August 28, 2002 in the Jefferson County, Alabama Circuit Court by a shareholder of HealthSouth Corporation. The suit alleges that certain officers and directors of HealthSouth, who were also officers and directors of Capstone, sold real estate properties from HealthSouth to Capstone and then leased the properties back to HealthSouth at artificially high values, in violation of their fiduciary obligations to HealthSouth. The Company acquired Capstone in a merger transaction in October, 1998. None of the Capstone officers and directors remained in their positions following the Company’s acquisition of Capstone. The complaint seeks an accounting and disgorgement of monies obtained by the allegedly wrongful conduct and other unspecified damages. There is currently a stay on discovery in the case that is expected to be in effect through the resolution of the pending criminal proceedings against the former CEO of Healthsouth. The Company will defend itself vigorously and believes that the claims brought by the plaintiff are not meritorious.

     The Company is not aware of any other pending or threatened litigation that, if resolved against the Company, would have a material adverse effect on the Company’s financial condition or results of operations.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, receivables and payables are a reasonable estimate of their fair value as of December 31, 2004 and 2003 due to their short-term nature. The fair value of notes and bonds payable is estimated using cash flow analyses as of December 31, 2004 and 2003, based on the Company’s current interest rates for similar types of borrowing arrangements. The carrying amount of the Company’s notes and bonds payable as of December 31, 2004 and 2003 was approximately $9.3 million and $26.5 million less than the fair value, respectively. The carrying amount of the Company’s mortgage notes receivable as of December 31, 2004 and 2003 was approximately $6.1 million and $13.2 million less than the fair value, respectively. The carrying amount of the Company’s notes receivable as of December 31, 2004 and 2003 was approximately $0.7 million and $1.3 million more than the fair value, respectively.

14. SUBSEQUENT EVENTS

     On January 25, 2005, the Company declared an increase in its quarterly common stock dividend from $0.645 per share ($2.58 annualized) to $0.65 per share ($2.60 annualized) payable to shareholders of record on February 14, 2005. This dividend was paid on March 3, 2005. On April 26, 2005, the Company declared an increase in its quarterly common stock dividend from $0.65 per share ($2.60 annualized) to $0.655 per share ($2.62 annualized) payable on June 2, 2005 to shareholders of record on May 16, 2005.

     On January 18, 2005, a senior living operator repurchased nine of the ten properties it leased from the Company producing net sales proceeds to the Company totaling $58.9 million and repurchased the tenth property in May 2005 producing net proceeds to the Company totaling $12.1 million. The ten properties covered by the purchase options exercised by this operator comprise approximately $74.9 million ($61.2 million, net) of the Company’s real estate properties and accounted for approximately 3.6% of the Company’s revenues for the year ended December 31, 2004. The Company recognized a gain of approximately $6.1 million in the first quarter of 2005 from the sale of the nine properties and expects to recognize a gain of approximately $1.2 million from the sale of the tenth property in the second quarter of 2005.

     On April 20, 2005, a second senior living operator repurchased five properties it leased from the Company producing net sales proceeds to the Company totaling $53.2 million. The five properties covered by the purchase options exercised by this operator comprise approximately $50.3 million ($42.1 million, net) of the Company’s real estate assets and accounted for approximately 2.5% of the Company’s revenues for the year ended December 31, 2004. The Company does not expect to recognize a significant gain or loss from the sale of these properties.

     As of June 21, 2005, the Company has reinvested approximately $101.3 million of the proceeds from these repurchases, has agreements in place to invest an additional $11.1 million (subject to due diligence and satisfaction of customary conditions), and is continuing to pursue investment opportunities to deploy the remaining proceeds from these repurchases. The Company’s inability to immediately reinvest all of the sales proceeds will have the effect of reducing net income and funds from operations for 2005.

15. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Quarterly financial information for the years ended December 31, 2004 and 2003 is summarized below. As previously reported, quarterly amounts include the reclassifications discussed in Note 1. The quarterly information has also been restated to adjust for the items discussed in Note 2.

		Restatement Adjustments
	As previously	Discontinued		As
	reported	operations	Other	restated
First quarter 2004
Total revenue	$52,203	$(2,558)	$(6,828)	$56,473
Income from continuing operations	$17,812	$(1,977)	$(4,152)	$11,683
Discontinued operations	$0	$1,977	$0	$1,977
Net income	$17,812	$0	$(4,152)	$13,660
Income from continuing operations per common share — Basic	$0.43	$(0.05)	$(0.10)	$0.28
Discontinued operations per common share — Basic	$0.00	$0.05	$0.00	$0.05
Net income per common share — Basic	$0.43	$0.00	$(0.10)	$0.33
Income from continuing operations per common share — Diluted	$0.42	$(0.05)	$(0.10)	$0.27
Discontinued operations per common share — Diluted	$0.00	$0.05	$0.00	$0.05
Net income per common share — Diluted	$0.42	$0.00	$(0.10)	$0.32

Second quarter 2004
Total revenue	$56,540	$(1,771)	$11,615	$66,384
Income from continuing operations	$15,625	$(1,230)	$(1,274)	$13,121
Discontinued operations	$0	$1,230	$0	$1,230
Net income	$15,625	$0	$(1,274)	$14,351
Income from continuing operations per common share — Basic	$0.37	$(0.03)	$(0.03)	$0.31
Discontinued operations per common share — Basic	$0.00	$0.03	$0.00	$0.03
Net income per common share — Basic	$0.37	$0.00	$(0.03)	$0.34
Income from continuing operations per common share — Diluted	$0.37	$(0.03)	$(0.03)	$0.31
Discontinued operations per common share — Diluted	$0.00	$0.03	$0.00	$0.03
Net income per common share — Diluted	$0.37	$0.00	$(0.03)	$0.34

Third quarter 2004
Total revenue	$61,850	$(2,056)	$11,026	$70,820
Income from continuing operations	$13,938	$(1,510)	$942	$13,370
Discontinued operations	$0	$1,510	$0	$1,510
Net income	$13,938	$0	$942	$14,880
Income from continuing operations per common share — Basic	$0.31	$(0.03)	$0.02	$0.30
Discontinued operations per common share — Basic	$0.00	$0.03	$0.00	$0.03
Net income per common share — Basic	$0.31	$0.00	$0.02	$0.33
Income from continuing operations per common share — Diluted	$0.31	$(0.03)	$0.01	$0.29
Discontinued operations per common share — Diluted	$0.00	$0.03	$0.01	$0.04
Net income per common share — Diluted	$0.31	$0.00	$0.02	$0.33

		Restatement Adjustments
	As previously	Discontinued		As
	reported	operations	Other	restated
Fourth quarter 2004
Total revenue	$62,942	$0	$10,988	$73,930
Income from continuing operations	$14,987	$0	$(4,187)	$10,800
Discontinued operations	$1,066	$0	$0	$1,066
Net income	$16,053	$0	$(4,187)	$11,866
Income from continuing operations per common share — Basic	$0.32	$0.00	$(0.09)	$0.23
Discontinued operations per common share — Basic	$0.03	$0.00	$0.00	$0.03
Net income per common share — Basic	$0.35	$0.00	$(0.09)	$0.26
Income from continuing operations per common share — Diluted	$0.32	$0.00	$(0.09)	$0.23
Discontinued operations per common share — Diluted	$0.02	$0.00	$0.00	$0.02
Net income per common share — Diluted	$0.34	$0.00	$(0.09)	$0.25

First quarter 2003
Total revenue	$47,021	$(2,904)	$(233)	$43,884
Income from continuing operations	$18,104	$(1,584)	$(1,086)	$15,434
Discontinued operations	$464	$1,584	$0	$2,048
Net income	$18,568	$0	$(1,086)	$17,482
Income from continuing operations per common share — Basic	$0.44	$(0.04)	$(0.02)	$0.38
Discontinued operations per common share — Basic	$0.01	$0.04	$0 00	$0.05
Net income per common share — Basic	$0.45	$0.00	$(0.02)	$0.43
Income from continuing operations per common share — Diluted	$0.44	$(0.04)	$(0.03)	$0.37
Discontinued operations per common share — Diluted	$0.01	$0.04	$0 00	$0.05
Net income per common share — Diluted	$0.45	$0.00	$(0.03)	$0.42

Second quarter 2003
Total revenue	$46,975	$(3,238)	$880	$44,617
Income from continuing operations	$16,403	$(1,589)	$(3,058)	$11,756
Discontinued operations	$1,231	$1,589	$0	$2,820
Net income	$17,634	$0	$(3,058)	$14,576
Income from continuing operations per common share — Basic	$0.40	$(0.04)	$(0.07)	$0.29
Discontinued operations per common share — Basic	$0.03	$0.04	$0.00	$0.07
Net income per common share — Basic	$0.43	$0.00	$(0.07)	$0.36
Income from continuing operations per common share — Diluted	$0.39	$(0.04)	$(0.07)	$0.28
Discontinued operations per common share — Diluted	$0.03	$0.04	$0.00	$0.07
Net income per common share — Diluted	$0.42	$0.00	$(0.07)	$0.35

		Restatement Adjustments
	As previously	Discontinued		As
	reported	operations	Other	restated
Third quarter 2003
Total revenue	$48,076	$(3,212)	$4,935	$49,799
Income from continuing operations	$17,429	$(1,601)	$(2,350)	$13,478
Discontinued operations	$20	$1,601	$0	$1,621
Net income	$17,449	$0	$(2,350)	$15,099
Income from continuing operations per common share — Basic	$0.42	$(0.04)	$(0.05)	$0.33
Discontinued operations per common share — Basic	$0.00	$0.04	$0.00	$0.04
Net income per common share — Basic	$0.42	$0.00	$(0.05)	$0.37
Income from continuing operations per common share — Diluted	$0.42	$(0.04)	$(0.06)	$0.32
Discontinued operations per common share — Diluted	$0.00	$0.04	$0.00	$0.04
Net income per common share — Diluted	$0.42	$0.00	$(0.06)	$0.36

Fourth quarter 2003
Total revenue	$48,774	$0	$(2,973)	$51,747
Income from continuing operations	$15,655	$0	$(5,195)	$10,460
Discontinued operations	$1,201	$0	$1	$1,200
Net income	$16,856	$0	$(5,196)	$11,660
Income from continuing operations per common share — Basic	$0.38	$0.00	$(0.13)	$0.25
Discontinued operations per common share — Basic	$0.02	$0.00	$0.01	$0.03
Net income per common share — Basic	$0.40	$0.00	$(0.12)	$0.28
Income from continuing operations per common share — Diluted	$0.37	$0.00	$(0.12)	$0.25
Discontinued operations per common share — Diluted	$0.03	$0.00	$0.00	$0.03
Net income per common share — Diluted	$0.40	$0.00	$(0.12)	$0.28

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     Changes and reportable events regarding the Company’s accountants are incorporated by reference in Item 14 included elsewhere in this Form 8-K.

Item 9A. Controls and Procedures

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

     The Company’s management, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as of the end of the period covered by this report. Based on such evaluation, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures were not effective.

Management’s Annual Report on Internal Control over Financial Reporting

Management’s Report
ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     The management of Healthcare Realty Trust Incorporated (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework, and concluded that the Company’s controls over the selection and application of accounting principles in accordance with generally accepted accounting principles were inadequate and the inadequacy constituted a material weakness in the Company’s design of internal control over financial reporting at December 31, 2004.

     The material weakness was identified as a result of the Company’s restatement of prior year financial statements and interim financial statements for 2004. The restatement is related to restricted stock measurement and amortization of restricted stock grants, the collectibility of certain accounts receivable from entities other than the original contractual obligor, the capitalization of certain costs related to construction developments for one healthcare system, and variable interest entities (VIE) that are not indentified and accounted for under the provisions of FIN 46 and FIN 46R, “Consolidation of Variable Interest Entities”. The restatement is more fully described in Note 2 to the financial statements.

     The Company has instituted effective improvements in controls over financial reporting, including identification of the need for additional personnel. On May 1, 2005, the Company hired a CPA with approximately thirteen years of experience to fill the senior accounting manager vacancy and become the controller. In addition, the Company is seeking to hire an employee who will serve as the principal accounting officer.

     The function of the Company’s Investment Committee, has been expanded to include review and approval of restructurings and dispositions in addition to acquisitions. The new principal accounting officer will be a member of this committee to further ensure that accounting expertise is applied to such transactions.

     Regarding accounting for restricted stock, all officer employment agreements are reviewed by senior accounting personnel for possible accounting implications. Further, the accounting department personnel who account for restricted stock amortization will amortize all future restricted stock awards over the shorter of the stated vesting period or the period between the measurement date and the date when the officer achieves unilateral access to the shares based on the officer’s employment agreement.

     With respect to the capitalized cost restatement, for 2005 and future years the Company and the health system sponsor have agreed that the Company will no longer fund this type of cost at the direction of the health system sponsor.

     With regard to evaluating for the collectibility of accounts receivables a senior corporate accountant will review each receivable to consider whether SFAS No. 15 or SFAS No. 114 and No. 5 should apply, and account for the collectibility accordingly.

     With regard to the VIE matter, the Company did not have a formal review process regarding the accounting for restructuring transactions. Future restructuring transactions will be reviewed by the new principal accounting officer and the CFO to ensure that the accounting implications are fully considered, the final arrangements are accounted for correctly, and that variable interest entities, if any, are properly identified.

Item 9 B. Other Information

     None.

Part III

Item 10. Directors and Executive Officers of the Registrant

Directors

     The Board of Directors is divided into three classes having three-year terms that expire in successive years. The current three-year term of the Class 3 directors expires at the 2005 annual meeting.

Class 3 Directors:

			Director
Name	Age	Principal Occupation	Since
Class 3 — 2005
David R. Emery	60	Chairman of the Board of Directors and	1993
		Chief Executive Officer of Healthcare
		Realty Trust Incorporated
Batey M. Gresham, Jr.	70	Founder/Principal, Gresham, Smith &	1993
		Partners (architects), Nashville, Tennessee
Dan S. Wilford	64	Retired since November 1, 2002;	2002
		previously President and Chief
		Executive Officer, Memorial Hermann
		Healthcare System (hospital system),
		Houston, Texas; also a director of
		Sanders Morris Harris Group (investment
		firm), Houston, Texas and Southern
		National Bank of Texas, Houston, Texas

Class 1 Directors:

			Director
Name	Age	Principal Occupation	Since
Class 1 — 2006
Bruce D. Sullivan (resigned from the Board of Directors effective April 27, 2005 and was reappointed on June 23, 2005)(1)	64	Retired since October 2001; serving as part-time chief financial officer to small companies; was managing partner of Nashville office of Ernst & Young, LLP from October 1998 until retirement	2004

Charles Raymond Fernandez, M.D.	61	Chief Executive Officer and Chief	1993
		Medical Officer, Piedmont Clinic,
		Atlanta, Georgia since November, 1999
Errol L. Biggs, Ph.D.	64	Director, Center for Health	1993
		Administration and Director,
		Programs in Health Administration,
		University of Colorado; President,
		Biggs & Associates (consulting
		company), Castle Rock, Colorado

Class 2 Directors:

			Director
Name	Age	Principal Occupation	Since
Class 2 — 2007
Marliese E. Mooney	75	Independent healthcare consultant, Fort	1993
		Myers, Florida
Edwin B. Morris III	65	Managing Director, Morris & Morse	1993
		Company, Inc. (real estate financial
		consulting firm), Boston,
		Massachusetts
John Knox Singleton	56	President and Chief Executive Officer,	1993
		Inova Health Systems, Falls Church,
		Virginia; also a director of
		Washington Mutual Investors Fund
		(mutual fund), Washington, D.C. and a
		director of JPMorgan Value
		Opportunities Fund (mutual fund),
		Washington, D.C.

Except as indicated, each of the directors has had the principal occupation indicated for more than five years.

(1) The Company’s restated financial statements for the years ended 2003 and 2002 were audited by Ernst & Young LLP. Mr. Sullivan, is a retired partner of Ernst & Young. Because Mr. Sullivan still receives a pension payment from Ernst & Young, he resigned from the Company’s Board of Directors effective April 27, 2005 to preserve Ernst & Young’s independence. Mr. Sullivan was subsequently reappointed to the Company’s Board of Directors effective June 23, 2005.

Employment Contracts And Change-In-Control Arrangements

     David R. Emery

     Mr. Emery’s employment agreement, pursuant to which he serves as Chairman, President and Chief Executive Officer of the Company, has a five-year term that is automatically extended on January 1 of each year for an additional year. Under this agreement, Mr. Emery receives a 2005 base salary of $484,172 (which includes a cost of living adjustment) and annual increases at the discretion of the Compensation Committee of the Board of Directors, and is entitled to participate in the Company’s restricted stock plan and all other benefit programs generally available to executive officers of the Company. Mr. Emery is also entitled to receive an annual bonus at the discretion of the Compensation Committee in accordance with the Company’s 2003 Restricted Stock Incentive Plan.

     If Mr. Emery’s employment agreement is terminated for any reason other than for cause or upon Mr. Emery’s voluntary termination, he is entitled to receive his unpaid salary, earned bonus, vested, released, granted, or reserved stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan), and other benefits accrued through the date of termination. In addition, Mr. Emery will receive as severance compensation his base salary for a period of three years following the date of termination and an amount equal to twice his average annual bonus during the two years immediately preceding his termination. Mr. Emery may elect to receive a lump sum severance amount equal to the present value of such severance payments (using a discount rate equal to the 90-day treasury bill interest rate in effect on the date of delivery of such election notice).

     If a “change-in-control” (as defined in the employment agreement) occurs, Mr. Emery may terminate his agreement and receive his accrued base salary and other benefits described above through the remaining term of the agreement and an amount equal to three times his average annual bonus during the two years immediately preceding the termination. Mr. Emery may elect to receive from the Company the present value of such payments as a lump sum severance payment (calculated as provided above), which may not be less than three times his base salary. In such event, Mr. Emery is entitled to receive a tax gross-up payment as compensation for any excise tax imposed by Section 280(g) of the Internal Revenue Code which would be required to be paid.

     The Company may terminate Mr. Emery’s agreement for “cause,” which is defined to include acts of dishonesty on Mr. Emery’s part constituting a felony which has resulted in material injury to the Company and which is intended to result directly or indirectly in substantial gain or personal enrichment to Mr. Emery at the expense of the Company or Mr. Emery’s material, substantial and willful breach of the employment agreement which has resulted in material injury to the Company. In the event of Mr. Emery’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.

     Mr. Emery’s agreement may also be terminated if Mr. Emery dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of Mr. Emery’s death or disability, Mr. Emery (or his estate) shall receive his unpaid salary, earned bonus, vested, released, granted or reserved stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if Mr. Emery becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.

     The Company has agreed to indemnify Mr. Emery for certain liabilities arising from actions taken within the scope of his employment. Mr. Emery’s employment agreement contains restrictive covenants pursuant to which Mr. Emery has agreed not to compete with the Company during the period of Mr. Emery’s employment and any period following termination of his employment during which he is receiving severance payments except in the event of a change-in-control of the Company.

     Other Executive Officers

     The Company’s other executive officers — Scott W. Holmes, Senior Vice President and Chief Financial Officer; J.D. Carter Steele, Senior Vice President and Chief Operating Officer; and John M. Bryant, Jr., Senior Vice President and General Counsel — have employment agreements with the Company. Each of the three employment agreements is similar in scope except for the 2005 base cash salary, net of deferred compensation amounts — $215,678 for Mr. Holmes; $237,077 for Mr. Steele; and $215,600 for Mr. Bryant. Each agreement has a one-year term that is automatically extended on January 1 of each year for an additional year. Under each agreement, the employee receives a base salary (which includes a cost of living adjustment) and annual increases at the discretion of the Compensation Committee of the Board of Directors, and is entitled to participate in the Company’s restricted stock plan and all other benefit programs generally available to executive officers of the Company.

     If an employment agreement is terminated for any reason other than for cause or upon the employee’s voluntary termination, he is entitled to receive his unpaid salary, earned bonus, vested, released, granted, or reserved stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan), and other benefits through the date of termination. In addition, the employee will receive as severance compensation his base salary for a period of 18 months following the date of termination and an amount equal to twice his average annual bonus during the two years immediately preceding his termination.

     If a “change-in-control” (as defined in the employment agreement) occurs, the employee may terminate his agreement and receive his accrued base salary and other benefits described above through the termination date, an amount equal to 1.5 times his base salary through the remaining term of the agreement, and an amount equal to two times his average annual bonus during the two years immediately preceding the termination. Each employee may elect to receive from the Company the present value of such payment (calculated in the same manner as for Mr. Emery) as a lump sum severance payment, which may not be less than 1.5 times the base salary. In such event, the employee is entitled to receive a tax gross-up payment as compensation for any excise tax imposed by Section 280(g) of the Internal Revenue Code which would be required to be paid.

     The Company may terminate the employee’s agreement for “cause,” which is defined to include material, substantial and willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or the employee’s material, substantial and willful breach of the employment agreement which has resulted in material injury to the Company. In the event of the employee’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.

     Each agreement may also be terminated if the employee dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of the employee’s death or disability, the employee (or his estate) shall receive his unpaid salary, earned bonus, vested, released, granted or reserved stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if the employee becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.

     The Company has agreed to indemnify each of the employees for certain liabilities arising from actions taken within the scope of his employment. Each employment agreement contains restrictive covenants pursuant to which such employee has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments except in the event of a change-in-control of the Company.

Compensation Committee Interlocks And Insider Participation

     During 2004, the members of the Compensation Committee of the Board of Directors were Edwin B. Morris III (Chairman), Batey M. Gresham, Jr. and John Knox Singleton. There are no interlocks among the members of the Compensation Committee.

Code of Ethics

     The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as directors, officers and employees of the Company. The Code of Ethics is posted on the Company’s website (www.healthcarerealty.com) and available in print free of charge to any shareholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to: Investor Relations: Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. The Company intends to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on its website.

Section 16(a) Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than 10% shareholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 2004.

     Based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that all reports required to be filed with the SEC by Section 16(a) during the most recent fiscal year have been timely filed.

Item 11. Executive Compensation

Summary Compensation Table

     The following table reflects the compensation of the Named Executive Officers:

				Long-Term Compensation
				Restricted	Securities
Name and Principal	Annual Compensation (1)			Stock	Underlying
Position	Year	Salary	Bonus	Awards(2)	Options/SARs
David R. Emery	2004	$468,251	0	$4,433,625	0
Chairman of the Board and	2003	$461,331	0	$3,016,125	0
Chief Executive Officer	2002	$450,079	0	$4,800,938	0
Scott W. Holmes	2004	$204,680	0	$196,000	0
Senior Vice President and	2003	$161,017	0	$44,570	0
Chief Financial Officer	2002	$154,365	0	$4,385	0
J. D. Carter Steele	2004	$241,747	0	$170,309	0
Senior Vice President and	2003	$192,688	0	$53,318	0
Chief Operating Officer	2002	$166,203	0	$5,248	0
John M. Bryant, Jr.	2004	$192,000	0	$96,025	0
Senior Vice President and	2003	$137,700	0	$38,114	0
General Counsel	2002	$96,417	0	$3,750	0

(1)	In addition to the amounts shown on the table, the Company also provides not more than $45,000 in annual compensation to executive officers in the form of the cost of life and supplemental disability insurance premiums, certain financial and tax planning services paid on behalf of Mr. Emery and other perquisities. In each case these amounts are less than $50,000 and 10% of the officer’s compensation.

(2)	Each of the Named Executive Officers received restricted shares of Common Stock (a) in lieu of certain annual cash compensation, and/or (b) pursuant to long-term incentive awards. The shares were issued based upon attainment of specified target objectives, and the shares will fully vest without restriction if the executives remain employees of the Company for the specified periods. During the restricted period, holders may vote the shares and receive all dividends thereon. The following table sets forth certain information concerning such restricted stock issuances. The stock values indicated in the table do not reflect any diminution of value attributable to the restrictions on such shares.

													Value of
		Shares				Shares	Weighted					Number	all
		Issued in	Stock	Stock		Issued	Average					of all	Restricted
		Lieu of	Price at	Value at		Pursuant to	Stock		Stock			Restricted	Shares
		Annual	End of	End of		Long-Term	Price at		Value at			Shares	Held at
		Cash	Grant	Grant	Years to	Incentive	Grant		Grant		Years	Held at	Year
Executive	Year	Comp.	Year	Year(1)	Vest	Awards(3)	Date		Date		to Vest	Year End	End(2)
David R. Emery	2004	0	—	$0	—	112,500		$39.410		$4,433,625	12	813,680	$33,116,776
	2003	0	—	$0	—	112,500		$26.810		$3,016,125	12	701,180	$—
	2002	0	—	$0	—	168,750		$28.450		$4,800,938	12	588,680	$—
Scott W. Holmes	2004	5,256	$40.70	$213,919	8	0	$		$			9,654	$392,918
	2003	918	$35.75	$32,819	3-8	580		$30.550		$17,719	10	4,398	$—
	2002	140	$29.25	$4,095	3	0	$		$		0	2,900	$—
J. D. Carter Steele	2004	4,663	$40.70	$189,784	8	0	$		$			9,277	$377,574
	2003	1,098	$35.75	$39,254	3-8	694		$30.550		$21,202	10	4,614	$—
	2002	168	$29.25	$4,914	3	0	$		$			2,822	$—
John M. Bryant, Jr.	2004	2,686	$40.70	$109,320	8	0	$		$			4,087	$166,341
	2003	785	$35.75	$28,064	3-8	496		$30.550		$15,153	10	1,401	$—
	2002	120	$29.25	$3,510	3	0	$		$			120	$—

(1)	Based upon the closing price of a share of Common Stock on the New York Stock Exchange, Inc. on December 31 of the grant year.

(2)	Based upon the closing price of a share of Common Stock on the New York Stock Exchange, Inc. on December 31, 2004 of $40.70.

Stock Option Grants

     The Company did not have any stock options or stock appreciation rights outstanding, granted or exercised during 2004.

Pension or Retirement Plans

     The Company’s Executive Retirement Plan for certain officers is a defined benefit plan. The amount of a retiree’s pension is calculated using pay and years of service as an employee, rather than by the market value of the plan’s assets as in defined contribution plans.

     Upon retirement, a participant receives an annual pension from the plan equal to 60% of the participant’s Final Average Annual Compensation, as defined below, plus 6% for each year of (but not more than five years) service after age 60 (90% for retirement at age 65 with at least five years of service). Plan benefits are reduced by the participant’s primary Social Security benefits and Company contributions to the participant’s 401(k) plan. The annual pension benefit is payable to the participant’s spouse upon the participant’s death.

     The retirement benefit is adjusted annually to reflect changes in the Consumer Price Index. In addition, a participant may elect to take the retirement benefit in a lump-sum payment equal to the present value of the cash payments that would otherwise be paid to the participant. Such present value shall be determined as of the date of delivery of the notice of election and shall be based on a discount rate on 90-day U.S. Treasury bills, as reported in the Wall Street Journal (or similar publication).

     “Final Average Annual Compensation,” which is calculated as the average of the three highest, not necessarily consecutive, years’ earnings, is based upon a participant’s annual cash compensation (but not including cash bonuses for employees whose annual salary exceeds $200,000). The value of any restricted stock awards will not be included as Final Average Annual Compensation in determining the annual pension.

     The Compensation Committee selects eligible participants in the plan. As of March 15, 2005, the Compensation Committee has selected the following persons as the participants for this plan:

Years of Service
Name	As of December 31, 2004
David R. Emery	12
Roger O. West	10
Fredrick M. Langreck	12
Rita Hicks Todd	12

     The following table illustrates the annual pension benefits upon the normal retirement age of 65 calculated before any offset of the employee’s primary Social Security benefits or Company contributions to the participant’s 401(k) plan:

PENSION PLAN TABLE

Final
Average	Years of Service
Annual
Compensation	5	10	15	20
50,000	45,000	45,000	45,000	45,000
100,000	90,000	90,000	90,000	90,000
150,000	135,000	135,000	135,000	135,000
200,000	180,000	180,000	180,000	180,000
250,000	225,000	225,000	225,000	225,000
300,000	270,000	270,000	270,000	270,000
350,000	315,000	315,000	315,000	315,000
400,000	360,000	360,000	360,000	360,000
450,000	405,000	405,000	405,000	405,000
500,000	450,000	450,000	450,000	450,000
600,000	540,000	540,000	540,000	540,000
700,000	630,000	630,000	630,000	630,000
800,000	720,000	720,000	720,000	720,000
900,000	810,000	810,000	810,000	810,000
1,000,000	900,000	900,000	900,000	900,000

Deferred Compensation Plan

     The Company’s Non-Qualified Deferred Compensation Plan, which allowed eligible participants to defer and invest a portion of their compensation, was terminated effective December 31, 2004. The Company elected to terminate the plan due to increased administrative costs that were not justified by the low level of participation in the plan. The funds from the plan have been distributed to the participants. Under the plan, deferrals were credited to a participant’s investment account and invested in various securities designated by the Company and selected by the participants. Participants were 100% vested in their accounts. No matching funds were provided.

Employee Stock Purchase Plan

     The Company’s 2000 Employee Stock Purchase Plan (the “Purchase Plan”) allows eligible employees of the Company and its subsidiaries to purchase shares of the Company’s Common Stock through regular payroll deductions and voluntary contributions at a price equal to the lesser of (i) 85% of the market price of the Company’s Common Stock on the first day of the grant year or (ii) 85% of the market price of the Company’s Common Stock on the purchase date. The Company has reserved 1,000,000 shares of Common Stock for issuance pursuant to the Purchase Plan, subject to adjustment resulting from (i) a stock dividend, split or combination, (ii) recapitalization or reclassification, (iii) a reorganization, merger or consolidation in which the Company is the surviving corporation or (iv) another similar change affecting the Company’s Common Stock. As of March 31, 2005, 271,441 shares had been issued to employees under the Purchase Plan and its predecessor plan.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

     The following table sets forth as of March 31, 2005 the beneficial ownership of the Company’s equity securities in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. This means that all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned.

	Common		Percent of
	Shares		Common Shares
Name	Beneficially		Beneficially
of Beneficial Owner	Owned(1)		Owned
David R. Emery	959,629	(2)(3)	2.01%
J. D. Carter Steele	20,026	(4)	*
Scott W. Holmes	19,041	(5)	*
John M. Bryant, Jr.	7,520	(6)	*
Charles Raymond Fernandez, M.D.	6,886	(7)	*
Errol L. Biggs, Ph.D.	2,871	(8)	*
Marliese E. Mooney	3,489	(9)	*
Edwin B. Morris III	3,148	(10)	*
John Knox Singleton	29,705	(10)(11)	*
Batey M. Gresham, Jr.	6,162	(10)	*
Dan S. Wilford	4,429	(12)	*
Bruce D. Sullivan	0	(13)	*
All executive officers and directors as a group (12 persons)	1,060,468		2.22%
Lord, Abbett & Co.	4,423,222	(14)	9.27%

*	Less than 1%

(1)	Pursuant to the rules of the Securities and Exchange Commission, restricted shares of Common Stock that the recipient does not have the ability to vote or to receive dividends on are not included.

(2)	Includes 143,352 shares owned by the Emery Family Limited Partnership and 1,448 shares owned by the Emery Family 1993 Irrevocable Trust. Mr. Emery is a limited partner of the partnership and a beneficiary of the trust, but has no voting or investment power with respect to the shares owned by such partnership or trust.

(3)	Includes 814,829 shares of restricted stock granted pursuant to the Company’s 1993 Employees Stock Incentive Plan and its 2003 Employees Restricted Stock Incentive Plan.

(4)	Includes 1,000 shares owned by Mr. Steele’s wife and 15,388 shares of restricted stock granted pursuant to the Company’s 1993 Employees Stock Incentive Plan and its 2003 Employees Restricted Stock Incentive Plan.

(5)	Includes 15,208 shares of restricted stock granted pursuant to the Company’s 1993 Employees Stock Incentive Plan and its 2003 Employees Restricted Stock Incentive Plan.

(6)	Includes 6,666 shares of restricted stock granted pursuant the Company’s 2003 Employees Restricted Stock Incentive Plan.

(7)	Includes 2,616 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 450 are shares of restricted stock.

(8)	Includes 2,606 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 450 are shares of restricted stock.

(9)	Includes 2,489 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 450 are shares of restricted stock.

(10)	Includes 2,648 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 450 are shares of restricted stock.

(11)	Of these shares, 2,267 are held in trust by Mr. Singleton for the benefit of his minor children, 571 are held jointly with Peggy T. Singleton, Mr. Singleton’s wife, 8,821 shares are owned by Mr. Singleton’s wife, 13,460 are held by Mr. Singleton in a living trust, and 1,846 are owned in an IRA.

(12)	Includes 450 shares of stock granted under the Company’s 1995 Restricted Stock Plan for Non-Employee Directors, all of which are restricted.

(13)	Mr. Sullivan resigned from the Board of Directors effective April 27, 2005 and was subsequently reappointed on June 23, 2005.

(14)	Lord, Abbett & Co., an investment firm, located at 90 Hudson Street, Jersey City, New Jersey 07302, has reported to the Company that it possesses the sole power to vote and/or dispose of 4,423,222 shares of the Company’s Common Stock.

Item 13. Certain Relationships and Related Transactions

     The architectural firm Gresham, Smith & Partners received fees of approximately $123,095 during 2004 for services rendered to the Company. Batey M. Gresham, Jr., a director of the Company, is a founder of Gresham, Smith & Partners and is currently a non-profit-participating principal in such firm. Accordingly, Mr. Gresham received no personal benefit from such fees.

Item 14. Principal Accountant Fees and Services

Audit and Non-Audit Fees

     The following table presents fees for professional audit services rendered by KPMG LLP and Ernst & Young LLP in 2004 and Ernst & Young LLP in 2003 for the audit of the Company’s annual financial statements for the last two years, and fees billed for other services rendered by KPMG LLP and Ernst & Young LLP for the last two years.

	2004	2003
Audit fees (1)	$565,000	$262,098
Audit-related fees(2)	$392,246	$149,200
Tax fees	$0	$0
All other fees(3)	$43,526	$18,916

(1)	2004 includes $165,000 in fees paid to Ernst & Young LLP for the restatement of the Company’s 2002 and 2003 financial statements.

(2)	Such services consisted primarily of SEC registration statement related work, SEC comment letter related work, audits of employee benefit plans and accounting consultations. 2004 includes $148,500 in fees paid to Ernst & Young LLP.

(3)	Such services consisted of consulting services for the Compensation Committee of the Board of Directors on executive and officer compensation matters provided by Ernst & Young LLP.

     All services provided by the Company’s independent auditors were approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP and Ernst & Young LLP was compatible with the maintenance of such accounting firms’ independence in the conduct of their auditing functions.

     For the purpose of insuring the continued independence of the Company’s auditor, the Audit Committee determined that its independent auditors will not provide consulting services to the Company in the future. Additionally, the charter of the Audit Committee provides that the Audit Committee must pre-approve all services to be provided by the auditor. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee.

Changes in Independent Auditors

     On March 17, 2004, the Audit Committee appointed KPMG LLP to replace Ernst & Young LLP as the Company’s independent auditors for 2004. The Audit Committee did not take this action because of any concerns about the quality of Ernst & Young’s audit or due to any disagreements with Ernst & Young.

     Ernst & Young’s report on the financial statements of the Company for each of the fiscal years ended December 31, 2002 and December 31, 2003 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal years ended December 31, 2002 and December 31, 2003 there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report on the financial statements for that fiscal year. During the fiscal years ended December 31, 2002 and December 31, 2003 there were no reportable events that would have required disclosure under Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

     During the fiscal years ended December 31, 2003 and 2002, the Company did not consult Ernst & Young LLP regarding the application of generally accepted accounting principles to a specific transaction, either proposed or completed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     On June 7, 2005, the Audit Committee of the Board of Directors of Healthcare Realty Trust Incorporated dismissed KPMG LLP as its independent registered public accounting firm. The Company expects to engage a replacement accounting firm as soon as possible.

     KPMG has not completed its audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2004, or its audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, and has, therefore, not issued audit reports with respect to these audits. Ernst & Young LLP was the Company’s auditor for all years reported prior to 2004. The report of Ernst & Young on the Company’s financial statements for the year ended December 31, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. The Company previously disclosed in a Form 8-K filed on March 23, 2005, that its previously issued financial statements and respective reports of Ernst & Young should no longer be relied upon.

     During the year ended December 31, 2004 and through June 7, 2005, there were no disagreements with KPMG on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference thereto in its reports on the Company’s financial statements for such year.

     Except as otherwise described below, during the years ended December 31, 2003 and 2004, and through June 7, 2005, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

•	KPMG raised certain issues with respect to the accounting for two properties managed by a single operator. KPMG advised the Company that it believed that these transaction structures created two variable interest entities, or “VIEs”, within the meaning of FIN 46R, which would require operations of the VIEs to be consolidated into the Company’s financial statements. Upon re-examination of the transaction and subsequent to KPMG’s dismissal, the Company has concluded that the transaction structures are VIEs and that it will be restating its previously issued financial statements to consolidate the operations of these entities. The Company is reviewing other similar arrangements to determine if such arrangements could be deemed to be VIEs. The consolidation of the VIEs is expected to negatively impact net income.

•	Concurrently, on May 25, 2005, the audit committee received a letter from KPMG informing the committee that KPMG no longer had confidence in the ability of current financial management who sign the management representation letter to determine that the Company’s consolidated financial statements are fairly presented in conformity with GAAP. KPMG has further informed the audit committee that its assertion is based on competence and not integrity. KPMG advised the Company that it was ceasing work on the audit until appropriate remedial action was taken to provide assurance that the Company’s consolidated financial statements are fairly presented in conformity with GAAP. The Company and its audit committee disagree with KPMG’s characterization of the competence of financial management.

•	KPMG has also informed the Company that it believes that the Company has material weaknesses in its internal control over financial reporting. Management of the Company agrees with this assessment and has concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2004 and has taken steps to remediate these deficiencies.

Item 15. Exhibits and Financial Statement Schedules

(a) Index to Historical Financial Statements, Financial Statement Schedules and Exhibits

     (1) Financial Statements (unaudited):

     The following financial statements of Healthcare Realty Trust Incorporated are incorporated by reference in Item 8 included elsewhere in this Form 8-K.

•	Consolidated Balance Sheets – December 31, 2004 and 2003.

•	Consolidated Statements of Income for the years ended December 31, 2004, December 31, 2003 and December 31, 2002.

•	Consolidated Statements of Stockholders’ Equity and Comprehensive Income for the years ended December 31, 2004, December 31, 2003 and December 31, 2002.

•	Consolidated Statements of Cash Flows for the years ended December 31, 2004, December 31, 2003 and December 31, 2002.

•	Notes to Consolidated Financial Statements.

     (2) Financial Statement Schedules (unaudited):

Schedule II — Valuation and Qualifying Accounts at December 31, 2004	S-1
Schedule III — Real Estate and Accumulated Depreciation at December 31, 2004	S-2
Schedule IV — Mortgage Loans on Real Estate at December 31, 2004	S-3

All other schedules are omitted because they are not applicable or not required or because the information is included in the consolidated financial statements or notes thereto.

Schedule II — Valuation and Qualifying Accounts at December 31, 2004
(dollars in thousands)
(Unaudited)

		Additions
	Balance at	Charged to	Charged to
	Beginning	costs and	other		Balance at
Description	of Period	expenses	accounts (2)	Deductions (1)	End of Period

2004 Accounts receivable allowance	$3,583	$183	$581	$(6)	$4,353

Preferred stock investment reserve	1,000	—	—	—	1,000

	$4,583	$183	$581	$(6)	$5,353

2003 (Restated) Accounts receivable allowance (3)	$6,827	$2,315	$—	$5,559	$3,583

Preferred stock investment reserve	1,000	—	—	—	1,000

	$7,827	$2,315	$—	$5,559	$4,583

2002 (Restated) Mortgage notes receivable allowance	$1,421	$300	$(1,028)	$693	$—

Accounts receivable allowance (3)	3,005	3,629	1,028	835	6,827

Preferred stock investment reserve	1,000	—	—	—	1,000

	$5,426	$3,929	$—	$1,528	$7,827

(1)	Write-off of the related receivable accounts.

(2)	Re-allocation of Mortgage notes receivable allowance to Accounts receivable allowance in 2002. Reserve on accounts receivable acquired in a foreclosure in 2004.

(3)	For the years ended December 31, 2003 and 2002, the Charged to costs and expenses and Deductions columns for the Accounts receivable allowance have been restated and the Balance at End of Period has been restated for the year ended December 31, 2003 for the items discussed in Note 2 to the Consolidated Financial Statements, including an additional allowance provided on a portion of the VIE receivables consolidated.

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Healthcare Realty Trust, Inc.

Schedule III — Real Estate and Accumulated Depreciation at December 31, 2004
(Unaudited)

						Buildings, Improvements,
			Land			Lease Intangibles, and CIP
				Costs			Costs
				Capitalized			Capitalized
	Number of		Initial	Subsequent to		Initial	Subsequent to
Facility Type	Properties	State	Investment	Acquisition	Total	Investment	Acquisition	Total
Medical Office/Outpatient Facilities(3)	164	AL, AR, AZ, CA, DC, FL, GA, HI, IL, KS, LA, MA, MD, MI, MO, MS, NV, PA, TN, TX, VA, WY	$108,869	$3,172	$112,041	$1,126,382	$63,306	$1,189,688
Assisted Living Facilities	30	AL, CT, FL, GA, MO, MS, NC, NJ, OH, PA, TN, TX, VA	8,292	—	8,292	159,348	100	159,448
Independent Living Facilities	4	TX	—	—	—	42,839	829	43,668
Inpatient Rehabilitation Facilities	9	AL, FL, PA, TX	5,835	—	5,835	150,660	—	150,660
Other Inpatient Facilities	3	CA, MI, TX	6,123	150	6,273	26,296	—	26,296
Skilled Nursing Facilities	35	AZ, CO, FL, IN, KS, MI, MO, OK, PA, TN, TX, VA	12,292	276	12,568	174,889	2,663	177,552

Total Real Estate	245		141,411	3,598	145,009	1,680,414	66,898	1,747,312
Corporate Property	—		—	—	—	—	—	—

Total Property	245		$141,411	$3,598	$145,009	$1,680,414	$66,898	$1,747,312

[Continued from above]

			(1)(5)
	Personal	(4)(5)	Accumulated		Date	Date
Facility Type	Property	Total Assets	Depreciation	Encumbrances	Acquired	Constructed
Medical Office/Outpatient Facilities(3)	$1,603	$1,303,332	$175,177	$50,191	1993-2004	1905-2004 2 Under Const.(2)
Assisted Living Facilities	1,628	169,368	29,193	—	1998-2004	1998-2000
Independent Living Facilities	12	43,680	8,515	—	1998	1997-1998
Inpatient Rehabilitation Facilities	—	156,495	27,113	—	1998	1983-1991
Other Inpatient Facilities	—	32,569	6,011	—	1994-1998	1983-1989
Skilled Nursing Facilities	3,819	193,939	35,488	—	1993-2004	1950-1998

Total Real Estate	7,062	1,899,383	281,497	50,191
Corporate Property	10,379	10,379	2,860	—

Total Property	$17,441	$1,909,762	$284,357	$50,191

(1)	Depreciation is provided on land improvements over 15 years, buildings and improvements over 31.5 or 39.0 years, lease intangibles over average remaining life of leases in place upon acquisition, and personal property over 3.0 or 7.0 years.

(2)	Development at 12/31/04.

(3)	Includes land held for Baylor Heart Hospital.

(4)	Total assets at 12/31/04 have an estimated aggregate total cost of $1.7 billion for Federal Income Tax Purposes.

(5)	Includes assets held for sale at 12/31/04 of $74.9 million and accumulated depreciation of $13.6 million.

(6)	Reconciliation of Total Property and Accumulated Depreciation for the twelve months ended December 31, 2004, 2003, and 2002 follows. For the years ending December 31, 2003 and 2002, the Beginning and Ending Balances and the Real Estate additions during the period have been restated for the items discussed in Note 2 to the Consolidated Financial Statements.

	Year to Date Ending 12/31/04		Year to Date Ending 12/31/03(6) (Restated)		Year to Date Ending 12/31/02(6) (Restated)
	Total	Accumulated	Total	Accumulated	Total	Accumulated
	Property	Depreciation	Property	Depreciation	Property	Depreciation
Beginning Balance	$1,564,451	$232,552	$1,479,647	$192,231	$1,520,994	$159,987
Additions during the period:
Real Estate	353,125	54,706	87,975	42,202	36,624	40,237
Corporate Property	1,268	548	5,316	695	1,094	481
Construction in Progress	5,709	—	12,805	—	6,666	—
Retirements/dispositions:
Real Estate	(14,631)	(3,334)	(21,021)	(2,330)	(85,484)	(8,262)
Corporate Property	(160)	(115)	(271)	(246)	(247)	(212)

Ending Balance	$1,909,762	$284,357	$1,564,451	$232,552	$1,479,647	$192,231

S-2

Schedule IV — Mortgage Loans on Real Estate
As of December 31, 2004
(dollars in thousands)
(Unaudited)

			Periodic	Original
	Interest	Maturity	Payment	Face	Carrying	Balloon
Description	Rate	Date	Terms	Amount	Amount (1)	Payment

Skilled nursing facility located in Tennessee	10.09%	11/1/2013	(2)	$12,380	$12,846	$12,380	(3)
Assisted living facility located in Florida	9.79%	2/1/2009	(4)	6,300	5,862	5,376	(5)
Assisted living facility located in Florida	11.31%	1/1/2008	(4)	5,825	5,385	5,075	(5)
Assisted living facility located in California	9.54%	11/1/2005	(4)	5,300	4,831	4,736	(5)
Assisted living facility located in Arizona	11.70%	12/15/2006	(4)	4,805	4,583	4,452	(5)
Assisted living facility located in South Carolina	8.85%	10/7/2005	(4)	5,273	2,851	2,742	(5)
Assisted living facility located in Oregon	10.74%	2/13/2008	(4)	2,950	2,703	2,528	(6)
Physician clinic located in Florida	8.75%	9/1/2005	(2)	1,260	1,260	1,260	(7)

Total Mortgage Notes Receivable					$40,321

Notes:

(1)	Mortgages acquired in the Capstone merger generally include a purchase adjustment.

(2)	Interest only until maturity. Then principal is payable in full.

(3)	Prepayment penalty cannot be determined because future interest rate fluctuations are based on future Consumer Price Index .

(4)	Paid in monthly installments of principal and interest. Principal payable in full at maturity date. Amortized over 300 months.

(5)	Yield Maintenance Amount is defined generally as % of the Principal Amount Being Prepaid x [(Present Value of the principal and Interest payments remaining to maturity at a discount rate) - (Principal Amount outstanding at the time of prepayment)].

(6)	Prepayment may be made after 5 years with the following penalties: 5% during sixth year, 4% during seventh loan year, 3% in eighth loan year, 2% during the ninth lease year, and 1% during the tenth lease year. Prepayment may be made after the tenth lease year without prepayment premium.

(7)	May not be prepaid prior to the maturity date.

	Years Ended December 31,
	2004	2003	2002
Balance at beginning of period	$91,835	$102,792	$122,074
Additions during period:
New or acquired mortgages	1,260	28,952	3,978

	1,260	28,952	3,978

Deductions during period:
Scheduled principal payments	(562)	(743)	(1,032)
Mortgage repayments	(46,397)	(20,642)	(21,592)
Foreclosures and assignments	(6,242)	(18,524)	—
Amortization	427	—	(636)

	(52,774)	(39,909)	(23,260)

Balance at end of period	$40,321	$91,835	$102,792

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